Exhibit 10.17

ACQUISITION AGREEMENT
AND
PLAN OF MERGER
by and among
EVERBANK FINANCIAL CORP,
TITAN MERGER SUB, INC.,
TYGRIS COMMERCIAL FINANCE GROUP, INC.
and
AQUILINE CAPITAL PARTNERS LLC,
as Designated Monitor and solely for purposes of Sections 3.2, 3.7, 3.9, 3.13, Article
V, 8.6, 8.7, 9.1, 9.8, 10.2, Article XII, 13.1, 13.3, 13.6, 14.3, 14.4, Article XV, Article
XVI, Article XVII and Schedule V
Dated as of October 21, 2009

i

v

Page
ARTICLE XVI

ESCROW

Section 16.1 Deposit and Administration of Escrowed Assets
Section 16.2 Payment of Parent Indemnity Claims	114
Section 16.3 Payment of Protected Portfolio Losses	115
Section 16.4 Escrow Step-Down	116
Section 16.5 Extraordinary Transactions	116
Section 16.6 Release of Escrowed Assets	118
Section 16.7 Stockholder Matters	119
Section 16.8 Transfer Restrictions	119
Section 16.9 Tax Treatment of Escrowed Assets	120

ARTICLE XVII

MISCELLANEOUS

Section 17.1 Fees and Expenses	120
Section 17.2 Notices	120
Section 17.3 Consents and Approvals	122
Section 17.4 Entire Agreement; No Third-Party Beneficiaries	122
Section 17.5 Governing Law	122
Section 17.6 Assignment	122
Section 17.7 Specific Enforcement	122
Section 17.8 Consent to Jurisdiction	123
Section 17.9 Waiver of Jury Trial	123
Section 17.10 Severability	124
Section 17.11 Performance of Obligations	124
Section 17.12 Counterparts	124
Section 17.13 Amendment or Supplement	124
Section 17.14 Non-Recourse	124

Schedules
Schedule I – Accounting Methodologies
Schedule II – Business Line Modification Plan
Schedule III – Calculation of Portfolio Losses
Schedule IV – Warrant Holders
Schedule V – Designated Monitor Provisions

Exhibits
Exhibit A – Form of Escrow Agreement
Exhibit B – Form of Certificate of Incorporation of the Surviving Corporation

Page
Exhibit C – Form of Amended and Restated Certificate of Incorporation of Parent
Exhibit D – Form of Amended and Restated By-laws of Parent
Exhibit E – Form of Merger Consideration Schedule
Exhibit F – Form of Merger Consideration Allocation Schedule
Exhibit G – Form of Letter of Transmittal
Exhibit H – Form of Warrant Escrow Agreement
Exhibit I – Form of DM Escrow Agreement
Exhibit J – Form of Warrant Termination Agreement
Exhibit K – Form of Management Termination of Warrants Agreement
Exhibit L – Form of Step Down Share Purchase Right Agreement

ACQUISITION AGREEMENT AND PLAN OF MERGER
          This Acquisition Agreement and Plan of Merger, dated as of October 21, 2009 (this “Agreement”), is made by and among EverBank Financial Corp, a Florida corporation (“Parent”), Titan Merger Sub, Inc., a Delaware corporation and a direct wholly-owned Subsidiary of Parent (“Merger Sub”), Tygris Commercial Finance Group, Inc., a Delaware corporation (the “Company”), and the Designated Monitor (as defined below), solely in its capacity as Designated Monitor of the Company Stockholders (as defined below) and solely for purposes of Sections 3.2, 3.7, 3.9, 3.13, Article V, 8.6, 8.7, 9.1, 9.8, 10.2, Article XII, 13.1, 13.3, 13.6, 14.3, 14.4, Article XV, Article XVI, Article XVII and Schedule V.
RECITALS:
          WHEREAS, contemporaneously with the execution and delivery of this Agreement, Parent and the Company are entering into a stock purchase agreement, dated the date hereof (the “Stock Purchase Agreement”), pursuant to which the Company is purchasing (the “Initial Investment”) the number of shares of voting common stock, par value $0.01 per share, of Parent (“Parent Voting Common Stock”) described therein for an aggregate purchase price of sixty-five million dollars ($65,000,000) (the “Initial Investment Amount”), of which a portion thereof is being purchased on the date hereof for an aggregate purchase price of thirty million dollars ($30,000,000) and the remaining portion thereof is being purchased for an aggregate purchase price of thirty-five million dollars ($35,000,000), in accordance with the terms and subject to the conditions set forth in the Stock Purchase Agreement, on the Second Closing (as defined therein);
          WHEREAS, Parent desires to (i) acquire the Company, through the acquisition of 100% of the issued and outstanding shares of capital stock of the Company pursuant to the merger of Merger Sub with and into the Company (the “Merger”), with the Company continuing as the surviving corporation of the Merger (the “Surviving Corporation”) and (ii) immediately following the Merger, contribute all of the issued and outstanding shares of capital stock of the Surviving Corporation to EverBank, a federal savings bank and a direct wholly-owned subsidiary of Parent (“EverBank”), resulting in the Surviving Corporation becoming a direct wholly-owned Subsidiary of EverBank;
          WHEREAS, the respective Boards of Directors of each of Parent, Merger Sub and the Company have approved and declared advisable this Agreement and the Merger, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and the Florida Business Corporation Act (the “FBCA”), respectively;
          WHEREAS, the respective Boards of Directors of each of Parent and the Company have determined that it is advisable and in the best interests of their respective companies and stockholders to consummate the Merger provided for herein;

          WHEREAS, Parent, as the sole stockholder of Merger Sub, has adopted this Agreement and approved the transactions contemplated hereby, including the Merger;
          WHEREAS, Parent has received the requisite shareholder consent or vote to amend the Parent Certificate in the form attached hereto as Exhibit C;
          WHEREAS, the Board of Directors of Parent has adopted, subject to the occurrence of the Effective Time, the amended and restated by-laws of Parent in the form attached hereto as Exhibit D;
          WHEREAS, contemporaneously with the execution and delivery of this Agreement, certain of the holders (the “Company Voting Stockholders”) of outstanding shares of Company Voting Stock (as defined below) have delivered to the Company irrevocable written consents (the “Irrevocable Written Consents”) adopting this Agreement;
          WHEREAS, contemporaneously with the execution and delivery of this Agreement, Parent and the Company have executed the Second Amended and Restated Stockholders Agreement (the “Stockholders Agreement”);
          WHEREAS, contemporaneously with the execution and delivery of this Agreement, the Company Voting Stockholders have executed and delivered to the Company, with a copy to Parent, a stockholder waiver and release agreement (the “Stockholder Waiver and Release Agreement”) pursuant to which the Company Voting Stockholders have executed a release in favor of Parent, Merger Sub, the Company and the Surviving Corporation;
          WHEREAS, contemporaneously with the execution and delivery of this Agreement, (i) the Former Warrant Holders (as defined herein) of Company Warrants (as defined herein) have entered into a Warrant Termination Agreement in the form attached as Exhibit J (the “Warrant Termination Agreement”) with the Company and (ii) certain holders of Company Warrants have entered or will be requested to enter into an Agreement to Terminate Warrants in the form attached as Exhibit K (“Management Termination of Warrants Agreement”), pursuant to which all outstanding Company Warrants will be terminated and cancelled as of the Effective Time;
          WHEREAS, contemporaneously with the execution and delivery of this Agreement, the Former Warrant Holders and the Designated Monitor have entered into a Step Down Share Purchase Right Agreement in the form attached as Exhibit L (the “Step Down Share Purchase Right Agreement”).
          WHEREAS, for United States federal income tax purposes, the parties hereto intend that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations promulgated thereunder, and this Agreement is hereby adopted as a plan of reorganization for purposes of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder;

          WHEREAS, the Company Voting Stockholders have delivered to Parent and Merger Sub written commitments (the “Capital Commitments”) pursuant to which, in accordance with the terms and subject to the conditions set forth therein, such Company Voting Stockholders, have committed to fund, out of their existing capital commitments to the Company, their pro rata portion of any capital calls made by the Company pursuant to this Agreement; and
          WHEREAS, as a condition to the consummation of the transactions contemplated hereby, Parent and the Designated Monitor will enter into an escrow agreement, substantially in the form attached hereto as Exhibit A (the “Escrow Agreement”), with the independent escrow agent identified therein (the “Escrow Agent”), pursuant to which, among other things, at Closing, the Escrow Agent will hold a portion of the Merger Consideration (as defined below) and the Escrowed Cash (as defined below) to secure certain of Parent’s rights hereunder.
          NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Merger Sub, the Company and the Designated Monitor (solely for purposes of Sections 3.2, 3.7, 3.9, 3.13, Article V, 8.6, 8.7, 9.1, 9.8, 10.2, Article XII, 13.1, 13.3, 13.6, 14.3, 14.4, Article XV, Article XVI, Article XVII and Schedule V) hereby agree as follows:
ARTICLE I
DEFINITIONS; INTERPRETATION
               Section 1.1 Definitions. For purposes of this Agreement, the following terms shall have the following meanings:
          “Accounting Methodologies” means the accounting methodologies set forth in Schedule I.
          “Actions” means any actions, suits, claims, hearings, proceedings, arbitrations, mediations, audits, inquiries or investigations (whether civil, criminal, administrative or otherwise).
          “Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person.
          “Agreement” has the meaning ascribed to such term in the preamble.
          “Annual Escrow Distribution Date” has the meaning ascribed to such term in Section 16.3.
          “Annual Portfolio Loss Notice” has the meaning ascribed to such term in Section 14.3(a).

          “Annual Protection Period” has the meaning ascribed to such term in Schedule III.
          “Annual Verification Period” has the meaning ascribed to such term in Section 14.3(b).
          “Antitrust Laws” means the HSR Act, the Sherman Act, the Clayton Act, the Federal Trade Commission Act, Foreign Antitrust Laws, and any other United States federal or state or foreign Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.
          “Applicable Multiple” (i) in respect of any Assisted Acquisition, Other Cash Acquisition or Asset Sale Transaction shall equal zero and (ii) in respect of any issuance of Parent Equity Securities for cash shall equal a multiple determined using the formula , where:
     Q = The number of Parent Equity Securities (of the same class as the Parent Equity Securities actually issued in such transaction) that would be issuable based on a valuation equal to Parent’s Tangible Book Value immediately prior to such issuance of Parent Equity Securities (applying a multiple of one) and giving effect to the dilutive effect of all dilutive securities of Parent (applying the treasury stock method on the basis of a valuation equal to 1x Tangible Book Value in the case of employee stock options and other dilutive securities); and
     R = The actual number of Parent Equity Securities issued in such transaction.
     In the event of any issuance of Parent Equity Securities in connection with any merger, consolidation, share exchange or any similar transaction or in connection with any acquisition of assets by Parent or any of its Subsidiaries, the Applicable Multiple in respect of such transaction shall be computed in accordance with section 3.16.
     The Applicable Multiple shall equal no more than two (2) in respect of any issuance of Parent Equity Securities to any officer, director or current direct or indirect shareholder of Parent (each, an “Inside Purchaser”) (other than in connection with an exercise of pre-emptive rights by any Inside Purchaser in connection with an issuance of Parent Equity Securities to any Person other than an Inside Purchaser).
     “Arbitration Firm” has the meaning ascribed to such term in Section 3.2(b).
     “Asset Sale Transaction” mean any material sale (or series of related sales) of assets by Parent or any of its Subsidiaries not in the ordinary course of business.

          “Assisted Acquisition” means an acquisition by Parent or any of its Subsidiaries of assets and liabilities of another depository institution from the FDIC, as receiver.
          “Average Protected Portfolio Assets” means, for any Annual Protection Period, the sum of the Protected Portfolio Carrying Value of all Leases and Loans included in the Protected Portfolio on (i) the date that is six (6) months prior to the last day of such period and (ii) the last day of such period, divided by two (2).
          “BHCA” means the U.S. Bank Holding Company Act of 1956, as amended, and the regulations of the Board of Governors of the Federal Reserve System promulgated thereunder.
          “Basket” has the meaning ascribed to such term in Section 12.6(a).
          “Burden” has the meaning ascribed to such term in Section 15.1(e).
          “Business Day” means any day that is not a Saturday, Sunday or other day on which banking institutions are required or authorized by Law to be closed in Jacksonville, Florida or New York, New York.
          “Business Line Modification Plan” means the interim operating plan of the Company providing, among other things, for the winding down and closing of certain businesses of the Company and the going forward operation of certain other businesses of the Company, as set forth on Schedule II, as the same may be modified or amended from time to time as contemplated by Section 9.7.
          “Business Line Modifications” means the actions to be taken by the Company pursuant to the Business Line Modification Plan.
          “Cap” has the meaning ascribed to such term in Section 12.6(a).
          “Capital Commitments” has the meaning ascribed to such term in the recitals.
          “Capital Lease Obligations” means, as to any Person, the obligations of such Person under a lease of (or other agreement conveying the right to use) real and/or personal property which obligations are required to be classified and accounted for as a capital lease and capitalized on the books of such Person in accordance with GAAP.
          “Capital Raise Transaction” means any (i) issuance by Parent of Parent Equity Securities, including in any private placement or other sale or issuance or any merger, consolidation, share exchange or other similar transaction, in consideration for any cash, assets, property, or other contributed capital of any kind (ii) any Assisted Acquisition, (iii) any Other Cash Acquisition or (iv) any Asset Sale Transaction.
          “Carrying Value” has the meaning ascribed to such term in Schedule III.

          “Certificate of Merger” has the meaning ascribed to such term in Section 2.3.
          “Certificates” has the meaning ascribed to such term in Section 3.9(a).
          “Claim Period” has the meaning ascribed to such term in Section 16.2(b).
          “Clayton Act” means the Clayton Act of 1914, as amended.
          “Closing” has the meaning ascribed to such term in Section 2.2.
          “Closing Certificates” has the meaning ascribed to such term in Section 12.1.
          “Closing Date” means the date on which the Closing occurs.
          “Closing Tangible Book Value” has the meaning ascribed to such term in Section 3.2(a).
          “Code” has the meaning ascribed to such term in the recitals.
          “Company” has the meaning ascribed to such term in the preamble.
          “Company Audited Financial Statements” has the meaning ascribed to such term in Section 4.5.
          “Company Benefit Plans” has the meaning ascribed to such term in Section 4.12(a).
          “Company By-laws” has the meaning ascribed to such term in Section 4.1.
          “Company Certificate” has the meaning ascribed to such term in Section 4.1.
          “Company Closing Balance Sheet” means an audited consolidated balance sheet of the Company and its Subsidiaries as of the Closing Date prepared in accordance with GAAP in the same manner GAAP was used in the preparation of the Company’s December 31, 2008 audited balance sheet and December 31, 2009 audited balance sheet (to the extent available) as if such Company Closing Balance Sheet was prepared and audited as of a fiscal year end, and audited by Deloitte & Touche LLP.
          “Company Common Stock” has the meaning ascribed to such term in Section 4.3.
          “Company Compensation Committee” means the compensation committee of the Company.

          “Company Disclosure Schedule” means the disclosure schedules, dated as of the date hereof, as delivered by the Company to Parent simultaneously with the execution and delivery of this Agreement.
          “Company Employees” means those individuals who are employed by the Company and its Subsidiaries (i) as of the Closing Date or (ii) to the extent in accordance with Section 7.1(b), between the date hereof and the Closing Date.
          “Company Employment Agreements” has the meaning ascribed to such term in Section 4.12(a).
          “Company ERISA Affiliate” means any trade or business, whether or not incorporated, that together with the Company would be deemed a “single employer” within the meaning of Section 4001(b) of ERISA.
          “Company Financial Statements” has the meaning ascribed to such term in Section 4.5.
          “Company Fundamental Representations” has the meaning ascribed to such term in Section 12.1.
          “Company Indemnified Parties” has the meaning ascribed to such term in Section 12.3.
          “Company Intellectual Property” means all Intellectual Property owned by the Company or any of its Subsidiaries.
          “Company Interim Financial Statements” has the meaning ascribed to such term in Section 4.5.
          “Company Leased Real Property” has the meaning ascribed to such term in Section 4.15(a).
          “Company Material Adverse Effect” means any change, event, occurrence or development that, individually or in the aggregate, is or would be reasonably likely to have a material adverse effect on the business, assets, financial condition, Liabilities or results of operations of the Company and its Subsidiaries, taken as a whole, excluding any such change, event, occurrence or development resulting from or arising in connection with (i) changes in conditions generally affecting the United States economy as a whole, or the domestic or international financial markets, (ii) changes in Law or GAAP, (iii) changes in the commercial small-ticket leasing and middle market equipment finance industry in the United States generally, (iv) any outbreak or escalation of hostilities or war or any act of terrorism, (v) any change resulting from or arising out of hurricanes, earthquakes, floods or other natural disasters; (vi) any failure to meet financial projections, forecasts, estimates or budgets, or (vii) the announcement of the execution of this Agreement or the transactions contemplated hereby or actions by Parent, Merger Sub or the Company required to be taken pursuant to this Agreement; provided, that with respect to clauses (i), (iii) and (iv), such change, event, occurrence or development does not disproportionately affect the Company and its Subsidiaries, taken as a whole, as compared to other participants of similar size in the commercial small-ticket leasing and middle market equipment finance industry in the United States generally.
          “Company Material Contract” has the meaning ascribed to such term in Section 4.9(a).
          “Company Options” means the stock options granted under the Company Stock Plan.
          “Company Preferred Stock” has the meaning ascribed to such term in Section 4.3(a).
          “Company Real Property Leases” means the real property leases, subleases, licenses or other agreements, including all amendments, extensions, renewals, guaranties or other agreements with respect thereto, pursuant to which the Company or any of its Subsidiaries is a party.
          “Company RSUs” means the restricted stock units granted under the Company Stock Plan.
          “Company SARs” means the stock appreciation rights granted under the Company Stock Plan.
          “Company Stock Plan” means the Titan Commercial Finance Group, Inc. 2008 Long-Term Incentive Plan.
          “Company Stockholders” means all of the holders of outstanding shares of Company Common Stock.
          “Company Title IV Plan” has the meaning ascribed to such term in Section 4.12(a).
          “Company Voting Stock” has the meaning ascribed to such term in Section 4.3(a).
          “Company Voting Stockholders” has the meaning ascribed to such term in the recitals.
          “Company Warrants” means the warrants to purchase shares of Company Common Stock issued by the Company to each of the parties listed on Schedule IV hereto on May 9, 2008.
          “Confidentiality Agreement” has the meaning ascribed to such term in Section 9.4(a).

          “Contract” means any loan or credit agreement, bond, debenture, note, mortgage, indenture, lease, supply agreement, license agreement, development agreement or other contract, agreement, arrangement, obligation, commitment or instrument, in each case, whether written or oral, and including all amendments and modifications thereto.
          “Contributed Capital” in respect of (i) any issuance of Parent Equity Securities, shall equal the amount of cash or book value (net of assumed liabilities) of assets or property, as applicable, contributed to Parent in respect of such Capital Stock in consideration of the issuance thereof (or the Tangible Book Value of any Person acquired by Parent in any merger, consolidation, share exchange or similar transaction in which Parent issues shares of Capital Stock as consideration), and (ii) any Assisted Acquisition, Other Cash Acquisition or Asset Sale Transaction, the amount by which (x) Parent’s Tangible Book Value immediately following such Assisted Acquisition, Other Cash Acquisition or Asset Sale Transaction and after giving effect thereto exceeds (y) Parent’s Tangible Book Value immediately prior to such Assisted Acquisition, Other Cash Acquisition or Asset Sale Transaction. Contributed Capital will be computed after taking into account all purchase accounting adjustments and is intended to reflect the increase in Tangible Book Value of Parent resulting from such Capital Raise Transaction.
          “Control” (including the terms “Controlled by” and “under common Control with”) means, with respect to the relationship between or among two (2) or more Persons, the possession, directly or indirectly or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by Contract, credit arrangement or otherwise.
          “Covered Indemnified Party” has the meaning ascribed to such term in Section 12.4.
          “Covered Persons” has the meaning ascribed to such term in Section 9.5(a).
          “D&O Covered Persons” has the meaning ascribed to such term in Section 9.5(b).
          “DGCL” has the meaning ascribed to such term in the recitals.
          “Derivative Transaction” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

          “Designated Monitor” means the Designated Monitor set forth in Schedule V.
          “Designated Monitor Fundamental Representations” has the meaning ascribed to such term in Section 12.1.
          “Dispute” has the meaning ascribed to such term in Section 16.2(b).
          “Dissenting Shares” means shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and that are held by holders (a) who have not voted in favor of or consented to the Merger and (b) demanded their rights to be paid the fair value of such shares of Company Common Stock in accordance with Section 262 of the DGCL.
          “Dissenting Stockholder” has the meaning ascribed to such term in Section 3.15.
          “Distributions” has the meaning ascribed to such term in Section 16.7(a).
          “Distribution Assets” has the meaning ascribed to such term in Section 16.7(a).
          “DM Escrow Agreement” has the meaning ascribed to such term in Section 15.1(d).
          “DM Release” has the meaning ascribed to such term in Section 15.2.
          “Effective Time” has the meaning ascribed to such term in Section 2.3.
          “Environmental Laws” means all Laws relating to pollution or protection of human health, the environment or natural resources, including Laws relating to Releases or threatened Releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, transport or handling of Hazardous Materials and all Laws and regulations with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Materials.
          “Equipment” means all equipment, inventory and other property or assets, including software, being leased pursuant to a Lease Agreement.
          “ERISA” has the meaning ascribed to such term in Section 4.12(a).
          “Escrow Account” shall mean the account to be created pursuant to the Escrow Agreement.
          “Escrow Agent” has the meaning ascribed to such term in the recitals.
          “Escrow Agreement” has the meaning ascribed to such term in the recitals.

          “Escrow Claims” has the meaning ascribed to such term in Section 16.6(a).
          “Escrow Dispute Notice” has the meaning ascribed to such term in Section 16.2(b).
          “Escrow Value” means the value of the Escrowed Assets, comprised of (i) the dollar value of Escrowed Cash, (ii) the Share Value of Escrowed Shares, (iii) with respect to any Escrowed Assets replacing other Escrowed Assets, the dollar value, Share Value or Fair Market Value, as applicable, of the Escrowed Assets being replaced and (iv) with respect to all other Escrowed Assets, the Fair Market Value thereof.
          “Escrowed Assets” means the Escrowed Cash, the Escrowed Shares and any other assets as may from time to time be deposited with the Escrow Agent in accordance with this Agreement and the Escrow Agreement, including any dividends or distributions on the Escrowed Shares.
          “Escrowed Cash” has the meaning ascribed to such term in Section 3.8(a).
          “Escrowed Shares” has the meaning ascribed to such term in Section 3.8(b).
          “Estimated Tangible Book Value” means (i) with respect to the Company, its estimated Tangible Book Value as of the most recent month-end that is no more than 45 days prior to the date of delivery by the Company to Parent of its Statement of Estimated Tangible Book Value as adjusted to reflect (x) any dividends reasonably expected by the Company to be paid to the Company Stockholders prior to the Effective Time pursuant to Section 7.2 and (y) any capital call reasonably expected by the Company to be funded by the Company Stockholders prior to the Effective Time pursuant to Section 7.3 and (ii) with respect to Parent, its estimated Tangible Book Value as of the most recent month-end that is no more than 45 days prior to the date of delivery by Parent to the Company of its Statement of Estimated Tangible Book Value in accordance with Section 3.1(c). The Estimated Tangible Book Value of the Company and of Parent shall be prepared in accordance with the Accounting Methodologies and in accordance with GAAP in the same manner GAAP was used in the preparation of the Company’s and Parent’s December 31, 2008 audited balance sheet and December 31, 2009 audited balance sheet (to the extent available).
          “EverBank” has the meaning ascribed to such term in the recitals.
          “Exchange Act” means the Securities Exchange Act of 1934, as amended.
          “Exchange Ratio” means means the ratio of one (1) share of Company Common Stock to X shares of Parent Common Stock, as determined pursuant to the following formula:
          , where:

, where:
     A = (i) the aggregate number of shares of Parent Common Stock, on a fully diluted basis assuming conversion in full of all outstanding shares of Parent Preferred Stock, and accounting for shares of Parent Common Stock issuable upon the exercise of any dilutive securities (including any employee stock options) using the treasury stock method assuming a valuation of two (2) times Parent Tangible Book Value, immediately prior to the Effective Time, MINUS
     (ii) the aggregate number of Initial Investment Shares;
     T = the Company’s Tangible Book Value immediately prior to the Effective Time (and after giving effect to the distribution of the Initial Investment Shares to Company Stockholders pursuant to Section 7.2 and the funding of the Escrowed Cash pursuant to Section 3.8);
     E = Parent’s Tangible Book Value immediately prior to the Effective Time (without giving effect to any payments to be made or liabilities to be assumed by Parent in respect of the Business Line Modifications pursuant to Section 9.7 or the Covered Expenses pursuant to Section 17.1);
     I = the Initial Investment Amount;
     B = shall initially equal two (2) as of the date of this Agreement. Thereafter, upon the consummation of any Capital Raise Transaction, variable “B” will be adjusted such that, after giving effect to such Capital Raise Transaction, it equals , where:
     Eb = Parent’s Tangible Book Value immediately prior to the consummation of such Capital Raise Transaction, MINUS the Initial Investment Amount;
     Bb = variable “B” as in effect immediately prior to the consummation of such Capital Raise Transaction;
     N = the Contributed Capital in respect of such Capital Raise Transaction; and

     M = the Applicable Multiple in respect of such Capital Raise Transaction.
     In the event of any merger, consolidation, share exchange or any similar transaction or any other acquisition of assets by Parent or any of its Subsidiaries for consideration consisting of a mix of Parent Equity Securities and cash or other assets, such transaction shall be deemed for purposes of computing variable “B” to consist of two separate transactions consisting of (x) an acquisition, in consideration of Parent Equity Securities with a value equal to the Tangible Book Value associated with (if Parent Common Stock) or value of such Parent Equity Securities, of a pro rata portion of the net assets acquired by Parent and its Subsidiaries in such transaction in the same proportion as the amount of Parent’s Tangible Book Value (if Parent Common Stock) or value so attributed to such Parent Equity Securities bears to the amount of cash or other assets paid by Parent and its Subsidiaries in such transaction and (y) an acquisition, in consideration of cash or other assets paid by Parent, of a pro rata portion of the net assets acquired by Parent and its Subsidiaries in such transaction in the same proportion as the amount of cash or other assets paid by Parent in such transaction bears to the amount of Parent’s Tangible Book Value (if Parent Common Stock) or value so attributed to such Parent Equity Securities and (iii) in the event of any capital raise transaction not specifically described herein or the application of the foregoing provisions to which is uncertain the parties shall work in good faith to determine an Applicable Multiple in respect of such transaction in a manner consistent with the intent of the parties (provided that if the parties cannot so agree in good faith the Applicable Multiple will be determined by the Investment Banking Firm in accordance with Section 3.16(e), (f) and (g)).
     Z = the number of shares of Company Common Stock outstanding immediately prior to the Effective Time.
          “Fair Market Value” means as of any date of determination (i) as to securities that are then listed on a national securities exchange, a price per security equal to the closing sales price per security on the national securities exchange on which such securities are principally traded for the last preceding date on which there was a sale of securities on such exchange, or (ii) as to securities that are then traded in an over-the-counter market, a price per security equal to the average of the closing bid and asked prices per security in such over-the-counter market for the last preceding date on which there was a sale of securities in such market, or (iii) as to securities that are not then listed on a national securities exchange or traded in an over-the-counter market, and as to any other asset, the fair market value thereof as reasonably determined by Parent and the Designated Monitor in good faith on the basis of such information as they consider appropriate; provided, however, that if Parent and the Designated Monitor are unable to agree to the determination of fair market value, then Parent and the Designated Monitor shall appoint a nationally recognized independent appraisal firm to determine the fair market value.
          “FBCA” has the meaning ascribed to such term in the recitals
          “FDIC” has the meaning ascribed to such term in Section 6.1(c).
          “Final Tangible Book Value” has the meaning ascribed to such term in Section 3.2(b).
          “FMV of a Company Share” has the meaning ascribed to such term in Section 3.5(a).
          “Foreign Antitrust Laws” means the applicable requirements of antitrust competition or other similar Laws, rules, regulations and judicial doctrines of jurisdictions other than the United States and the European Union or of investment Laws relating to foreign ownership.
          “Former Warrant Holders” means TPG Partners VI, L.P., TPG Tortoise AIV, L.P., New Mountain Partners III, L.P., Aquiline Financial Services Fund L.P., Aquiline Financial Services Fund (Offshore) L.P., Diamond Castle Partners IV, L.P., Diamond Castle Partners IV-A, L.P. and Deal Leaders Funds, L.P.
          “Funding I Indenture” means the Third Amended and Restated Indenture, dated as of May 28, 2008, among USXL Funding I, LLC, as issuer, Tygris Vendor Finance, Inc. (formerly known as US Express Leasing, Inc.), as servicer, Lyon Financial Services, Inc. (d/b/a U.S. Bank Portfolio Services), as back-up servicer, U.S. Bank National Association, as indenture trustee, and U.S. Bank National Association, as custodian, as amended, restated, modified or supplemented as of the date hereof.
          “Funding II Indenture” means the Indenture, dated as of November 1, 2006, among USXL Funding II, LLC, as issuer, Tygris Vendor Finance, Inc. (formerly known as US Express Leasing, Inc.), as servicer, Lyon Financial Services, Inc. (d/b/a U.S. Bank Portfolio Services), as back-up servicer, U.S. Bank National Association, as indenture trustee, and U.S. Bank National Association, as custodian, as amended, restated, modified or supplemented as of the date hereof.
          “GAAP” means the generally accepted accounting principles in the United States.

          “Governmental Entity” means any federal, state, local or foreign government, any court, administrative, regulatory or other governmental agency, commission or authority or any organized securities exchange, including the OTS and any other banking or financial services regulatory authority.
          “Governmental Filing” means any filing or registration with, notification to, or authorization, consent or approval of any Governmental Entity.
          “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
          “Hazardous Materials” means any substance, material, pollutant or waste which is regulated by Environmental Laws because of its hazardous or deleterious qualities, including any material, substance or waste which is defined as a “hazardous waste,” “hazardous substance,” “hazardous material,” “extremely hazardous waste,” “dangerous substance,” “explosive,” “contaminant,” “pollutant,” “toxic substances and/or waste,” “inhalation hazard,” “industrial residues” or by words of similar meaning under any provision of Environmental Law, and including but not limited to petroleum, petroleum products, asbestos, asbestos-containing material, urea formaldehyde, polychlorinated biphenyls (PCBs), toxic mold and carcinogen or suspected carcinogens.
          “HOLA” has the meaning ascribed to such term in Section 4.4(d).
          “Indebtedness” means, with respect to any Person, without duplication, all obligations in respect of (i) borrowed money, (whether or not for cash and by any means) (ii) indebtedness evidenced by bonds, notes, debentures or similar instruments, (iii) Capital Lease Obligations (for the avoidance of doubt, in the case of the Company and its Subsidiaries, not including any Lease Agreement or Loan Agreement), (iv) such Persons that are secured by any Lien on property owned or acquired by such Persons, whether or not the obligations secured thereby have been assumed, (v) the deferred purchase price of assets, services or securities (other than ordinary course trade accounts payable not overdue for more than thirty (30) days), (vi) conditional sale, title, retention or similar arrangements, (vii) all letters of credit issued for the account of such Person, (viii) reimbursement obligations, whether contingent or matured, with respect to bankers’ acceptances, surety bonds, other financial guarantees and interest rate protection agreements (without duplication of other indebtedness supported or guaranteed thereby), (ix) the net Liabilities under any hedging transaction (x) interest, premium, penalties and other amounts owing in respect of the items described in the foregoing clauses (i) through (ix), and (xi) the guaranty of the Indebtedness of any other Person.
          “Indemnifying Party” has the meaning ascribed to such term in Section 12.4.
          “Initial Investment” has the meaning ascribed to such term in the recitals.
          “Initial Investment Amount” has the meaning ascribed to such term in the recitals.

          “Initial Investment Shares” means the shares of Parent Voting Common Stock purchased by the Company pursuant to the Initial Investment.
          “Initial Public Offering” means the completion of an underwritten public offering of shares of Parent Common Stock pursuant to an effective registration statement filed pursuant to the Securities Act, in connection with which the Parent Common Stock is listed for trading on the New York Stock Exchange, the NASDAQ Stock Market or other national securities exchange.
          “Intellectual Property” means, in any and all jurisdictions worldwide, all (i) patents, utility models, inventions and discoveries, statutory invention registrations, mask works, invention disclosures, and industrial designs, community designs and other designs, (ii) Trademarks, (iii) works of authorship (including software) and copyrights, and moral rights therein and thereto, (iv) trade secrets, (v) registrations, applications, renewals, continuations, continuations-in-part, substitutions and extensions for any of the foregoing in (i)-(iv), and (vi) any and all other intellectual property rights.
          “Investment Banking Firm” has the meaning ascribed to such term in Section 3.16.
          “Irrevocable Written Consents” has the meaning ascribed to such term in the recitals.
          “IRS” means the Internal Revenue Service.
          “Joint Escrow Notice” has the meaning ascribed to such term in Section 16.1(d).
          “Knowledge” means, as to a particular matter, the actual knowledge, after reasonable inquiry, (i) with respect to the Company, of Frederick Wolfert, Laird Boulden, Tim Eichenlaub, Douglas Hollowell, Steven Kluger, Sara McAuley, Jim McGrane, Martin McGrath, Jeff Hilzinger, Steve O’Conner, Joanne Harmon, Bob Wille and Denis Stypulkoski and (ii) with respect to Parent and Merger Sub, of Robert M. Clements, Blake Wilson, Gary Meeks, John Surface and Thomas A. Hajda.
          “Law” means any statute, law, ordinance, rule, regulation or code (federal, state, regional, local, municipal or foreign) issued, promulgated, entered or authorized into by or with any Governmental Entity.
          “Lease” means a lease subject to a Lease Agreement.
          “Lease Agreement” has the meaning ascribed to such term in Section 4.19(a).
          “Lease Documents” means a Lease Agreement, together with any amendments or other instruments, agreements and documents executed and/or delivered in connection therewith.

          “Letter of Transmittal” has the meaning ascribed to such term in Section 3.9(a).
          “Liability” means any loss, liability, Indebtedness, obligation, deficiency, interest, Tax, penalty, fine, demand, judgment, Action, damages cost or expense of any kind or nature whatsoever, whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether fixed or unliquidated, and whether due or to become due.
          “Liens” means any mortgage, pledge, hypothecation, assignment, mandatory deposit arrangement, encumbrance, security interest, charge, lien (statutory or other), preference, priority or other collateral agency agreement of any kind or nature whatsoever which has the substantial effect of constituting a security interest, including, without limitation, (i) any conditional sale or other title retention agreement, (ii) with respect to securities, any purchase option, call or similar right of a third party with respect to such securities, and (iii) the filing of any financing statement or similar instrument under the UCC or comparable law of any jurisdiction, domestic or foreign.
          “Loan” means a loan subject to a Loan Agreement.
          “Loan Agreement” has the meaning ascribed to such term in Section 4.19(a).
          “Loan Documents” means with respect to any Loan Agreement, each amendment and each other instruments, agreements or other documents executed and/or delivered in connection therewith.
          “Losses” has the meaning ascribed to such term in Section 12.2.
          “LT Documents” has the meaning ascribed to such term in Section 3.9(b).
          “Management Termination of Warrants Agreement” has the meaning ascribed to such term in the recitals.
          “MarCap Escrow Agreement” means the Escrow Agreement, dated as of June 16, 2008, by and among MarCap LLC, the Company and JPMorgan Chase Bank, National Association.
          “MarCap Property Taxes” means any personal property Taxes in respect of Equipment acquired by the Company or any of its Subsidiaries pursuant to the Asset Purchase Agreement, dated as of May 8, 2008, by and among MarCap LLC, the Company and Tygris Asset Finance Inc.
          “MarCap Property Taxes Claim” means claims relating to any Losses incurred by the Company, the Surviving Corporation or any of their respective Subsidiaries or Affiliates with respect to MarCap Property Taxes.

          “Market Value” has the meaning ascribed to such term in Section 3.16.
          “Material Company Intellectual Property” means Company Intellectual Property that is material to the business of the Company or any of its Subsidiaries.
          “Merger” has the meaning ascribed to such term in the recitals.
          “Merger Consideration” has the meaning ascribed to such term in Section 3.1(a).
          “Merger Consideration Allocation Schedule” has the meaning ascribed to such term in Section 3.13(c).
          “Merger Consideration Schedule” has the meaning ascribed to such term in Section 3.13(a).
          “Merger Consideration Dispute Notice” has the meaning ascribed to such term in Section 3.13(a).
          “Merger Sub” has the meaning ascribed to such term in the preamble.
          “Merger Sub By-laws” has the meaning ascribed to such term in Section 6.1(a).
          “Merger Sub Certificate” has the meaning ascribed to such term in Section 6.1(a).
          “Merger Sub Common Stock” has the meaning ascribed to such term in Section 6.3(a).
          “Non-Consenting Stockholders” has the meaning ascribed to such term in Section 7.9.
          “No Recoverable Loss Notice” has the meaning ascribed to such term in Section 14.3(a).
          “Notice of Objection” has the meaning ascribed to such term in Section 14.3(b).
          “OTS” means the Office of Thrift Supervision and any successor thereto.
          “Obligor” means any lessee party, borrower, pledgor, guarantor, surety or other party obligated to pay or perform any obligations under or in respect of a Lease Agreement or Loan Agreement or the Equipment covered by a Lease Agreement (excluding the lessor party thereunder, but otherwise including any guarantor of a Lease Agreement or any vendor, manufacturer or similar party under a remarketing agreement, residual guaranty or similar agreement).

          “Order” means any order, writ, injunction, decree, judgment, ruling, arbitration award or stipulation issued, promulgated or entered into by or with any Governmental Entity.
          “Ordinary Course” or “Ordinary Course of Business” means the ordinary and usual course of day-to-day operations of the Company and its Subsidiaries consistent with past practice since January 1, 2009; it being understood that work-outs with respect to Lease Agreements and Loan Agreements are in the ordinary course of the Company’s and its Subsidiaries’ businesses.
          “Other Cash Acquisition” means any acquisition (other than an Assisted Acquisition) by Parent or any of its Subsidiaries in which Parent or any such Subsidiary pays cash as consideration as a result of which Parent’s Tangible Book Value immediately following and after giving effect to such acquisition is greater than Parent’s Tangible Book Value immediately prior to such acquisition.
          “PBGC” has the meaning ascribed to such term in Section 4.12(d).
          “Parent” has the meaning ascribed to such term in the preamble.
          “Parent Audited Financial Statements” has the meaning ascribed to such term in Section 6.5.
          “Parent Benefit Plans” has the meaning ascribed to such term in Section 6.20(a).
          “Parent By-laws” has the meaning ascribed to such term in Section 6.1(a).
          “Parent Capital Stock” means, together, the issued and outstanding shares of Parent Common Stock and Parent Preferred Stock.
          “Parent Certificate” has the meaning ascribed to such term in Section 6.1(a).
          “Parent Claim Amount” has the meaning ascribed to such term in Section 16.1(c).
          “Parent Claim Basis” has the meaning ascribed to such term in Section 16.1(c).
          “Parent Claim Notice” has the meaning ascribed to such term in Section 16.1(c).
          “Parent Claim Notice Date” has the meaning ascribed to such term in Section 16.1(c).
          “Parent Closing Balance Sheet” means an unaudited consolidated balance sheet of Parent and its Subsidiaries as of the Closing Date prepared in accordance with

GAAP in the same manner GAAP was used in the preparation of Parent’s December 31, 2008 audited balance sheet and December 31, 2009 audited balance sheet (to the extent available) as if such Parent Closing Balance Sheet were prepared and audited as of a fiscal year end, and audited by Deloitte & Touche LLP.
          “Parent Common Stock” means Parent Voting Common Stock and Parent Non-Voting Common Stock.
          “Parent Disclosure Schedule” means the disclosure schedules, dated as of the date hereof, as delivered by Parent to the Company simultaneously with the execution and delivery of this Agreement.
          “Parent Employment Agreements” has the meaning ascribed to such term in Section 6.20(a).
          “Parent Equity Securities” means Parent Common Stock, Parent Preferred Stock or any other equity security of Parent, or any warrant, option, right or any other security or instrument exercisable, convertible or exchangeable for or into, directly or indirectly, Parent Common Stock, Parent Preferred Stock or any other equity security of Parent.
          “Parent ERISA Affiliate” means any trade or business, whether or not incorporated, that together with Parent would be deemed a “single employer” within the meaning of Section 4001(b) of ERISA.
          “Parent Financial Statements” has the meaning ascribed to such term in Section 6.5.
          “Parent Fundamental Representations” has the meaning ascribed to such term in Section 12.1.
          “Parent Indemnified Parties” has the meaning ascribed to such term in Section 12.2.
          “Parent Indemnity Claim” has the meaning ascribed to such term in Section 16.1(c).
          “Parent Interim Financial Statements” has the meaning ascribed to such term in Section 6.5.
          “Parent Material Adverse Effect” means any change, event, occurrence or development that, individually or in the aggregate, is or would be reasonably likely to have a material adverse effect on the business, assets, financial condition, Liabilities or results of operations of Parent and its Subsidiaries, taken as a whole, excluding any such change, event, occurrence or development resulting from or arising in connection with (i) changes in conditions generally affecting the United States economy as a whole, or the domestic or international financial markets, (ii) changes in Law or GAAP, (iii) changes in the banking or mortgage services industries generally, (iv) any outbreak or escalation of hostilities or war or any act of terrorism, (v) any change resulting from or arising out of hurricanes, earthquakes, floods or other natural disasters; (vi) any failure to meet financial projections, forecasts, estimates or budgets, or (vii) the announcement of the execution of this Agreement or the transactions contemplated hereby or actions by Parent, Merger Sub or the Company required to be taken pursuant to this Agreement; provided, that with respect to clauses (i), (iii) and (iv), such change, event, occurrence or development does not disproportionately affect Parent and its Subsidiaries, taken as a whole, as compared to other participants of similar size in the banking or mortgage services industries generally.
          “Parent Material Contract” has the meaning ascribed to such term in Section 6.9(a).
          “Parent Non-Voting Common Stock” means the non-voting common stock of Parent, par value $0.01 per share, to be authorized in the amendment to the Parent Certificate contemplated in Section 8.5.
          “Parent Preferred Stock” has the meaning ascribed to such term in Section 6.3(b).
          “Parent Series A Preferred Stock” has the meaning ascribed to such term in Section 6.3(b).
          “Parent Series B Preferred Stock” has the meaning ascribed to such term in Section 6.3(b).
          “Parent Title IV Plan” has the meaning ascribed to such term in Section 6.20(a).
          “Parent Voting Common Stock” has the meaning ascribed to such term in the recitals.
          “Parent Voting Stock” means the Parent Voting Common Stock and the Parent Preferred Stock.
          “PayNet Agreement” has the meaning ascribed to such term in Section 9.1(d).
          “Permit” means all approvals, authorizations, certificates, filings, franchises, licenses, notices and permits issued by any Governmental Entity.
          “Permitted Liens” means (i) Liens for Taxes, assessments and governmental charges or levies not yet due and payable or due but not delinquent or, being contested in good faith by appropriate proceedings and for which adequate reserves are maintained on the financial records of the Company and its Subsidiaries; (ii) Liens imposed by Law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s liens and other similar Liens arising in the ordinary course of business; (iii)

ordinary course pledges or deposits to secure obligations under workers’ compensation Laws or similar legislation or to secure public or statutory obligations; (iv) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business consistent with past practice that, individually or in the aggregate, are not material in amount; (v) with respect to real estate, survey exceptions, easements minor defects or irregularities in title and other such encumbrances on title to real property, provided, that such matters, individually or in the aggregate, do not materially impair the current use, utility or value of the underlying real property; (vi) with regard to Intellectual Property, gaps in the chain of title or other Liens that are readily apparent from the records of the applicable intellectual property registries, including the United States Patent and Trademark Office and the United States Copyright Office; (vii) all applicable zoning, entitlement, conservation restrictions and other land use and environmental regulations imposed (in each case) by a Governmental Entity, which do not materially impair the current use of the underlying asset; and (viii) Liens securing the obligations of the Company or any of its Subsidiaries under secured Indebtedness of the Company or any of its Subsidiaries, (ix) Liens reflected or reserved against or otherwise disclosed in the most recent balance sheet, and (x) as to any lease affecting Company Leased Real Property, any Liens affecting solely the interest of the landlord thereunder and not the interest of the tenant thereunder, which do not materially impair the value entity, or use of such Real Property Lease.
          “Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.
          “Portfolio Loss Protection Period” has the meaning ascribed to such term in Section 14.1.
          “Portfolio Losses” means all Losses arising out of the Protected Portfolio.
          “Post-Indemnity MarCap Recovery” has the meaning ascribed to such term in Section 8.6.
          “Post-Closing Period” means a taxable period, excluding a Straddle Period that, to the extent it relates to the Company or any of its Subsidiaries, begins after the Closing Date.
          “Pre-Closing Period” means a taxable period, excluding a Straddle Period, that, to the extent such period relates to the Company or any of its Subsidiaries, ends on or before the Closing Date.
          “Protected Annual Portfolio Losses” has the meaning ascribed to such term in Schedule III.
          “Protected Portfolio” means, as reflected on the Company Closing Balance Sheet, all (i) Leases and Loans, in each case, the receivables for which are reflected as “Equipment Lease and Loan Receivables” and (ii) “Equipment under Operating Leases.”

          “Protected Portfolio Carrying Value” means the Carrying Value of the Leases and Loans in the Protected Portfolio as of the relevant date.
          “Protected Portfolio Protected Value” means the Protected Value (as defined in Schedule III) of the Leases and Loans in the Protected Portfolio as of the relevant date.
          “Refunds” has the meaning ascribed to such term in Section 13.6(e).
          “Registration Rights Agreement” means the registration rights agreement dated as of the date hereof, by and between Parent and the Company.
          “Related Party Transaction” has the meaning ascribed to such term in Section 4.17(a).
          “Release” means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including, without limitation, ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property.
          “Release Date” has the meaning ascribed to such term in Section 16.1.
          “Replacement Escrowed Assets” has the meaning ascribed to such term in Section 16.5(b).
          “Representatives” means, with respect to any Person, such Person’s directors, officers, managers, or employees or any investment banker, financial advisor, attorney, accountant or other advisor, agent or representative.
          “Reserve” has the meaning ascribed to such term in Section 16.2(a).
          “Restraints” has the meaning ascribed to such term in Section 10.1(c).
          “Rollover Annual Portfolio Gain” has the meaning ascribed to such term in Schedule III.
          “Scheduled Payments” means the monthly or periodic rental payments or installments of principal and interest under the terms of the applicable Lease Agreement or Loan Agreement.
          “Securities Act” means the Securities Act of 1933, as amended.
          “Share Value” means a per-share amount equal to (i) variable T as computed pursuant to the definition of “Exchange Ratio”, representing the Company’s Tangible Book Value immediately prior to the Effective Time divided by (ii) variable Y as computed pursuant to the definition of “Exchange Ratio”, representing the aggregate number of shares of Parent Common Stock included in the Merger Consideration.

          “Sherman Act” means the Sherman Antitrust Act of 1890, as amended.
          “Standard Forms” has the meaning ascribed to such term in Section 4.19(e).
          “Statement” has the meaning ascribed to such term in Section 3.16.
          “Step-Down Date” has the meaning ascribed to such term in Section 16.4(b).
          “Step Down Share Purchase Right Agreement” has the meaning ascribed to such term in the recitals.
          “Stock Purchase Agreement” has the meaning ascribed to such term in the recitals.
          “Stockholders Agreement” has the meaning ascribed to such term in the recitals.
          “Stockholder Waiver and Release Agreement” has the meaning ascribed to such term in the recitals.
          “Straddle Period” means a taxable period that, to the extent it relates to the Company or any of its Subsidiaries, includes, but does not end on, the Closing Date.
          “Subaccounts” has the meaning ascribed to such term in Section 16.1(b).
          “Subsidiary” means, with respect to any Person, any other Person, of which a majority of the outstanding voting securities, other voting rights or voting partnership interests is owned directly or indirectly by such first person (or, if there are no such voting interests, fifty percent (50%) or more of the equity interests of which is owned directly or indirectly by such first Person).
          “Survival Period” has the meaning ascribed to such term in Section 12.1.
          “Surviving Corporation” has the meaning ascribed to such term in the recitals.
          “TAF” has the meaning ascribed to such term in Section 4.19(c).
          “TAF Credit Agreement” means the Credit Agreement, dated as of June 16, 2008, among TAF Funding I, LLC, as borrower, Tygris Asset Finance, Inc., as servicer, Deutsche Bank AG, New York Branch and Tahoe Funding Corp., LLC, as term loan lenders and as revolving loan lenders, the other financial institutions party thereto as term loan lenders and revolving loan lenders, Deutsche Bank Securities Inc., as agent, Deutsche Bank AG, New York Branch, as Deutsche Bank funding agent, the other funding agents party thereto, U.S. Bank National Association, as custodian and depository bank, Deutsche Bank Securities Inc., as arranger, and Lyon Financial Services, Inc. (d/b/a U.S.

Bank Portfolio Services), as back-up servicer, as amended, restated, modified or supplemented as of the date hereof.
          “TAG” has the meaning ascribed to such term in Section 6.1(c).
          “TBV Dispute Notice” has the meaning ascribed to such term in Section 3.2(b).
          “Tangible Book Value” means, with respect to a Person, the total net asset value of such Person and its Subsidiaries on a consolidated basis less goodwill, intangibles and, with respect to the Company, Transaction Charges (as defined in Schedule I), in each case, calculated in accordance with the Accounting Methodologies.
          “Tangible Book Value Statement” has the meaning ascribed to such term in Section 3.2(a).
          “Tax” or “Taxes” means (i) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including without limitation, all income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever and (ii) all interest, penalties, fines, additions to Tax or additional amounts imposed by any Taxing Authority in connection with any item described in clause (i).
          “Tax Claim” has the meaning ascribed to such term in Section 13.6(a).
          “Taxing Authority” means a Governmental Entity or any subdivision, agency, commission or authority thereof, or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of any Tax (including the IRS).
          “Tax Return” means all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Taxing Authority relating to Taxes.
          “Termination Date” has the meaning ascribed to such term in Section 11.1(b).
          “Termination Date Extension Period” has the meaning ascribed to such term in Section 11.1(b).
          “Third Party Claim” has the meaning ascribed to such term in Section 12.4.
          “Trademarks” means all trademarks, service marks, trade names, logos, slogans, trade dress, Internet domain names and uniform resource locators associated therewith, whether registered or unregistered, including the goodwill symbolized thereby or associated therewith.
          “Transfer Taxes” means all sales, use, real property transfer, real property gains, transfer, stamp, registration, documentary, recording or similar taxes incurred in connection with the purchase and sale of shares.
          “Trust Document” means any agreements, instruments and other documents executed and/or delivered in connection with any trust preferred securities issued by Parent or any of its Subsidiaries or Affiliates.
          “Titan Debt Facilities” means: (i) the Funding I Indenture, (ii) the Funding II Indenture, (iii) the TAF Credit Agreement, and (iv) the TVF Loan Agreement.
          “TVF” has the meaning ascribed to such term in Section 4.19(c).
          “TVF Loan Agreement” means the Second Amended and Restated Loan and Security Agreement, dated as of August 22, 2006, by and among Tygris Vendor Finance, Inc. (formerly known as US Express Leasing, Inc.), as borrower, the lenders party thereto from time to time, and Wells Fargo Foothill, Inc., as arranger and administrative agent, as amended, restated, modified or supplemented as of the date hereof.
          “USXL Escrow Agreement” means the Escrow Agreement, dated as of May 28, 2008, among the selling preferred stockholders of US Express Leasing, Inc., the Company and JPMorgan Chase Bank, National Association, as escrow agent.
          “USXL Escrow Assets” has the meaning ascribed to such term in Section 8.7.
          “USXL Indemnity Claim” means the claim brought by the Company for recovery of escrow amounts related to an alleged breach of representation and warranty by the sellers in the Preferred Stock Purchase Agreement, dated April 30, 2008, among US Express Leasing, Inc., the Preferred Stockholders of US Express Leasing, Inc. and the Company, as amended, in connection with the acquisition of US Express Leasing, Inc.
          “WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended.
          “Warrant Escrow Account” has the meaning ascribed to such term in Section 3.7(b).
          “Warrant Escrow Agent” has the meaning ascribed to such term in Section 3.7(b).
          “Warrant Escrow Agreement” has the meaning ascribed to such term in Section 3.7(b).

          “Warrant Termination Agreement” has the meaning ascribed to such term in the recitals.
               Section 1.2 Interpretation and Construction. Unless otherwise expressly provided, for the purposes of this Agreement, the following rules of interpretation shall apply:
     (a) The article and section headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation hereof.
     (b) When a reference is made in this Agreement to an article or a section, paragraph, exhibit or schedule, such reference shall be to an article or a section, paragraph, exhibit or schedule hereof unless otherwise clearly indicated to the contrary.
     (c) Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”
     (d) The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.
     (e) The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.”
     (f) The word “or” shall not be exclusive.
     (g) The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.
     (h) A reference to “$,” “U.S. dollars” or “dollars” shall mean the legal tender of the United States of America.
     (i) A reference to any period of days shall be deemed to be to the relevant number of calendar days, unless otherwise specified.
     (j) Unless otherwise defined, a reference to any accounting term shall have the meaning as defined under GAAP.
     (k) The parties have participated jointly in the negotiation and drafting of this Agreement (including the Schedules and Exhibits hereto). In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions hereof.
ARTICLE II
THE MERGER
               Section 2.1 The Merger. Upon the terms and subject to the conditions of this Agreement, and in accordance with the DGCL, Merger Sub shall be merged with and into the Company at the Effective Time. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the Surviving Corporation and a direct wholly-owned Subsidiary of Parent.
               Section 2.2 Closing. The closing of the Merger (the “Closing”) shall take place at 10:00 a.m., prevailing Eastern Time, on the third Business Day following the day on which each of the conditions set forth in Article X have been satisfied or (to the extent permitted by applicable Law) waived, at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York 10036-6522, or such other time, date or place as agreed to in writing by Parent and the Company; provided, however, that the parties shall cooperate in good faith to determine whether a month end closing is preferable.
               Section 2.3 Effective Time. Upon the terms and subject to the conditions of this Agreement, at the Closing, the parties shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware a certificate of merger (the “Certificate of Merger”), in such form as required by, and executed and acknowledged by the parties in accordance with, the relevant provisions of the DGCL, and Parent shall make or cause to be made all other filings or recordings required under the DGCL in connection with the Merger. The Merger shall become effective upon the time when the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as Parent and the Company shall agree in writing and shall specify in the Certificate of Merger (the time at which the Merger becomes effective being hereinafter referred to as the “Effective Time”).
               Section 2.4 Effects of the Merger. The Merger shall have the effects set forth herein and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing and subject thereto and to the terms of this Agreement, at the Effective Time, all the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation and all debts, Liabilities and duties of the Company and Merger Sub shall become the debts, Liabilities and duties of the Surviving Corporation.
               Section 2.5 Certificate of Incorporation and By-laws.
     (a) The Company Certificate, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving

Corporation. At the Effective Time, the certificate of incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as set forth in Exhibit B hereto until thereafter further amended or in accordance with the DGCL and as provided in such certificate of incorporation.
     (b) The parties hereto shall take all actions necessary so that the by-laws of Merger Sub, in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation, until thereafter amended as provided therein or in accordance with the DGCL.
               Section 2.6 Directors and Officers of the Surviving Corporation.
     (a) The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.
     (b) The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.
     Section 2.7 Contribution of the Surviving Corporation. Immediately following the Merger, Parent shall contribute all of the issued and outstanding shares of capital stock of the Surviving Corporation to EverBank, resulting in the Surviving Corporation becoming a direct wholly-owned subsidiary of EverBank.
ARTICLE III
EFFECT OF THE MERGER ON CAPITAL INTERESTS;
CLOSING MECHANICS
               Section 3.1 Merger Consideration.
     (a) It is understood and agreed among the parties that the aggregate consideration payable by Parent hereunder is the aggregate number of shares of Parent Common Stock represented by variable Y as computed pursuant to the definition of “Exchange Ratio”, subject to adjustment pursuant to Section 3.2 (the “Merger Consideration”). Such Merger Consideration shall not be subject to adjustment based upon any changes in the number of shares of Company Common Stock outstanding or the exercise or settlement of any Company Options, Company Warrants or other securities issued by the Company, or any cash payments in respect thereof.
     (b) At the Effective Time, by virtue of the Merger and without any action on the part of the Company Stockholders, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock canceled pursuant to Section 3.3) shall be canceled and extinguished and converted into the right to receive, upon the terms and subject to the conditions of this Agreement (including the terms and conditions relating to the Escrow Account, the Warrant Escrow Agreement and the Former Warrant Holders), the number of shares of Parent Voting Common Stock as determined pursuant to the Exchange Ratio and set forth on the Merger Consideration Schedule; provided, however, that Parent Non-Voting Common Stock shall be issued in lieu of Parent Voting Common Stock to any Company Stockholder to the extent required to ensure that, after giving effect to the issuance thereof, such Company Stockholder (together with its Affiliates) (i) if subject to the BHCA or deemed subject to the BHCA, would not own more than 4.9% of the outstanding Parent Voting Stock (on the basis of the number of votes represented by such Parent Voting Stock) or (ii) in any event, would not own more than 9.9% of the outstanding Parent Voting Stock (on the basis of the number of votes represented by such Parent Voting Stock).
     (c) Not less than sixteen (16) days prior to the Closing Date, the Company shall deliver to Parent and Parent shall deliver to the Company a statement of its Estimated Tangible Book Value. Each of the parties shall consult the other party regarding the calculation of its Estimated Tangible Book Value prior to delivery of its statement of Estimated Tangible Book Value. If the Closing occurs, the Estimated Tangible Book Value of the Company and the Estimated Tangible Book Value of Parent shall be used to determine the Exchange Ratio for the purposes of the Merger Consideration payable as of the Effective Time.
     (d) In the event that Parent, after the date hereof and prior to the Effective Time in accordance with this Agreement, consummates any direct or indirect sale, merger, business combination, consolidation, or other transaction that is similar in form, substance or purpose affecting the Parent Common Stock (other than such a transaction in which Parent is a continuing corporation and which does not result in any reclassification of, cancellation of or change (other than a subdivision of its outstanding shares of the Parent Common Stock into a greater number of shares or consolidation of its outstanding shares into a smaller number of shares or a change in nominal value thereof) in, its outstanding shares of Parent Common Stock or any sale of all or substantially all of the stock or assets of Parent (any such event, a “Parent Sale Transaction”), then, effective upon the consummation of such Parent Sale Transaction, each Company Stockholder shall have the right to receive, as of the Effective Time and upon the terms and subject to the conditions set forth herein, only the kind and amount of shares of stock and other securities and property (including cash) that such Company Stockholder would have been entitled to receive upon consummation of such Parent Sale Transaction as if the Effective Time had occurred immediately prior to such Parent Sale Transaction.

               Section 3.2 Tangible Book Value Adjustment. The Merger Consideration shall be subject to an adjustment as follows:
     (a) Within ninety (90) days after the Closing Date, Parent shall prepare or cause to be prepared and delivered to the Designated Monitor (or its designee) (i) the Company Closing Balance Sheet and the Parent Closing Balance Sheet and (ii) a statement (the “Tangible Book Value Statement”) setting forth the actual Tangible Book Value of each of Parent and the Company as of the Closing Date as derived from the Company Closing Balance Sheet and the Parent Closing Balance Sheet in accordance with the Accounting Methodologies (the “Closing Tangible Book Value”) and including in reasonable detail the manner in which Closing Tangible Book Value has been calculated.
     (b) During the thirty (30) days immediately following the Designated Monitor’s receipt of the Tangible Book Value Statement, the Designated Monitor and its Representatives will be entitled to review the working papers of Parent and its Subsidiaries (including the Surviving Corporation) and their respective accountants to the extent related to the Company Closing Balance Sheet and the Parent Closing Balance Sheet and the Tangible Book Value Statement in accordance with Section 3.2(c). If the Designated Monitor disputes the Tangible Book Value Statement as to either or both the Parent’s Tangible Book Value or the Company’s Tangible Book Value, then the Designated Monitor shall, within thirty (30) days following receipt of the Tangible Book Value Statement from Parent, deliver a written notice to Parent of such dispute (“TBV Dispute Notice”) setting forth in reasonable detail the basis for that dispute. If the Designated Monitor does not deliver to Parent a TBV Dispute Notice within such thirty (30)-day period, the Closing Tangible Book Value of each of Parent and the Company, as set forth on the Tangible Book Value Statement, shall be deemed to be final, conclusive and binding on the parties. In the event the Designated Monitor timely delivers a TBV Dispute Notice, Parent and the Designated Monitor shall negotiate in good faith to resolve such dispute; provided, however, that if Parent and the Designated Monitor fail to resolve such dispute within ten (10) days after receipt by Parent of the TBV Dispute Notice, then Parent and the Designated Monitor shall promptly engage an independent certified public accounting firm of nationally recognized standing (which shall be reasonably acceptable to Parent and the Designated Monitor) (the “Arbitration Firm”) to resolve such dispute; provided, further, that if Parent and the Designated Monitor are unable to select such accounting firm within twenty (20) days after receipt by Parent of the TBV Dispute Notice, either party may request the American Arbitration Association to appoint, as soon as possible from the date of such request, a senior partner from an independent certified public accounting firm of nationally recognized standing (which shall be thereafter the “Arbitration Firm” for purposes of this Section 3.2). Each party may make a written submission to the Arbitration Firm in support of its position. In resolving any disputed item, the Arbitration Firm shall make all determinations in accordance with this Agreement, shall consider only those items and amounts that Parent and the Designated Monitor have disputed within the time periods and on the terms specified above, and may rely only upon information submitted to it by Parent and the Designated Monitor. The Arbitration Firm shall be instructed to use commercially reasonable efforts to deliver to Parent and the Designated Monitor a written report setting forth the resolution of each disputed matter within thirty (30) days of submission of such disputed matter to it and, in any case, as promptly as practicable after such submission. The Designated Monitor (on behalf of the Company Stockholders) shall, out of the DM Escrow Account, bear a portion of the fees and expenses relating to the engagement of the Arbitration Firm in respect of its services pursuant to this Section 3.2(b) in proportion to the aggregate amount unsuccessfully disputed by the Designated Monitor over the aggregate amount of disputed items submitted by the Designated Monitor to the Arbitration Firm, as determined by the Arbitration Firm. All such fees and expenses not borne by the Designated Monitor (on behalf of the Company Stockholders), out of the DM Escrow Account, in accordance with the preceding sentence, shall be borne by Parent. All determinations made by the Arbitration Firm will be final, conclusive and binding on the parties and may be enforced by any court of competent jurisdiction in accordance with Section 17.8. The Closing Tangible Book Value of each of Parent and the Company, as set forth on the Tangible Book Value Statement or, if disputed, as finally determined by resolution of the parties or by the Arbitration Firm, in each case, in accordance with this Section 3.2(b), shall be the “Final Tangible Book Value” of each of Parent and the Company.
     (c) Each of the parties shall cooperate with and make available to the other party and its Representatives all information, records, data and work papers, and shall permit access to its facilities and personnel, as may be reasonably required in connection with the preparation and analysis of the Estimated Tangible Book Value, the Company Closing Balance Sheet and the Tangible Book Value Statement and the resolution of any disputes thereunder (including the review by the Designated Monitor and its Representatives of the Tangible Book Value Statements); provided, however, that neither party’s external accountants shall be obligated to make any work papers so available unless and until the recipient thereof has signed a customary confidentiality agreement relating to such access to work papers in form and substance reasonably acceptable to such accountants.
     (d) If the Final Tangible Book Value of either the Company or Parent differs from the Estimated Tangible Book Value of such party, then, the Exchange Ratio shall be recalculated using the Final Tangible Book Value of such party and the Merger Consideration shall be adjusted based on such recalculated Exchange Ratio. If the Merger Consideration has increased as a result of such recalculation, Parent shall issue and deliver a number of additional shares of Parent Common Stock, equal to the difference between the number of             shares of Parent Common Stock issued as Merger Consideration on the Closing Date and the number of shares of Parent Common Stock constituting the Merger Consideration as so recomputed, to the Company Stockholders in accordance with the Merger Consideration Allocation Schedule. If the Merger Consideration has decreased as a result of such recalculation, Parent shall cancel an appropriate number of shares of Parent Common Stock, equal to the difference between the number of shares of Parent Common Stock issued as Merger Consideration on the Closing Date and the number of shares of Parent Common Stock constituting the Merger Consideration as so recomputed, based upon the Share Value, in accordance with the Merger Consideration Allocation Schedule.
               Section 3.3 Cancellation of Treasury Stock. Each share of Company Common Stock that is directly owned by the Company or any of its Subsidiaries immediately prior to the Effective Time automatically shall be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.
               Section 3.4 Merger Sub Common Stock. Each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall, at the Effective Time, be canceled and extinguished and converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.
               Section 3.5 Treatment of Company Options and Company SARs.
     (a) At the Effective Time, each outstanding Company Option, whether vested or unvested, shall be cancelled and shall only entitle the holder thereof to receive from Parent, as soon as practicable after the Effective Time (but in no event more than 10 days after the Effective Time), an amount in cash equal to the product of (i) the total number of shares of Company Common Stock subject to the Company Option and (ii) an amount per share of Company Common Stock equal to the excess, if any, of (A) the fair market value of a share of Company Common Stock, which shall equal the implied value of a share of Company Common Stock reflected in the estimated Exchange Ratio as determined pursuant to Section 3.1(c) (the “FMV of a Company Share”) over (B) the exercise price per share of Company Common Stock under such Company Option, less applicable Taxes required to be withheld with respect to such payment. The “implied value” for purposes of the definition of FMV of a Company Share means the Company’s Estimated Tangible Book Value divided by the number of shares of Company Common Stock outstanding as used to calculate the estimated Exchange Ratio. Notwithstanding the foregoing, (x) if there is no such excess of the amount referred to in clause (A) over the amount referred to in clause (B), the holder of a Company Option shall not be entitled to any payment in respect thereof and (y) to the extent the Company Compensation Committee determines that the performance metrics applicable to any performance vested Company Options have not been achieved as of the Effective Time, such Company Options shall be forfeited without any payment therefor at the Effective Time.
     (b) At the Effective Time, each outstanding Company SAR, whether vested or unvested, shall be cancelled and shall only entitle the holder thereof to receive from Parent, as soon as practicable after the Effective Time (but in no event more than 10 days after the Effective Time), an amount in cash equal to the product of (i) the total number of shares of Company Common Stock subject to the Company SAR and (ii) the excess, if any, of (A) the FMV of a Company Share over (B) the reference price per share of Company Common Stock under such Company SAR, less applicable Taxes required to be withheld with respect to such payment. Notwithstanding the foregoing, (x) if there is no such excess of the amount referred to in clause (A) over the amount referred to in clause (B), the holder of a Company SAR shall not be entitled to any payment in respect thereof and (y) to the extent the Company Compensation Committee determines that the performance metrics applicable to any performance vested Company SARs have not been achieved as of the Effective Time, such Company SARs shall be forfeited without any payment therefor at the Effective Time.
               Section 3.6 Treatment of Company RSUs. At the Effective Time, each Company RSU shall be cancelled and shall only entitle the holder thereof to receive from Parent, as soon as practicable after the Effective Time (but in no event more than 10 days after the Effective Time), an amount in cash equal to (i) the number of shares of Company Common Stock subject to such Company RSU immediately prior to the Effective Time times (ii) the FMV of a Company Share, less applicable Taxes required to be withheld with respect to such payment. Notwithstanding the foregoing, to the extent the Company Compensation Committee determines that the performance metrics applicable to any performance vested Company RSUs have not been achieved as of the Effective Time, such Company RSUs shall be forfeited without any payment therefor at the Effective Time.
               Section 3.7 Treatment of Company Warrants.
     (a) Pursuant to the Warrant Termination Agreement and the Management Termination of Warrants Agreement, (i) all of the outstanding Company Warrants shall terminate and be cancelled immediately prior to the Effective Time without any further action by the Company or any holder of Company Warrants and (ii) upon such termination and cancellation, each Company Warrant shall be void and shall be of no further force and effect.
     (b) From and after the Effective Time, pursuant to the terms and subject to the conditions of the Step Down Share Purchase Right Agreement, the Warrant Escrow Agreement and the Escrow Agreement, the Former Warrant Holders shall have the right to acquire Escrowed Assets on the terms and subject to the conditions set forth in the Step Down Share Purchase Right Agreement, the Warrant Escrow Agreement and the Escrow Agreement. Immediately prior to the Effective Time, the Designated Monitor will enter into the Escrow Agreement and an escrow agreement with respect to the Step Down Share Purchase Right Agreement (the “Warrant Escrow Agreement”) with an escrow agent (the “Warrant Escrow Agent”) with respect to an escrow account (the “Warrant Escrow Account”) substantially in the form of Exhibit H.

     (c) The parties acknowledge and agree that each of (i) the Step Down Share Purchase Right Agreement and the Warrant Escrow Agreement is by an among the Designated Monitor on behalf of the Company Stockholders and the Former Warrant Holders and (ii) the Company is not a party thereto. Notwithstanding anything to the contrary contained herein, in the Step Down Share Purchase Right Agreement, the Warrant Escrow Agreement or in any other document or agreement contemplated or referenced herein, in no event shall the Step Down Share Purchase Right Agreement or the Warrant Escrow Agreement or any term or provision thereof or rights created thereby be binding upon or result in any liability to Parent, Merger Sub, the Company or the Surviving Corporation.
               Section 3.8 Deposit of Escrowed Assets.
     (a) Immediately prior to the Effective Time, the Company shall deposit or cause to be deposited with the Escrow Agent, in the escrow account maintained at the Escrow Agent and specified in the Escrow Agreement, fifty million dollars ($50,000,000) in cash (such amount, together with any interest earned thereon in accordance with the Escrow Agreement, the “Escrowed Cash”) subject to the terms of the Escrow Agreement.
     (b) At the Effective Time, a number of shares of Parent Common Stock to be issued to the Company Stockholders as part of the Merger Consideration such that the value of such shares (the “Escrowed Shares”), based upon the Share Value, equals seventeen and a half percent (17.5%) of the Protected Portfolio Carrying Value shall be deposited with the Escrow Agent subject to the terms of the Escrow Agreement. The Escrowed Assets shall be applied by the Escrow Agent in accordance with the terms of this Agreement and the Escrow Agreement to pay amounts (if any) owing under Article XIV and Article XVI and shall otherwise be released in accordance with the Escrow Agreement.
               Section 3.9 Exchange Procedures.
     (a) Parent shall act as agent for the purpose of exchanging certificates representing shares of the Company Common Stock (the “Certificates”) for the Merger Consideration. Prior to the Closing Date, the Company shall send, to each Company Stockholder at the Effective Time, a letter of transmittal in the form attached as Exhibit G (the “Letter of Transmittal”) (including a substitute Form W-9) and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates to Parent) for use in such exchange.
     (b) Each holder of shares of Company Common Stock that have been converted into the right to receive the Merger Consideration shall be entitled to receive, upon surrender to Parent of a Certificate (or affidavit of loss in accordance with Section 3.11), together with a properly completed Letter of Transmittal, a joinder to the Stockholders Agreement, a joinder to the Registration Rights Agreement, a duly executed Stockholder Waiver and Release, an executed

Designated Monitor indemnity agreement, a duly executed Termination and Release Agreement, a duly executed Request for Taxpayer Identification Number and Certification on Form W-9 or W-8 and such other documents as Parent may reasonably require (the “LT Documents”), the Merger Consideration in respect of the Company Common Stock represented by such Certificate, but subject to Section 3.8, in each case, as set forth on the Merger Consideration Schedule delivered pursuant to Section 3.13. Until so surrendered or transferred, as the case may be, each such Certificate shall represent after the Effective Time for all purposes only the right to receive such Merger Consideration. Upon receipt of a Certificate and a properly completed Letter of Transmittal, and the LT Documents (and such other documents as Parent may reasonably require), after the Effective Time, Parent shall pay the Merger Consideration to such holder, in exchange therefor, by recording in the stock ledger of Parent the issuance to such holder of that number of shares of Parent Common Stock to which such holder is entitled and, upon final resolution of the Tangible Book Value adjustment in accordance with Section 3.2 and release of the Escrowed Shares in accordance with Article XVI, delivering to such holder a certificate representing that number of  shares of Parent Common Stock to which such holder is entitled pursuant to this Article III (after taking into account such resolution of the Tangible Book Value and release of the Escrowed Shares), which certificate shall bear the legend set forth in the Stockholders Agreement; it being understood that the Escrowed Shares shall be issued and deposited with the Escrow Agent in book entry form and shall be certificated only at such time as such Escrowed Shares are released to the Company Stockholders or the Former Warrant Holders pursuant to the Escrow Agreement and the Warrant Escrow Agreement.
     (c) If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition to such payment that (i) such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer and (ii) the Person requesting such payment shall pay to Parent any Transfer Taxes required as a result of such payment to a Person other than the registered holder of such Certificate or establish to the reasonable satisfaction of Parent that such Transfer Taxes have been paid or is not payable.
     (d) Parent shall not be liable to any Company Stockholder for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar Laws. Any amounts remaining unclaimed by Company Stockholders two years after the Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Entity) shall become, to the extent permitted by applicable Law, part of the Escrowed Assets.
     (e) No dividends or other distributions with respect to Parent Common Stock constituting part of the Merger Consideration shall be paid to the holder of any Certificates not surrendered until such Certificates are surrendered as provided in this Section 3.9. Following such surrender, there shall be paid, without interest, to the Person in whose name the shares of Parent Common Stock have been registered, at the time of such surrender or transfer the amount of all dividends or other distributions, if any, with a record date after the Effective Time previously paid or payable on the date of such surrender with respect to such shares of Parent Common Stock; provided, however, that all dividends and distributions with respect to the Escrowed Shares shall be held by the Escrow Agent together with the associated Escrowed Shares as part of the Escrowed Assets.
               Section 3.10 Fractional Shares. Notwithstanding any other provision of this Agreement, no fractional shares of Parent Common Stock will be issued and any Company Stockholder entitled to receive a fractional share of Parent Common Stock but for this Section 3.10 shall be entitled to receive a cash payment in lieu thereof equal to such holder’s proportionate interest in a share of Parent Common Stock based on the Share Value. Notwithstanding the foregoing, Parent may issue fractional shares with respect to the Escrowed Shares to the Subaccounts and shall exchange Escrowed Shares for fractional shares and subdivide existing shares or fractional shares that are Escrowed Shares to the extent necessary pursuant to Article XVI, the Warrant Escrow Agreement and the Escrow Agreement.
               Section 3.11 Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, Parent shall issue and pay, in accordance with this Article III, in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the portion of the Merger Consideration payable pursuant to Section 3.1 with respect to shares of Company Common Stock represented by such Certificates; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance and payment thereof, require the owner of such lost, stolen or destroyed Certificates to deliver to Parent an affidavit of loss, theft or destruction in form reasonably satisfactory to Parent and the posting by such owner of a bond in customary amount and upon such terms as reasonably required by Parent as indemnity against any claim that may be made against Parent, Merger Sub, the Surviving Corporation, the Company or any of their respective Representatives with respect to Certificates alleged to have been lost, stolen or destroyed.
               Section 3.12 No Further Transfer of Shares. After the Effective Time, there shall be no transfers of shares of Company Common Stock that were outstanding immediately prior to the Effective Time on the stock transfer books of the Surviving Corporation. If, after the Effective Time, any Certificate is presented to the Surviving Corporation for transfer, it shall be canceled and exchanged for the Merger Consideration as provided in this Article III. At the close of business on the day of the Effective Time, the stock ledger of the Company shall be closed.
               Section 3.13 Merger Consideration Schedule.
     (a) Not later than five (5) Business Days prior to the Closing and after consultation with Parent, the Company shall deliver to Parent a schedule setting forth, as of the Effective Time, a calculation of the aggregate amount of the

Merger Consideration calculated in accordance with Section 3.1 on the basis of the Estimated Tangible Book Value of each of the Company and Parent in the form substantially as set forth in Exhibit E (the “Merger Consideration Schedule”) and the Company’s calculation of the Exchange Ratio. If Parent disputes the Merger Consideration Schedule or such Exchange Ratio calculation (it being understood that the parties shall not have the right to dispute the Estimated Tangible Book Value calculated in accordance with Section 3.1(c)), then Parent shall within two (2) Business Days following receipt of the Merger Consideration Schedule, deliver a written notice to the Company of such dispute (the “Merger Consideration Dispute Notice”) setting forth in reasonable detail the basis for that dispute. Parent and the Company shall negotiate in good faith and shall resolve such dispute as promptly as practicable. If Parent does not deliver to the Company a Merger Consideration Dispute Notice within such two-day period, or when Parent and the Company resolve such dispute, the Merger Consideration Schedule and such Exchange Ratio shall be deemed to be conclusive and binding on the parties, subject to any adjustment pursuant to Section 3.13(c).
     (b) Not later than two (2) Business Days following final determination of the Merger Consideration Schedule pursuant to Section 3.13(a), and after consultation with Parent, the Company shall deliver to Parent a schedule substantially in the form attached as Exhibit F setting forth, as of the Effective Time, a reasonably detailed calculation of: (i) the number of shares of Company Common Stock (and the class thereof) held by each Company Stockholder, (ii) the number of shares of Parent Common Stock (and the class thereof) to be issued as Merger Consideration to each Company Stockholder based on the Exchange Ratio, (iii) as to the number of shares of Parent Common Stock to be delivered to the Escrow Agent as Escrowed Shares and (iv) the number and holder of each of the Company Options, Company SARs and Company RSUs and the amount of any payment required to be made at or after the Effective Time in respect thereof (the “Merger Consideration Allocation Schedule”), which shall be approved by the board of directors of the Company and accompanied by a certificate of an officer of the Company certifying such approval.
     (c) Following determination of the Final Tangible Book Value pursuant to Section 3.2, the Designated Monitor, in consultation with Parent, shall update the Merger Consideration Schedule and Merger Consideration Allocation Schedule to reflect any required adjustments resulting from such determination.
     (d) In the event that any Escrowed Shares are released to Company Stockholders after the Closing, all such Escrowed Shares shall be released to the Company Stockholders consistent with the allocations set forth on the Merger Consideration Allocation Schedule. In the event that any Escrowed Shares are released to Former Warrant Holders after the Closing, all such Escrowed Shares shall be released to the former Warrant Holders consistent with instructions delivered by the Designated Monitor to the Escrow Agent and the Warrant Escrow

Agent in accordance with the Step Down Share Purchase Right Agreement, the Escrow Agreement and the Warrant Escrow Agreement.
          Section 3.14 No Registration. The shares of Parent Common Stock to be issued to the Company Stockholders as Merger Consideration or to the Former Warrant Holders pursuant to the Step Down Share Purchase Right Agreement will not be registered under the Securities Act at the Closing Date and may not be transferred other than pursuant to an effective registration statement under the Securities Act or in accordance with an exemption from the registration requirements of the Securities Act.
          Section 3.15 Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, Dissenting Shares shall not be converted into the right to receive Merger Consideration but shall instead be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to Section 262 of the DGCL. The Company shall give Parent prompt notice of any demand for appraisal of any holder of Company Common Stock, attempted withdrawals of such demands, and any other instruments received by the Company related to any rights of appraisal. Each holder of Dissenting Shares (a “Dissenting Stockholder”) who, pursuant to the applicable provisions of the DGCL, becomes entitled to payment of the “fair value” for their shares of Company Common Stock shall receive payment therefor (but only after the value therefor shall have been agreed upon or finally determined pursuant to such provisions). If, after the Effective Time, any Dissenting Stockholder shall fail to perfect or shall effectively waive, withdraw or lose such Dissenting Stockholder’s rights under Section 262 of the DGCL, then such person’s Dissenting Shares shall thereupon cease to be Dissenting Shares and shall be deemed to have been canceled at the Effective Time, and the Surviving Corporation shall issue and deliver, upon surrender by such holder of such holder’s Certificates and other documents referred to in Section 3.9, the portion of the Merger Consideration to which such holder would otherwise theretofore have been entitled under this Agreement.
          Section 3.16 Determination of Multiple.
     (a) In the event of any issuance, between the date hereof and the Closing Date, of Parent Equity Securities, or any combination of Parent Equity Securities and any other consideration, by Parent or any of its Subsidiaries in connection with any merger, consolidation, share exchange or any similar transaction (excluding the Merger) or in connection with any acquisition of assets by Parent or any of its Subsidiaries, the Applicable Multiple in respect of each such Capital Raise Transaction shall equal:
     (i) The fair market value of the entity or entities or net assets acquired in such Capital Raise Transaction, determined in accordance with reasonably accepted valuation methodologies (the “Market Value”); DIVIDED BY
     (ii) The Contributed Capital in respect of such Capital Raise Transaction.

     (b) As soon as practicable but in no event less than ten (10) days following the completion of a Capital Raise Transaction of a type referred to in clause (a) between the date of this Agreement and the Closing Date, Parent shall deliver to the Company a statement (a “Statement”) setting forth its computation, together with supporting materials in reasonable detail setting forth the basis therefor, of the Market Value and Contributed Capital in respect of such Capital Raise Transaction. In the event that the Company does not submit a notice of objection to such Statement within thirty (30) days following its receipt thereof, the Market Value set forth in such Statement shall be the Market Value used to determine the Applicable Multiple in respect of such Capital Raise Transaction.
     (c) The Company shall have a period of thirty (30) days to review such Statement, and during such time shall have reasonable access to the books, records, facilities and personnel of Parent, including, without limitation, documents relating to the valuations of the parties to such Capital Raise Transaction, for the purpose of its review and investigation of the Statement and the calculations set forth therein.
     (d) In the event that the Company objects to the Market Value set forth in the Statement, the Company shall give Parent a written notice setting forth in reasonable detail the basis for such objection within such thirty (30) day period and the parties will work together in good faith for a period of fifteen (15) days to resolve such objection. In the event that the parties resolve such objection within such fifteen (15) day period, the Market Value as so agreed shall be the Market Value used to determine the Applicable Multiple in respect of such Capital Raise Transaction.
     (e) In the event that the parties are unable to agree in good faith to the Market Value in respect of such Capital Raise Transaction within such fifteen (15) day period, they shall refer any remaining disagreements to an investment banking firm of national standing jointly selected by Parent and the Company, or if such parties cannot so agree, to an investment banking firm of national standing jointly selected by an investment banking firm of national standing selected by Parent and an investment banking firm of national standing selected by the Company (the “Investment Banking Firm”), who, acting as experts and not as arbitrators, shall determine, only with respect to the remaining differences so submitted, the computation of the Market Value. Prior to the Investment Banking Firm rendering its determination, each of Parent and the Company shall have the opportunity to present its explanation of its proposed calculation of the Market Value. Parent and the Company shall instruct the Investment Banking Firm to deliver its written determination to Parent and the Company no later than thirty (30) days after the referral of the dispute to the Investment Banking Firm. The final determination by the Investment Banking Firm as to the Market Value shall (in the absence of manifest error) be conclusive and binding upon the Company, the Designated Monitor, Parent, the Surviving Corporation and their respective Affiliates and shall be the Market Value used to determine the Applicable Multiple in respect of such Capital Raise Transaction.
     (f) The fees and disbursements of the Investment Banking Firm shall be borne by Parent.
     (g) Each of Parent and the Company shall make readily available to the Investment Banking Firm all relevant books, records, personnel and work papers relating to the dispute submitted to the Investment Banking Firm.
     (h) The parties acknowledge that the Investment Banking Firm will not be requested to make any investigation or determination or settle any disputes in respect of the calculation of Contributed Capital in respect of any Capital Raise Transaction, which shall be determined in accordance with Section 3.2.
     (i) Following the Effective Time, the Designated Monitor shall have all rights of the Company to receive notices and to commence or continue any challenge to the extent set forth in this Section 3.16.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
               Except as set forth in the corresponding sections or subsections of the Company Disclosure Schedule (it being agreed that, except with regard to Section 4.7(i), disclosure of any item in any section or subsection of the Company Disclosure Schedule shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item to such other sections or subsections is readily apparent on the face of the disclosure), the Company hereby represents and warrants to Parent and Merger Sub as follows:
               Section 4.1 Organization, Standing and Corporate Power. The Company and each of its Subsidiaries has been duly organized, is validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of the jurisdiction of its incorporation or formation, as the case may be, and has all requisite corporate or other power and authority and possesses all Permits necessary to enable it to use its corporate or other name and to own, lease or otherwise hold and operate its properties and other assets and to carry on its business as currently conducted, except where the failure to possess such Permits, individually or in the aggregate, would not have a Company Material Adverse Effect or prevent or materially impair the ability of the Company to perform its obligations under this Agreement or prevent or materially impede, hinder or delay the consummation of the Merger or the other transactions contemplated hereby. Section 4.1 of the Company Disclosure Schedule identifies each jurisdiction where the Company is qualified or licensed to do business. The Company and each of its Subsidiaries is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification, licensing or good standing necessary, except where the failure to be so qualified or licensed , individually or in the aggregate, would not have a Company Material Adverse Effect or prevent or materially impair the ability of the Company to perform its obligations under this Agreement or prevent or materially impede, hinder or delay the consummation of the Merger or the other transactions contemplated hereby. The Company has made available to Parent, prior to the date of this Agreement, complete and accurate copies of its Amended and Restated Certificate of Incorporation (the “Company Certificate”) and Amended and Restated By-laws (the “Company By-laws”), in each case as amended to the date hereof.
               Section 4.2 Subsidiaries. Section 4.2 of the Company Disclosure Schedule lists, as of the date hereof, each Subsidiary of the Company, including its state of incorporation or formation and each jurisdiction in which such Subsidiary is qualified or licensed to do business. All of the outstanding capital stock of, or other equity interests in, each Subsidiary of the Company is directly or indirectly owned by the Company. All the issued and outstanding shares of capital stock of, or other equity interests in, each such Subsidiary owned by the Company have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by the Company free and clear of all Liens, and free of any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity interests. Except for the capital stock of, or voting securities or equity interests in, its Subsidiaries, the Company does not own, directly or indirectly, as of the date hereof, any capital stock of, or other voting securities or equity interests in, any Person. Copies of the charter and by-laws or comparable organizational documents and any amendments thereto for each of the Company’s Subsidiaries were furnished to Parent and are true, complete and correct copies of such documents as in effect on the date of this Agreement.
               Section 4.3 Capital Structure.
     (a) The authorized capital stock of the Company consists of three hundred million (300,000,000) shares of voting common stock, par value $0.01 per share (the “Company Voting Stock”) and three hundred million (300,000,000) shares of non-voting common stock, par value $0.01 per share (together with the Company Voting Stock, the “Company Common Stock”) and one hundred million (100,000,000) shares of preferred stock, par value $0.01 per share (the “Company Preferred Stock”). At the close of business on October 16, 2009: (i) 36,717,995 shares of Company Common Stock were issued and outstanding (which number includes 32,543,337 shares of Company Voting Stock, 4,174,658 shares of non-voting Company Common Stock and 0 shares of Company Common Stock held by the Company in its treasury; (ii) 3,813,563 Company Options were issued and outstanding, 289,000 Company SARs were issued and outstanding, and 133,906 Company RSUs were issued and outstanding; and (iii) no shares of Company Common Stock were owned by Subsidiaries of the Company. At the close of business on October 16, 2009, no shares of Company Preferred Stock were issued and outstanding. Each outstanding share of Company Common Stock is duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights or similar rights and issued in compliance with applicable state and federal securities Laws.
     (b) Section 4.3(b) of the Company Disclosure Schedule sets forth a true, complete and correct list, as of the date of this Agreement, of the record owners of the shares of the (i) Company Common Stock, (ii) Company Options, (iii) Company SARs and (iv) Company RSUs, in each case, indicating the number of such shares or units held of record by each such Person and, as applicable, the exercise price, conversion rate or price and vesting details of such shares or units. After the Effective Time, no Company Options or Company SARs will be outstanding and all payments (if any) payable pursuant to (x) Section 3.5 in respect of the Company Options and the Company SARs and (y) Section 3.6 in respect of the Company RSUs will, in each case, have been accrued on the Company Closing Balance Sheet.
     (c) Except for the Company Warrants, there are not issued, reserved for issuance or outstanding (i) any securities of the Company convertible into or exchangeable or exercisable for shares of Company Common Stock or other voting securities or equity interests of the Company or (ii) any warrants, restricted stock units, calls, options or other rights to acquire from the Company, and no obligation of the Company to issue, any capital stock, voting securities, equity interests or securities convertible into or exchangeable or exercisable for Company Common Stock or voting securities of the Company. Except for the Company Warrants, there are not any outstanding obligations of the Company to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. The Company is not a party to any voting Contract with respect to the voting of any such securities.
     (d) There are no bonds, debentures, notes or other Indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which Company Stockholders may vote.
     (e) Each of the Former Warrant Holders is also a Company Stockholder. The Warrant Termination Agreement provides that no Former Warrant Holder may transfer, sell or otherwise dispose of its rights thereunder.
               Section 4.4 Authority; Noncontravention.
     (a) The Company has all requisite corporate or other power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate or other proceedings on the part of the Company is necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at Law).
     (b) The board of directors of the Company, by resolutions duly adopted at a meeting duly called and held, has unanimously (i) approved, and declared advisable, the agreement of merger (within the meaning of Section 251 of the DGCL) contained in this Agreement; (ii) determined that the terms of this Agreement are fair to, and in the best interests of, the Company and its stockholders; and (iii) recommended that the Company Stockholders adopt this Agreement, which resolutions have not as of the date hereof been subsequently rescinded, modified or withdrawn in any way.
     (c) The execution and delivery of this Agreement by the Company does not, and the consummation by the Company of the Merger and the other transactions contemplated hereby and compliance by the Company with the provisions of this Agreement will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, modification, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien (other than a Permitted Lien) in or upon any of the properties or other assets of the Company or any of its Subsidiaries under; (i) the Company Certificate or the Company By-laws or the comparable organizational documents of any of its Subsidiaries; (ii) any Company Material Contract to which the Company or any of its Subsidiaries is a party or any of their respective properties or other assets is subject; or (iii) assuming (solely with respect to performance of this Agreement and consummation of the Merger and the other transactions contemplated hereby) compliance with the matters referred to in Section 4.4(d), any (A) Law applicable to the Company or any of its Subsidiaries or any of their respective properties or other assets, or (B) Order applicable to the Company or any of the Company’s Subsidiaries or any of their respective properties or other assets.
     (d) No consent, approval, Order or authorization or Permit of, action by or in respect of, registration, declaration or filing with, or notification to any Governmental Entity is required by the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation of the Merger or the other transactions contemplated hereby, except for (i) (A) the filing of premerger notifications and report forms under the HSR Act and the expiration or termination of the waiting period required thereunder, and (B) the receipt, termination or expiration, as applicable, of approvals or waiting periods required under any other applicable Antitrust Law; (ii)

consents, approvals, Orders or authorizations or Permits of, actions by or in respect of, registration, declaration or Permits of, actions by or in respect of, registration, declaration or filing with, or notification to any federal or state banking authority, including applications and notices under the Home Owners’ Loan Act of 1933, as amended (“HOLA”) and other applicable rules, regulations, Orders and banking Laws of any federal or state banking authority of other Governmental Entity; (iii) applicable requirements of the Securities Act, the Exchange Act, and state securities takeover and “blue sky” laws, as may be required in connection with this Agreement and the transactions contemplated hereby; and (iv) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware. As of the date hereof, to the Knowledge of the Company, there is no circumstance, condition or event regarding the Company that is reasonably likely to cause the conditions in Section 10.1(b) and Section 10.2 (h) to fail to be satisfied.
               Section 4.5 Company Financial Statements. Attached to Section 4.5 of the Company Disclosure Schedule are (a) audited consolidated balance sheets for the Company, Titan Asset Finance, Inc. (including its Subsidiary) and Titan Vendor Finance, Inc. (including its Subsidiaries), in each case, as of December 31, 2008 and audited consolidated statements of operations for the period January 22, 2008 (date of inception) through December 31, 2008 (such financial statements, including the footnotes contained therein, if any, the “Company Audited Financial Statements”), and the reports thereon of independent certified public accountants, and (b) an unaudited consolidated balance sheet for the Company and each of its Subsidiaries (to the extent that such Subsidiary balance sheets are generally prepared) as of September 30, 2009 and an unaudited consolidated statement of operations for the nine-month period ended September 30, 2009 (such financial statements, including the footnotes contained therein, if any, are referred to as the “Company Interim Financial Statements,” and, together with the Company Audited Financial Statements, the “Company Financial Statements”). Each of the Company Financial Statements has been prepared in accordance with GAAP consistently applied throughout the periods covered by each such statement, is consistent with the books and records of the Company, and fairly presents, in all material respects, the consolidated financial condition of the Company as of the respective dates and the results of operations and cash flows of the Company for the respective periods then ended, as applicable, subject to, in the case of the Company Interim Financial Statements (i) the absence of notes and schedules, and (ii) normal year-end adjustments.
               Section 4.6 No Undisclosed Liabilities. Except as set forth in Section 4.6 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has any Liabilities or obligations of any nature (absolute, accrued, contingent or otherwise) that are required to be reflected or reserved against in the Company Financial Statements or in the notes thereto in accordance with GAAP, other than (i) Liabilities so reflected or reserved against in the Company Financial Statements in accordance with GAAP or (ii) Liabilities that have arisen since the date of the Company Interim Financial Statements, in the ordinary and usual course of business consistent with past practice.

               Section 4.7 Absence of Changes. Since the date of the Company Audited Financial Statements, except to comply with specific items set forth in the Business Line Modification Plan after the date of this Agreement, (i) there has not been a Company Material Adverse Effect, (ii) the Company and its Subsidiaries have conducted their respective businesses in all material respects in the Ordinary Course and (iii) the Company and its Subsidiaries have not taken any action or omitted to take any action that, if taken or omitted to be taken after the date hereof without the consent of Parent, would constitute a violation of Sections 7.1(b)(iv), (v), (vi), (vii), (xiii), (xiv), (xvii), (xviii) and (xix).
               Section 4.8 Litigation.
     (a) There are no Actions pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of the executive officers or directors of the Company in their capacities as such, or any Actions to which the Company or any of its Subsidiaries is otherwise a named party.
     (b) Neither the Company nor any of its Subsidiaries nor any of their respective properties or assets is or are subject to any Order, writ, judgment, injunction, settlement, decree or award of any Governmental Entity.
               Section 4.9 Material Contracts.
     (a) Section 4.9 of the Company Disclosure Schedule sets forth all of the following Contracts to which the Company or any of its Subsidiaries is a party other than Loan Agreements or Lease Agreements that are subject to Section 4.19 and other than Company Benefit Plans and Company Employment Agreements that are subject to Section 4.12 (each, a “Company Material Contract”):
     (i) any Contract with any Affiliate (other than portfolio companies of any Company Stockholder or Person that directly or indirectly beneficially owns equity of any Company Stockholder, except to the extent within the Knowledge of the Company), employee, current or former director, officer or stockholder of the Company or any of its Subsidiaries or with a family member of any of the foregoing or with an entity in which any of the foregoing is a controlling Person;
     (ii) any Contract relating to the disposition or acquisition of any material assets, the disposition or acquisition of any business or any entity or any merger or other business combination, other than dispositions in the Ordinary Course of Business of loans, leases and residual assets;
     (iii) any Contract pursuant to which the Company or any of its Subsidiaries establishes a joint venture or partnership involving a sharing of profits, Losses, costs, or Liabilities by the Company or any of its Subsidiaries with any other Person;

     (iv) any trust indenture, mortgage, note, promissory note, bond, loan or credit agreement or other Contract relating to Indebtedness of the Company or any of its Subsidiaries, any currency exchange, commodities or other hedging arrangement, or any leasing transaction of the type required to be capitalized by the Company or any of its Subsidiaries in accordance with GAAP;
     (v) any Contract that is primarily a Contract of guarantee, support, assumption or endorsement of, or any similar commitment with respect to Liabilities of any other Person involving a dollar value in excess of two hundred thousand dollars ($200,000);
     (vi) any Contract that the Company reasonably anticipates will involve aggregate payments or consideration furnished by or to the Company or any of its Subsidiaries of more than two hundred thousand dollars ($200,000) in any year;
     (vii) any Contract for capital expenditures in excess of two hundred thousand dollars ($200,000) in the aggregate;
     (viii) any Contract with any Governmental Entity;
     (ix) any Contract containing covenants not to compete in any line of business or with any other Person in any geographical area, or covenants of any other Person not to compete with the Company in any line of business or in any geographical area or covenants that in any way purport to limit the ability of the Company or Parent or any of its Affiliates (after the Closing Date) to compete with any Person or engage in any line of business;
     (x) any material Contract containing a change of control provision, termination right or material fee, or any other restriction or material penalty that would be triggered by a change in ownership or Control of the Company or any of its Subsidiaries;
     (xi) any Contract providing for the indemnification by the Company or any of its Subsidiaries of any Person, except for any such Contract that is (x) not material to the Company or any of its Subsidiaries and (y) entered into in the Ordinary Course of Business;
     (xii) any Contract relating to Company Leased Real Property;
     (xiii) any Contract that grants any right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of the Company to own, operate, sell, transfer, pledge or otherwise dispose of any material amount of its assets or its business;

     (xiv) any Contract that contains a “most favored nation” clause or requires any type of exclusive dealing or similar arrangement involving the Company or any of its Subsidiaries;
     (xv) any Contracts and related materials evidencing the Company Stockholders’ existing capital commitments to the Company; and
     (xvi) any other Contract that is material to the Company or any of its Subsidiaries.
     (b) Copies of all such Company Material Contracts referred to in Section 4.9(a) previously have been delivered to or made available for inspection by Parent, and such copies are complete and correct. (i) Each Company Material Contract is a valid and binding obligation of the Company and is in full force and effect, (ii) the Company has performed in all material respects all obligations required to be performed by it to date under each Company Material Contract and is not (with or without the lapse of time or the giving of notice, or both) in material breach or default thereunder, (iii) to the Knowledge of the Company, each of the other parties to each Company Material Contract has performed in all material respects all obligations required to be performed by it to date under such Company Material Contract and is not (with or without the lapse of time or the giving of notice, or both) in material breach or default thereunder, and (iv) the Company has received no notice from any other party of its intent to cancel or terminate any Company Material Contract.
               Section 4.10 Compliance with Laws. The Company and its Subsidiaries:
     (a) have complied in all material respects with all Laws and Orders applicable to them or to the employees conducting their businesses;
     (b) have all Permits that are required in order to permit the Company and each of its Subsidiaries to carry on its business as currently conducted, as listed on Section 4.10(b) of the Company Disclosure Schedule; all such Permits are in full force and effect and the Company and each of its Subsidiaries are in compliance therewith in all material respects, and no suspension, revocation or cancellation of any such Permits has occurred or, to the Knowledge of the Company, is threatened; and
     (c) have received no notification or communication from any Governmental Entity (i) asserting that the Company or any of its Subsidiaries is not in compliance with any Laws or Orders, (ii) threatening to revoke any Permit or other governmental authorization, or (iii) failing to approve any proposed transaction, or stating its intention not to approve transactions, proposed to be effected by the Company within a certain period of time or indefinitely.

               Section 4.11 Labor Relations and Other Employment Matters.
     (a) Neither the Company nor any of its Subsidiaries is party to, bound by, or in the process of negotiating a collective bargaining agreement with any labor union or labor organization.
     (b) To the Knowledge of the Company, (i) there is no organizational effort currently being made or, threatened in writing by or on behalf of any labor union or labor organization to organize any employees of the Company or any of its Subsidiaries; (ii) no demand for recognition of any employees of the Company or any of its Subsidiaries has been made by or on behalf of any labor union or labor organization; (iii) no petition has been filed, nor has any proceeding been instituted by any employee of the Company or any of its Subsidiaries or group of employees of the Company or any of its Subsidiaries with any labor relations board or commission seeking recognition of a collective bargaining representative.
     (c) There is no pending or threatened strike, lockout, work stoppage, slowdown, labor picketing or material labor dispute with respect to or involving any employees of the Company or any of its Subsidiaries.
     (d) Neither the Company nor any of its Subsidiaries has received (i) notice of any unfair labor practice charge or complaint pending or threatened before the National Labor Relations Board or any other Governmental Entity against them, (ii) notice of any complaints, material grievances or arbitrations arising out of any collective bargaining agreements, (iii) notice of any charge or complaint with respect to or relating to them pending before the Equal Employment Opportunity Commission or any other Governmental Entity responsible for the prevention of unlawful employment practices, (iv) written notice of the intent of any Governmental Entity responsible for the enforcement of labor, employment, wages and hours of work, child labor, immigration or occupational safety and health Laws to conduct an investigation with respect to or relating to them or written notice that such investigation is in progress, or (v) written notice of any Actions pending, or to the Knowledge of the Company, threatened in any forum by or on behalf of any present or former employee of such entities, any applicant for employment or classes or representatives of the foregoing alleging breach of any express or implied contract of employment, any applicable Law governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship.
     (e) No employee of the Company or any of its Subsidiaries has experienced an “employment loss,” as defined by the WARN Act or any similar applicable state, local or foreign Law, requiring notice to employees in the event of a closing or layoff, within the past ninety (90) days.
     (f) The Company and its Subsidiaries are not, and have not been, (i) a “contractor” or “subcontractor” (as defined by Executive Order 11246), (ii)

required to comply with Executive Order 11246, or (iii) required to maintain an affirmative action plan.
     (g) The Company and its Subsidiaries have not (i) improperly classified and treated any worker, under applicable Law, as an employee or independent contractor, or (ii) improperly classified and treated any employee, under applicable Law, as exempt or non-exempt from overtime wage requirements (including in respect of each Company Benefit Plan).
     (h) Each employee of the Company and its Subsidiaries is employed by the entity to which such employee renders services.
               Section 4.12 Company Employee Benefits Plans.
     (a) Section 4.12(a) of the Company Disclosure Schedule contains a true and complete list of (i) each deferred compensation and each incentive compensation, stock purchase, stock option and other equity compensation plan, program, agreement or arrangement; each severance or termination pay, medical, surgical, hospitalization, life insurance and other “welfare” plan, fund or program (within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)); each profit-sharing, stock bonus or other “pension” plan, fund or program (within the meaning of Section 3(2) of ERISA); and each other employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by the Company or any Subsidiary for the benefit of any employee or former employee of the Company or any Subsidiary or any current or former director of the Company (the “Company Benefit Plans”) and (ii) each employment, termination or severance agreement (the “Company Employment Agreements”). Each of the Company Benefit Plans that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code is hereinafter referred to in this Section 4.12 as a “Company Title IV Plan.” The Company has made available to Parent a true and complete copy of each Company Benefit Plan and each Company Employment Agreement and a true and complete copy of the following items (in each case, only if applicable) (i) each trust or other funding arrangement, (ii) each summary plan description and summary of material modifications, (iii) the most recently filed annual report on the IRS Form 5500, and (iv) the most recently received IRS determination letter.
     (b) Each Company Benefit Plan has been operated and administered in accordance with its terms and is in substantial compliance with applicable Laws, including, without limitation, to ERISA and the Code. Neither the Company nor any of its Subsidiaries has a contract, plan or commitment, whether legally binding or not, to create any additional Company Benefit Plan, Company Employment Agreement, or any plan, agreement or arrangement that would be a Company Benefit Plan if adopted or to modify any existing Company Benefit Plan or Company Employment Agreement, except as required by applicable law. Except as required by applicable Law, there are no limitations or restrictions on the right of the Company or, after the consummation of the transactions contemplated hereby, Parent, to merge, amend or terminate any of the Company Benefit Plans.
     (c) With respect to each Company Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code, (i) each such Company Benefit Plan has been determined to be so qualified and has received a favorable determination letter from the IRS with respect to its qualification, (ii) the trusts maintained thereunder have been determined to be exempt from taxation under Section 501(a) of the Code, and (iii) to the Knowledge of the Company, its Subsidiaries and any Company ERISA Affiliate, no event has occurred that could reasonably be expected to result in disqualification or adversely affect such exemption.
     (d) No Liability under Title IV or Section 302 of ERISA has been incurred by the Company or any Company ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to the Company or any Company ERISA Affiliate of incurring any such Liability, other than Liability for premiums due the Pension Benefit Guaranty Corporation (“PBGC”) (which premiums have been paid when due). No Company Title IV Plan or any trust established thereunder has incurred any “accumulated funding deficiency” (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of each Company Title IV Plan ended prior to the date hereof.
     (e) No Company Benefit Plan (including for this purpose, any employee benefit plan described in ERISA Section 3(3) that the Company, any Subsidiary or any Company ERISA Affiliate maintained, sponsored or contributed to within the six-year period preceding the date hereof) is (i) a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA), (ii) a “multiple employer plan” (within the meaning of Section 413(c) of the Code) or (iii) a Company Title IV Plan.
     (f) There are no material pending or threatened claims by or on behalf of any Company Benefit Plan, by any employee or former employee or beneficiary covered under any such Company Benefit Plan, or otherwise involving any such Company Benefit Plan (other than routine claims for benefits).
     (g) No Company Benefit Plan provides benefits, including without limitation, death or medical benefits (whether or not insured), beyond retirement or other termination of service, other than (i) coverage mandated solely by applicable Law, (ii) death benefits or retirement benefits under any “employee pension benefit plan” (as defined in Section 3(2) of ERISA) or (iii) benefits, the full costs of which are borne by the participant or his or her beneficiary.
     (h) Each Company Benefit Plan and each Company Employment Agreement that is a “nonqualified deferred compensation plan” (as defined for purposes of Section 409A(d)(1) of the Code) has (i) been maintained and operated since January 1, 2005 in good faith compliance with Section 409A of the Code and all applicable IRS guidance promulgated thereunder so as to avoid any Tax, penalty or interest under Section 409A of the Code and, as to any such plan in existence prior to January 1, 2005, has not been “materially modified” (within the meaning of IRS Notice 2005-1) at any time after October 3, 2004, and (ii) since January 1, 2009, been in documentary and operational compliance with Section 409A of the Code and all applicable IRS guidance promulgated thereunder.
     (i) Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will, either alone or in combination with another event, (i) entitle any current or former employee, officer or director of the Company or any Company ERISA Affiliate to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, officer, or director. Neither the Company nor any Company ERISA Affiliate is party to any contract or arrangement that could result, separately or in the aggregate, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code.
     (j) (i) Each Company Employment Agreement is a valid and binding obligation of the Company or its Subsidiaries and is in full force and effect, (ii) the Company or its Subsidiaries have performed in all material respects all obligations required to be performed by it to date under each Company Employment Agreement and is not (with or without the lapse of time or the giving of notice, or both) in material breach or default thereunder, and (iii) to the Knowledge of the Company, each of the other parties to each Company Employment Agreement has performed in all material respects all obligations required to be performed by it to date under such Company Employment Agreement and is not (with or without the lapse of time or the giving of notice, or both) in material breach or default thereunder.
               Section 4.13 Taxes.
     (a) (i) All material United States federal income and other material Tax Returns required to be filed by or on behalf of or with respect to the Company and each of its Subsidiaries have been timely filed with the appropriate Taxing Authority and all such Tax Returns are true and complete in all material respects, and (ii) the Company has, or has caused each of its Subsidiaries to, duly and timely pay all material Taxes and other charges due or claimed to be due and to make all required estimated payments of Taxes.
     (b) The Company and each of its Subsidiaries have timely collected or withheld in all material respects all Taxes required to be collected or withheld with respect to their employees, independent contractors, creditors, stockholder or other third parties and have paid over to the appropriate Taxing Authority all such Taxes. All deficiencies or assessments made in writing as a result of any audit, examination or investigation of any Taxing Authority of Tax Returns of the

Company and its Subsidiaries have been fully paid, and no other audits, examination or investigations by any Taxing Authority relating to any Tax Returns of the Company and its Subsidiaries are in progress. Neither the Company nor any of its Subsidiaries have received written notice from any Taxing Authority of the commencement of any audit, examination or investigation not yet in progress.
     (c) Neither the Company nor any of its Subsidiaries is a party to any Tax indemnification, Tax allocation or Tax sharing agreements pursuant to which the Company or any of its Subsidiaries, as applicable, will have any obligation to make any payments after the Closing Date. Neither the Company nor any of its Subsidiaries is or could be liable for Taxes of any Person (other than of a member of the affiliated group for United States federal income tax purposes of which the Company is the common parent) (i) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign Law), (ii) as a transferee or successor, (iii) by agreement or (iv) otherwise, for any taxable period for which the applicable statute of limitations (including extensions) is not closed.
     (d) There are no Tax rulings, requests for rulings or closing agreements relating to or with respect to the income and/or assets of the Company or any of its Subsidiaries that could affect the liability for Taxes of the Company or any of its Subsidiaries, as applicable, for any period (or portion thereof) ending on or after the Closing Date.
     (e) Neither the Company nor any of its Subsidiaries is or will be required to include a material item of income, or exclude a material item of deduction, for any period (or portion thereof) ending on or after the Closing Date, as a result of, on or before the Closing Date, any (i) transaction treated as an installment sale under Section 453 of the Code (or any similar provision of state, local or foreign Law), (ii) transaction treated as an open transaction for any Tax purpose, (iii) receipt of a prepaid amount or deposit, (iv) change in method of accounting or similar adjustment under Section 481(a) of the Code (or any similar provision of state, local or foreign Law) that the Company or any of its Subsidiaries has agreed to, requested, or was required to make, or (v) agreement entered into with any Taxing Authority.
     (f) There are no material Liens for Taxes upon any assets of the Company or any of its Subsidiaries other than Permitted Liens.
     (g) No written claim has ever been made by a Taxing Authority in any jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by such jurisdiction.
     (h) Neither the Company nor any of its Subsidiaries has granted any waiver, extension or comparable consent regarding the application of the statute of limitations with respect to any material amount of Taxes or material Tax Return that is outstanding, nor has any request for any such waiver, extension or consent been made.
     (i) Neither the Company nor any of its Subsidiaries is or has ever been required to make any disclosure to the IRS pursuant to Section 6111 of the Code or Section 1.6011 of the Treasury Regulations.
     (j) Neither the Company nor any of its Subsidiaries has entered into any agreements or arrangements (whether written or oral) with respect to the performance of services for which payment thereunder would result in a nondeductible expense to such Company or any of its Subsidiaries pursuant to Section 162(m) or Section 280G of the Code or any similar provision of state, local or foreign Law.
     (k) Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending on or after the Closing Date as a result of any intercompany transactions or excess loss account described in section 1.1502 of the Treasury Regulations (or any corresponding or similar provision of state, local or foreign Law).
     (l) There are no material restrictions on the deductibility of a material amount of interest payable by the Company or any of its subsidiaries for federal income, state, local and foreign Tax purposes.
     (m) Neither the Company nor any of its Subsidiaries has been a distributing or controlled corporation in a transaction to which Section 355 of the Code applies that would reasonably be expected to be treated as part of a “plan (or series of related transactions)” (within the meaning of Section 355 of the Code) that includes the acquisition of any stock of the Company or any of its Subsidiaries.
     (n) Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Section 1.6011-4(b)(2) of the Treasury Regulations (or any corresponding or similar provision of state, local or foreign Law).
               Section 4.14 Environmental Matters.
     (a) The Company is in compliance in all material respects with all applicable Environmental Laws (which compliance includes, but is not limited to, the possession by the Company of all Permits required under applicable Environmental Laws, and compliance with the terms and conditions thereof) and no event has occurred or condition exists which constitutes or, that with notice or lapse of time or both, would constitute, a violation pursuant to Environmental Law and, to the Knowledge of the Company, there are no circumstances that are expected to prevent such material compliance in the future.

     (b) There is no material environmental claim pending or, to the Knowledge of the Company, threatened against the Company or, to the Knowledge of the Company, against any Person whose Liability for any such environmental claim the Company has retained or assumed either contractually or by operation of Law.
     (c) There are no past or present Actions, or to the Knowledge of the Company, circumstances, conditions or incidents, including, without limitation, the Release of any Hazardous Material, that could reasonably be expected to form the basis of a material environmental claim against the Company, or, to the Knowledge of the Company, against any Person whose Liability for any such environmental claim the Company has or may have retained or assumed either contractually or by operation of Law, and without in any way limiting the generality of the foregoing, other than in material compliance with all Environmental Laws, no properties owned, operated or leased by the Company contain any: (i) underground storage tanks; (ii) asbestos; or (iii) toxic molds.
     (d) There is no cleanup of Hazardous Materials occurring or, to the Knowledge of the Company required at any property currently or formerly owned, operated or leased by the Company, and to the Knowledge of the Company, there is no cleanup required in relation to any property for which the Company has retained or assumed Liability either contractually or by operation of law which in either case above could reasonably be expected to result in material Liability to the Company.
     (e) The Company and its subsidiaries have made available to Parent copies of any material reports, studies, analyses, tests or monitoring possessed by or in the reasonable control of the Company or its subsidiaries pertaining to Hazardous Materials in, on or beneath any property operated or leased by the Company.
     (f) Notwithstanding any other representation or warranty in this Agreement, the representations and warranties in this Section 4.14 constitute the sole representations and warranties of the Company concerning any Liability or compliance relating to any Environmental Law or any Hazardous Material.
               Section 4.15 Real and Personal Property.
     (a) Section 4.15(a) of the Company Disclosure Schedule identifies a list of all real property leased or operated by the Company and its Subsidiaries (including all leasehold, sub-leasehold, ground leasehold, or other rights to use or occupy any land, buildings, structures, improvements, fixtures, or other interest in real property) (the “Company Leased Real Property”) that is complete and accurate in all material respects.

     (b) Neither the Company nor any of its Subsidiaries owns a fee interest in real property (including any land, buildings, structures, improvements, fixtures or easements).
     (c) Each of the leases relating to Company Leased Real Property is a valid and subsisting leasehold interest of the Company or any of its Subsidiaries free of sub-tenancies and other occupancy rights and Liens (other than Permitted Liens), and is a valid and binding obligation of the Company or any of its Subsidiaries, enforceable against the Company or any of its Subsidiaries in accordance with its terms.
     (d) Other than as set forth in the leases listed in Section 4.15(d) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or obligated under any option, right of first refusal or other contractual right to sell, dispose of or lease any of the Company Leased Real Property or any portion thereof or interest therein to any Person (other than pursuant to this Agreement). Neither the Company nor any of its Subsidiaries is a party to any agreement or option to purchase any real property or interest therein.
     (e) With respect to the Company Leased Real Property:
     (i) true, correct and complete copies of the Company Real Property Leases have been delivered to Parent prior to the date hereof and such Company Real Property Leases have not been amended or modified since that date;
     (ii) neither the Company, nor, to the Knowledge of the Company, any other party to each Company Real Property Lease is in material breach or default under such Company Real Property Lease, and no event has occurred or failed to occur or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a material breach or default, or permit the termination, modification or acceleration of rent under such Company Real Property Lease;
     (iii) none of the Company Leased Real Property has been pledged or assigned by the Company or any of its Subsidiaries or is subject to any Liens (other than pursuant to this Agreement or Permitted Liens);
     (iv) the Company does not owe, nor will it owe in the future, any brokerage commissions or finder’s fees with respect to any Real Property Lease; and
     (v) other than as set forth in Section 4.15(e) of the Company Disclosure Schedule, the Company has not subleased, licensed or otherwise granted any Person the right to use or occupy any Company Leased Real Property or any portion thereof.

     (f) Except for Company Intellectual Property, which is the subject of Section 4.16 of this Agreement, the Company and its Subsidiaries have good and valid title to all of their respective assets and personal property (tangible and intangible) that they purport to own, including all assets and personal property reflected in the Company Financial Statements (other than to the extent such assets or properties were sold by the Company since the date of the Company Financial Statements in the Ordinary Course of Business) and have valid leasehold interests in all leased personal property, in each case free and clear of all Liens of any kind or character, except for Permitted Liens.
               Section 4.16 Intellectual Property.
     (a) Section 4.16(a) of the Company Disclosure Schedule sets forth a list, as of the date of this Agreement, of all Intellectual Property that is the subject of a registration or application for registration before the United States Patent and Trademark Office, the United States Copyright Office or any foreign equivalent, that is complete and accurate in all material respects.
     (b) The Company or a Subsidiary of the Company owns, has a license or otherwise possesses rights to use all Intellectual Property that is material to the conduct of the business of the Company or any of its Subsidiaries free and clear of all Liens other than Permitted Liens.
     (c) To the Knowledge of the Company, use by the Company and its Subsidiaries of any Company Intellectual Property, and the conduct of their business as currently conducted, has not since the Company’s formation, and does not infringe, misappropriate, dilute or otherwise violate any rights of any person in any material respect.
     (d) To the Knowledge of the Company, no person is infringing, misappropriating, or otherwise violating any rights of the Company or any of its Subsidiaries in or to any Material Company Intellectual Property. No Actions are pending, or have been threatened or asserted in writing since the Company’s formation, by the Company or any of its Subsidiaries against any person with regard to the ownership, use, infringement, misappropriation, dilution, or violation, of any Company Intellectual Property.
     (e) The Company and its Subsidiaries take reasonable actions to protect the confidentiality of trade secrets and other confidential business information contained in the Material Company Intellectual Property.
               Section 4.17 Related Party Transactions.
     (a) Neither the Company nor any of its Subsidiaries is a party to any Contract, arrangement or transaction with any employee, current or former director, officer or manager, any stockholder or other equity security holder, of the Company or any of its Affiliates (other than portfolio companies of any Company

Stockholder or Person that directly or indirectly beneficially owns equity of any Company Stockholder, except to the extent within the Knowledge of the Company) (each, a “Related Party Transaction” and, collectively, the “Related Party Transactions”). Notwithstanding the foregoing, Related Party Transactions shall not include any Company Benefit Plans and Company Employment Agreements.
     (b) Section 4.17(b) of the Company Disclosure Schedule sets forth a true and complete list of (i) any and all loans or other extensions of credit made or guaranteed by the Company or any of its Subsidiaries to or for the benefit of any current or former director, officer, stockholder or employee of the Company or any of its Affiliates (other than portfolio companies of any Company Stockholder or Person that directly or indirectly beneficially owns equity of any Company Stockholder, except to the extent within the Knowledge of the Company), other than advances of business expenses in the Ordinary Course of Business and (ii) any and all loans, guarantees, or other extensions of credit of any amount made to or for the benefit of the Company by any of such Persons.
               Section 4.18 Insurance. The Company and each of its Subsidiaries have been and presently are insured, for reasonable amounts with financially sound and reputable insurance companies against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured. Copies of all material insurance policies maintained by the Company and its Subsidiaries as of the date of this Agreement, including fire and casualty, general liability, product liability, business interruption, directors and officers and other professional liability policies, have been made available to Parent. All such insurance policies are in full force and effect. Neither the Company nor any of its Subsidiaries is in material breach or default, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or lapse of time or both, would constitute such a material breach or default, or permit a termination or modification of any of the material insurance policies of the Company and its Subsidiaries.
               Section 4.19 Loan and Lease Agreements.
     (a) The Company has provided Parent a data tape setting forth a true and complete list, as of the end of the calendar month immediately preceding the date of this Agreement, of all (i) Contracts governing a loan extended by the Company or any of its Subsidiaries (each, a “Loan Agreement”), and (ii) Contracts with respect to lease agreements by the Company or its Subsidiaries to lessees (each, a “Lease Agreement”).
     (b) All of the Loan Agreements, together with any related Loan Documents, and all of the Lease Agreements, together with any related Lease Documents, are valid, binding and enforceable obligations of the Company or one of its Subsidiaries, and to the Knowledge of the Company, the other parties thereto, in accordance with their respective terms, except as the enforceability thereof may be stayed, delayed or avoided in connection with any bankruptcy, insolvency, reorganization or debt moratorium proceeding to which the Obligor thereunder is subject and subject to fraudulent transfer, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
     (c) Section 4.19(c) of the Company Disclosure Schedule sets forth a schedule of (i) any failure to procure insurance in accordance with the terms of any Loan Agreement or related Loan Document or any Lease Agreement or related Lease Document, as known by the Company and reported in the Company internal tracking system known as “TAF Tracker” (for Titan Asset Finance, Inc. and its subsidiaries (“TAF”)) or reported to the Company by third party provider Premier Lease and Loan Services (for Titan Vendor Finance, Inc. and its subsidiaries (“TVF”)),and (ii) any failure to pay Taxes by the borrower under any Loan Agreement or related Loan Document in accordance with the terms thereof or by the lessee under any Lease Agreement or related Lease Document in accordance with the terms thereof, other than the MarCap Property Taxes.
     (d) Section 4.19(d) of the Company Disclosure Schedule, identifies the Obligors in respect of any Loan Agreement or related Loan Documents or any Lease Agreement or related Lease Document that, to the Knowledge of the Company, are the subject of a bankruptcy, insolvency or similar proceeding.
     (e) Except as set forth on Section 4.19(e) of the Company Disclosure Schedule, substantially all of the Loan Agreements and Lease Agreements have been entered into on either forms (i) substantially similar to the Company’s standard forms (copies of such standard forms are annexed on Section 4.19(e)(I) (for TAF) or Section 4.19(e)(II) (for TBV) of the Company Disclosure Schedules) (the “Standard Forms”), or (ii) which (x) contain terms and conditions that are standard for the type of transactions purported to be covered thereby, (y) include representations from the Obligor thereunder that the obligation thereunder was entered into primarily for business or commercial purposes and not for personal, family or household purposes, (z) contain an express waiver, to the extent permitted by applicable law, of any and all rights and remedies conferred upon a lessee by Article 2A of the Uniform Commercial Code, to the extent that the transactions thereunder are governed by Article 2A of the Uniform Commercial Code, and (iv) do not contain any exception or waiver of the benefits of a Lessor under a finance lease governed by Article 2A of the Uniform Commercial Code, if applicable.
     (f) Except as set forth in Section 4.19(f) of the Company Disclosure Schedule, to the Knowledge of the Company, substantially all of the Loan Agreements and substantially all of the Lease Agreements have the following characteristics: (i) each such Loan Agreement or Lease Agreement was originated in the United States and the Scheduled Payments thereunder are payable in U.S. dollars by each Obligor party thereto that was domiciled in the United States at the time of origination , and (ii) no Obligor in respect of any Loan Agreement or Lease Agreement is an Affiliate of the Company (excluding, for this purpose, any portfolio company of a Company Stockholder).

     Section 4.20 Equipment and Collateral.
     (a) With respect to TVF, (i) TVF has a valid, perfected and enforceable first priority security interest with respect to the collateral (which, for the purposes of this provision, shall mean the primary items of Equipment being leased by TAF and not supplemental collateral) with respect to which the creation and perfection of a security interest thereon is governed by Article 9 of the Uniform Commercial Code intended to secure the obligations of each Obligor under Loan Agreements, provided that the aggregate original principal amount of such obligations was more than $25,000, and (ii) with respect to Equipment (which, for the purposes of this provision, shall mean the primary items of Equipment being leased by TAF and not supplemental collateral) subject to a Lease Agreement, (A) with respect to Leases other than those governed by Article 9 of the Uniform Commercial Code, the Company, or the applicable Subsidiary of the Company, has good and marketable title to such Equipment free and clear of all Liens other than the Lien of such Lease and other Liens permitted under the applicable Lease Agreements and (B) provided that the aggregate original equipment cost of all Equipment leased to an Obligor is more than $25,000, with respect to Leases governed by Article 9 of the Uniform Commercial Code, all notices to or filings with (including, without limitation, precautionary Uniform Commercial Code financing statements) any Governmental Entity that are necessary for the protection or perfection of TVF’s security interest in the leased property have been made and are in full force and effect.
     (b) With respect to TAF, (i) for Loan Agreements and Lease Agreements governed by Article 9 of the Uniform Commercial Code, TAF has a valid, perfected and enforceable first priority security interest with respect to collateral (which, for the purposes of this provision, shall mean the primary items of Equipment being leased by TAF and not supplemental collateral) with respect to which the creation and perfection of a security interest thereon is governed by Article 9 of the Uniform Commercial Code and for which a first priority security interest can be perfected by filing in the appropriate non-real property filing office (subject to Liens permitted by the related Loan Agreement or Lease Agreement) and (ii) with respect to Equipment (which, for the purposes of this provision, shall mean the primary items of Equipment being leased by TAF and not supplemental collateral) under Lease Agreements not governed by Article 9 of the Uniform Commercial Code, (A) the Company, or the applicable Subsidiary of the Company, has good and marketable title to such Equipment free and clear of all Liens other than the Lien of such Lease and other Liens permitted under the applicable Lease Agreement, and (B) all notices to or filings (including, without limitation, precautionary Uniform Commercial Code financing statements) with any Governmental Entity that are necessary for the perfection of TAF’s security interest in the leased property have been made and, to the Knowledge of the Company, are in full force and effect.

               Section 4.21 Interest Rate Risk Management Instruments. All Derivative Transactions entered into by the Company or any of its Subsidiaries or for the account of any of its customers were entered into only in the Ordinary Course of Business and in all material respects in accordance with applicable Laws, and in all material respects in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by the Company and its Subsidiaries, and were entered into with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisers) and to bear the risks of such Derivative Transactions. The Company and its Subsidiaries have duly performed all of their material obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and, to the Knowledge of the Company, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.
               Section 4.22 Internal Controls. The Company and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of the preparation of financial statements in accordance with GAAP. The Company has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s auditors and the audit committee of the Board of Directors of the Company any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls.
               Section 4.23 Investment Company Act. The Company is not an “investment company” or an entity “controlled” by an “investment company” as such terms are defined in the Investment Company Act of 1940, as amended.
               Section 4.24 Private Placement.
     (a) The Company understands and acknowledges that the issuance of the shares of Parent Common Stock for the Merger Consideration pursuant to the Merger will not be registered under the Securities Act and that any shares of Parent Common Stock will be issued to the Company Stockholders in a private placement transaction effected in reliance on an exemption from the registration requirements of the Securities Act and in reliance on exemptions from the registration or qualification requirements of applicable Blue Sky Laws. The Company acknowledges that any shares of Parent Common Stock so issued to the Company Stockholders will be “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act. To the Knowledge of the Company, each of the Company Stockholders is an “accredited investor” within the meaning of Regulation D, Rule 501(a), promulgated by the Securities and Exchange Commission under the Securities Act.
     (b) The Company understands that no public market now exists for any of the securities issued by Parent and that there is no assurance that a public market ever will exist for the Parent Common Stock issued as Merger Consideration.

     (c) The Company has had an opportunity to discuss Parent’s business, management, and financial affairs with Parent’s management and the opportunity to review Parent’s facilities and business plan. The Company also has had an opportunity to ask questions of officers of Parent. The Company acknowledges that it has had an opportunity to conduct its own independent due diligence investigation of Parent.
               Section 4.25 Solvency. As of the date hereof and through the Effective Time, (i) the amount of the “fair saleable value” of the assets of each of the Company and its Subsidiaries will exceed (A) the value of all liabilities of the Company and such Subsidiaries, and (B) the amount that will be required to pay the probable liabilities of the Company and such Subsidiaries on their existing debts (including contingent liabilities) as such debts become absolute and matured, (ii) each of the Company and its Subsidiaries will not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged, and (iii) each of the Company and its Subsidiaries will be able to pay its liabilities, including contingent and other liabilities, as they mature. For purposes of the foregoing, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancing including capital calls, or a combination thereof, to meet its obligations as they become due.
               Section 4.26 Brokers and Other Advisors. No broker, investment banker, financial advisor or other Person (other than Goldman, Sachs & Co.) is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Company.
               Section 4.27 Takeover Laws. No “fair price,” “affiliated transactions,” “moratorium,” “control share acquisitions,” “business combination” or other similar anti-takeover statute, provision or regulation (including Section 203 of the DGCL) enacted under state or federal law in the United States applicable to the Company is applicable to the Merger or the other transactions contemplated by this Agreement.
               Section 4.28 No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV, neither the Company nor any other Person makes any express or implied representation or warranty on behalf of the Company or with respect to the Company and any of the transactions contemplated hereby.
               Section 4.29 No Reliance on Forecasts. The Company acknowledges and agrees that neither Parent nor any of its Subsidiaries makes or has made any representations or warranties regarding, and neither the Company nor any of the Company Stockholders is relying upon, any financial projections, forecasts, estimates of budgets, or future revenues, profits, results or operations, cash flows or financial condition (or components thereof) or the future value or liquidity of the Parent Common Stock.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE DESIGNATED MONITOR
          The Designated Monitor represents and warrants to Parent and Merger Sub as follows:
               Section 5.1 Authority; Noncontravention.
     (a) The Designated Monitor has all requisite corporate or other power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Designated Monitor and the consummation by the Designated Monitor of the transactions contemplated hereby have been duly authorized by all necessary corporate or other action on the part of the Designated Monitor and no other corporate or other proceedings on the part of the Designated Monitor is necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Designated Monitor and, assuming the due authorization, execution and delivery by each of the other parties hereto, constitutes a legal, valid and binding obligation of the Designated Monitor, enforceable against the Designated Monitor in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at Law).
     (b) The execution and delivery of this Agreement by the Designated Monitor does not, and the consummation by the Designated Monitor of the Merger and the other transactions contemplated hereby and compliance by the Designated Monitor with the provisions of this Agreement will not, conflict with, or result in any violation or breach of, or default under any Law applicable to the Designated Monitor or its properties or other assets, or Order applicable to the Designated Monitor of its properties or other assets.
               Section 5.2 No Other Representations or Warranties. Except for the representations and warranties contained in this Article V, neither the Designated Monitor nor any other Person makes any express or implied representation or warranty on behalf of the Designated Monitor or with respect to the Designated Monitor and any of the transactions contemplated hereby.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
          Except as set forth in the corresponding sections or subsections of Parent Disclosure Schedule (it being agreed that, except with regard to Section 6.7(i), disclosure of any item in any section or subsection of Parent Disclosure Schedule shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is readily apparent on the face of the disclosure to such other sections or subsections), Parent hereby represents and warrants to the Company as follows:
               Section 6.1 Organization, Standing and Corporate Power.
     (a) Parent and each of its Subsidiaries has been duly organized, is validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of the jurisdiction of its incorporation or formation, as the case may be, and has all requisite corporate or other power and authority and possesses all Permits necessary to enable it to use its corporate or other name and to own, lease or otherwise hold and operate its properties and other assets and to carry on its business as currently conducted, except where the failure to possess such Permits, individually or in the aggregate, would not have a Parent Material Adverse Effect or prevent or materially impair the ability of Parent to perform its obligations under this Agreement or prevent or materially impede, hinder or delay the consummation of the Merger or the other transactions contemplated hereby. Parent and each of its Subsidiaries is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification, licensing or good standing necessary, except where the failure to be so qualified or licensed, individually or in the aggregate, would not have a Parent Material Adverse Effect or prevent or materially impair the ability of Parent to perform its obligations under this Agreement or prevent or materially impede, hinder or delay the consummation of the Merger or the other transactions contemplated hereby. Parent is duly registered as a savings and loan holding company under HOLA. Parent has made available to the Company, prior to the date of this Agreement, complete and accurate copies of its Amended and Restated Certificate of Incorporation (the “Parent Certificate”) and Amended and Restated By-laws (the “Parent By-laws”), the Certificate of Incorporation of Merger Sub (the “Merger Sub Certificate”) and the By-laws of Merger Sub (the “Merger Sub By-laws”), in each case as amended to the date hereof.
     (b) Except for its ownership of EverBank, Parent does not own, beneficially or of record, either directly or indirectly any voting securities or equity interests in any depository institution (as defined in 12 U.S.C. Section 1813(c)(1) (other than shares held in trust accounts, managed accounts and the like for the benefit of customers).
     (c) EverBank is a federal savings association, duly organized and licensed, validly existing and in good standing under HOLA. The deposit accounts of EverBank are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Deposit Insurance Fund to the fullest extent permitted by Law, provided, however, that EverBank has not elected to extend its participation in the FDIC’s Transaction Account Guarantee component of the Temporary

Liquidity Guarantee Program (“TAG”), under which noninterest-bearing transaction accounts are insured without limit by the FDIC. EverBank’s participation in TAG will expire on December 31, 2009, at which time such noninterest-bearing transaction accounts will be insured by the FDIC in accordance with other applicable Law, including regulations of the FDIC. All premiums and assessments required to be paid in connection therewith have been timely paid.
               Section 6.2 Subsidiaries. Section 6.2 of the Parent Disclosure Schedule lists, as of the date hereof, each Subsidiary of Parent, including its state of incorporation or formation and each jurisdiction in which such Subsidiary is qualified or licensed to do business. All of the outstanding capital stock of, or other equity interests in, each Subsidiary of Parent is directly or indirectly owned by Parent. All the issued and outstanding shares of capital stock of, or other equity interests in, each such Subsidiary owned by Parent have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by Parent, free and clear of all Liens, and free of any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity interests. Except for the capital stock of, or voting securities or equity interests in, its Subsidiaries, Parent does not own, directly or indirectly, as of the date hereof, any capital stock of, or other voting securities or equity interests in, any Person. Copies of the charter and by-laws or comparable organizational documents and any amendments thereto for each of Parent’s Subsidiaries were furnished to the Company and are true, complete and correct copies of such documents as in effect on the date of this Agreement.
               Section 6.3 Capital Structure.
     (a) The authorized capital stock of Merger Sub consists of one hundred (100) shares of common stock, par value $0.01 per share (the “Merger Sub Common Stock”). As of the date hereof, Parent beneficially owns each issued and outstanding share of Merger Sub Common Stock and, at the Effective Time, Merger Sub will be a direct or indirect wholly owned Subsidiary of Parent. Merger Sub has not incurred nor prior to the Closing shall it incur any liabilities or obligations, except those incurred in connection with its organization and the negotiation of this Agreement and the performance hereof, and the consummation of the transactions contemplated hereby, including the Merger. Except as contemplated by this Agreement, Merger Sub has not engaged in any business activities of any type or kind whatsoever, or entered into any agreements or arrangements with any Person, or become subject to or bound by any obligation or undertaking.
     (b) The authorized capital stock of Parent consists of five million (5,000,000) shares of common stock, par value $0.01 per share (the “Parent Common Stock”) and one million (1,000,000) shares of preferred stock, par value $0.01 per share (the “Parent Preferred Stock”). As of the date of this Agreement: (i) 2,748,269 shares of Parent Common Stock are issued and outstanding (none of which were held by Parent in its treasury); and (ii) no shares of Parent Common

Stock are owned by Subsidiaries of Parent. As of the date of this Agreement, (i) 250,000 shares of Parent Preferred Stock are designated by Parent as Series A 6% Cumulative Convertible Preferred Stock (the “Parent Series A Preferred Stock”), of which 186,744 are issued and outstanding and (ii) 150,000 shares of Parent Preferred Stock are designated by Parent as 4% Series B Cumulative Participating Perpetual Pay in Kind Preferred Stock (the “Parent Series B Preferred Stock”), of which 129,614.25 shares were issued and outstanding. As of the date of this Agreement the outstanding shares of Parent Series A Preferred Stock are in the aggregate convertible into 186,744 shares of Parent Common Stock and the outstanding shares of Parent Series B Preferred Stock are convertible into 1,010,317 shares of Parent Common Stock. As of the close of business on October 16, 2009, 657,753 Parent stock options were issued and outstanding. Each outstanding share of Parent Common Stock and Merger Sub Common Stock is duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights or similar rights and issued in compliance with applicable state and federal securities Laws.
     (c) Each outstanding share of Parent Common Stock to be issued as Merger Consideration pursuant to this Agreement will be duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights or similar rights and issued in compliance with applicable state and federal securities Laws. Parent has reserved from its duly authorized capital stock sufficient shares of Parent Common Stock for issuance in order to meet its obligations pursuant to this Agreement and the transactions contemplated hereby.
     (d) Section 6.3(d) of the Parent Disclosure Schedule sets forth a true, complete and correct list, as of the date of this Agreement, of the record owners of the shares of (i) the Parent Common Stock, (ii) the Parent Preferred Stock, (iii) options to purchase Parent Common Stock or Parent Preferred Stock and (iv) restricted stock units in respect of the Parent Common Stock and the Parent Preferred Stock, in each case indicating the number of such shares or units held of record by each such Person and, as applicable, the exercise price, conversion rate or price and vesting details of such shares or units.
     (e) There are not issued, reserved for issuance or outstanding (i) any securities of Parent or Merger Sub convertible into or exchangeable or exercisable for shares of Parent Common Stock or Merger Sub Common Stock, respectively, other voting securities or equity interests of Parent or Merger Sub or (ii) any warrants, calls, options or other rights to acquire from Parent or Merger Sub, and no obligation of Parent or Merger Sub to issue any capital stock, voting securities, equity interests or securities convertible into or exchangeable or exercisable for Parent Common Stock, Merger Sub Common Stock or voting securities of Parent or Merger Sub. There are not any outstanding obligations of Parent or Merger Sub to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. Neither Parent nor Merger Sub is a party to any voting Contract with respect to the voting of any such securities.
     (f) Parent has obtained all necessary waivers such that no holder of any capital stock of Parent has any preemptive rights or other rights to purchase additional shares of Parent in connection with the Merger and any of the transactions contemplated hereby, including without limitation the Initial Investment and the distribution of the Merger Consideration to the Company Stockholders.
     (g) There are no bonds, debentures, notes or other Indebtedness of Parent or Merger Sub having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Parent or Merger Sub, respectively, may vote.
               Section 6.4 Authority; Noncontravention.
     (a) Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub and by all necessary shareholder action on the part of Parent’s shareholders and no other corporate proceedings on the part of Parent and Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by each of the other parties hereto, constitutes a legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub, as applicable, in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at Law).
     (b) The board of directors of each of Parent and Merger Sub, by resolutions duly adopted at a meeting duly called and held, has unanimously (i) approved, and declared advisable, the agreement of merger (within the meaning of Section 607.1104 of the FBCA and Section 251 of the DGCL, respectively) contained within this Agreement, (ii) determined that the terms of this Agreement are fair to, and in the best interests of, Parent and Merger Sub, respectively, and their respective stockholders and (iii) recommended that the shareholders of Parent approve the Amended and Restated Certificate of Incorporation of Parent and that Parent, as the sole stockholder of Merger Sub, adopt this Agreement and approve the transactions contemplated hereby, which resolutions have not as of the date hereof been subsequently rescinded, modified or withdrawn in any way.

     (c) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby and compliance by Parent and Merger Sub with the provisions of this Agreement will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, modification, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien (other than a Permitted Lien) in or upon any of the properties or other assets of Parent and Merger Sub under; (i) the Parent Certificate, Merger Sub Certificate, Parent By-laws or the Merger Sub By-laws or the comparable organizational documents of any of the Subsidiaries of Parent; (ii) any Parent Material Contract to which Parent or any of its Subsidiaries is a party or any of their respective properties or other assets is subject; or (iii) assuming (solely with respect to performance of this Agreement and consummation of the Merger and the other transactions contemplated hereby) compliance with the matters referred to in Section 6.4(d) any (A) Law applicable to Parent or any of its Subsidiaries or any of their respective properties or other assets, or (B) Order applicable to Parent or any of its Subsidiaries or any of their respective properties or other assets.
     (d) No consent, approval, Order or authorization or Permit of, action by or in respect of, registration, declaration or filing with, or notification to any Governmental Entity is required by Parent or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Parent and Merger Sub, respectively, or the consummation of the Merger or the other transactions contemplated hereby, except for (i) (A) the filing of premerger notifications and report forms under the HSR Act and the expiration or termination of the waiting period required thereunder, and (B) the receipt, termination or expiration, as applicable, of approvals or waiting periods required under any other applicable Antitrust Law; (ii) consents, approvals, Orders or authorizations or Permits of, actions by or in respect of, registration, declaration or Permits of, actions by or in respect of, registration, declaration or filing with, or notification to (A) the OTS pursuant to 12 C.F.R. § 559.11 and 12 C.F.R. § 563.41(b), referencing the Federal Reserve Regulation W, 12 C.F.R. § 223.31(d), and (B) the FDIC pursuant to 12 C.F.R. § 362.15 and; (iii) applicable requirements of the Securities Act, the Exchange Act, and state securities takeover and “blue sky” laws, as may be required in connection with this Agreement and the transactions contemplated hereby; and (iv) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware. As of the date hereof, to the Knowledge of Parent, there is no circumstance, condition or event regarding Parent that is reasonably likely to cause the condition in Section 10.1(b) and Section 10.2(h) to fail to be satisfied.
               Section 6.5 Parent Financial Statements. Attached to Section 6.5 of the Parent Disclosure Schedule are (a) audited consolidated balance sheets for Parent and each of its Subsidiaries as of December 31, 2008 and audited consolidated statements of operations for the fiscal years ended December 31, 2008 (such financial statements, including the footnotes contained therein, the “Parent Audited Financial Statements”), and the reports thereon of independent certified public accountants, and (b) an unaudited consolidated balance sheet for Parent and each of its Subsidiaries (to the extent that such Subsidiary’s balance sheets are generally prepared) as of September 30, 2009 and an unaudited consolidated statement of operations for the nine (9) month period ended September 30, 2009 (such financial statements, including the footnotes contained therein, are referred to as the “Parent Interim Financial Statements,” and, together with the Parent Audited Financial Statements, the “Parent Financial Statements”). Each of the Parent Financial Statements has been prepared in accordance with GAAP consistently applied throughout the periods covered by each such statement, is consistent with the books and records of Parent and its Subsidiaries, and fairly present, in all material respects, the consolidated financial condition of Parent and each of its Subsidiaries as of the respective dates and the results of operations and cash flows of Parent and its each of Subsidiaries for the respective periods then ended, as applicable, subject to, in the case of the Parent Interim Financial Statements (i) the absence of notes and schedules, and (ii) normal year-end adjustments.
               Section 6.6 No Undisclosed Liabilities. Except as set forth in Section 6.6 of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries has any Liabilities or obligations of any nature (absolute, accrued, contingent or otherwise) that are required to be reflected or reserved against in the Parent Financial Statements or in the notes thereto in accordance with GAAP, other than (i) Liabilities so reflected or reserved against in the Parent Financial Statements in accordance with GAAP or (ii) Liabilities that have arisen since the date of the Parent Interim Financial Statements, in the ordinary and usual course of business consistent with past practice.
               Section 6.7 Absence of Changes. Since the date of the Parent Audited Financial Statements, (i) there has not been a Parent Material Adverse Effect; (ii) Parent and its Subsidiaries have conducted their respective businesses in all material respects in the ordinary course consistent with past practice and (iii) Parent and its Subsidiaries have not taken any action or omitted to take any action that, if taken or omitted to be taken after the date hereof, would constitute a violation of Section 8.1.
               Section 6.8 Litigation.
     (a) There are no Actions pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries or any of the executive officers or directors of Parent in their capacities as such, or any Actions to which Parent or any of its Subsidiaries is otherwise a named party.
     (b) Neither Parent nor any of its Subsidiaries nor any of their respective properties or assets is or are subject to any Order, writ, judgment, injunction, settlement, decree or award of any Governmental Entity.

               Section 6.9 Material Contracts.
     (a) Section 6.9 of the Parent Disclosure Schedule sets forth all of the following Contracts to which Parent or any of its Subsidiaries is a party, other than Parent Benefit Plans and Parent Employment Agreements that are subject to Section 6.20 (“Parent Material Contract”):
     (i) any Contract with any Affiliate, employee, current or former director, officer or stockholder of Parent or any of its Subsidiaries or with a family member of any of the foregoing or with an entity in which any of the foregoing is a controlling Person;
     (ii) any Contract relating to the disposition or acquisition of any material assets, the disposition or acquisition of any business or any entity or any merger or other business combination, other than dispositions in the ordinary course of business of loans and mortgage assets;
     (iii) any Contract pursuant to which Parent or any of its Subsidiaries establishes a joint venture or partnership involving a sharing of profits, Losses, costs, or Liabilities by Parent or any of its Subsidiaries with any other Person;
     (iv) any trust indenture, mortgage, note, promissory note, bond, loan or credit agreement or other Contract relating to Indebtedness of Parent, any currency exchange, commodities or other hedging arrangement, or any leasing transaction of the type required to be capitalized by Parent or any of its Subsidiaries in accordance with GAAP;
     (v) any Contract that is primarily a Contract of guarantee, support, assumption or endorsement of, or any similar commitment with respect to Liabilities of any other Person involving a dollar value in excess of two hundred thousand dollars ($200,000);
     (vi) any Contract that Parent reasonably anticipates will involve aggregate payments or consideration furnished by or to Parent or any of its Subsidiaries of more than two hundred thousand dollars ($200,000) in any year;
     (vii) any Contract for capital expenditures in excess of two hundred thousand dollars ($200,000) in the aggregate;
     (viii) any Contract with any Governmental Entity;
     (ix) any Contract providing for the indemnification by Parent or any of its Subsidiaries of any Person, except for any such Contract that is (x) not material to Parent or any of its Subsidiaries and (y) entered into in the ordinary course of business;

     (x) any Contract that grants any right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of Parent to own, operate, sell, transfer, pledge or otherwise dispose of any material amount of its assets or its business;
     (xi) any Contract that contains a “most favored nation” clause or requires any type of exclusive dealing or similar arrangement involving Parent or any of its Subsidiaries; and
     (xii) any other Contract that is material to Parent or any of its Subsidiaries.
     (b) Copies of all such Parent Material Contracts referred to in Section 6.9(a) previously have been delivered to or made available for inspection by the Company, and such copies are complete and correct. (i) Each Parent Material Contract is a valid and binding obligation of Parent and is in full force and effect, (ii) Parent has performed in all material respects all obligations required to be performed by it to date under each Parent Material Contract and is not (with or without the lapse of time or the giving of notice, or both) in material breach or default thereunder, (iii) to the Knowledge of Parent, each of the other parties to each Parent Material Contract has performed all obligations required to be performed by it to date under such Parent Material Contract and is not in all material respects (with or without the lapse of time or the giving of notice, or both) in material breach or default thereunder, and (iv) Parent has received no notice from any other party of its intent to cancel or terminate any Parent Material Contract.
               Section 6.10 Compliance with Laws; Reports. Parent and each of its Subsidiaries:
     (a) have complied in all material respects with all Laws and Orders applicable to them or to the employees conducting their businesses, including but not limited to the Federal Reserve Act, the Equal Credit Opportunity Act, the Fair Housing Act, HOLA, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, the Consumer Credit Protection Act, the Homeowners Ownership and Equity Protection Act, the Truth-in-Lending Act and Regulation Z, the Real Estate Settlement Procedures Act and Regulation X, the Fair Credit Reporting Act, the Fair Debt Collection Practices Act, the Federal Deposit Insurance Act, the Currency and Foreign Transactions Reporting Act of 1970 and all other applicable federal, state and local usury, consumer and mortgage lending and insurance Laws;
     (b) have all material Permits that are required in order to permit Parent and each of its Subsidiaries to carry on its business as currently conducted, as listed on Section 6.10(b) of the Parent Disclosure Schedule; all such Permits are in full force and effect and Parent and each of its Subsidiaries are in compliance therewith in all material respects, and no suspension, revocation or cancellation of any such Permits has occurred or, to the Knowledge of Parent, is threatened;
     (c) except for examinations conducted by the OTS, have received no notification or communication from any Governmental Entity (i) asserting that Parent or any of its Subsidiaries is not in compliance with any Laws or Orders, (ii) threatening to revoke any material Permit or other governmental authorization, (iii) threatening or contemplating revocation or limitation of, or which would have the effect of revoking or limiting, FDIC deposit insurance or (iv) failing to approve any proposed transaction, or stating its intention not to approve transactions, proposed to be effected by Parent or any such Subsidiary within a certain period of time or indefinitely;
     (d) are not a party to or subject to any Order, agreement, memorandum of understanding or similar arrangement with, or a commitment letter, supervisory letter or similar submission to, and have not adopted any board resolution at the request of, any Governmental Entity charged with the supervision or regulation of depository institutions or engaged in the insurance of deposits or the supervision or regulation of Parent or any of its Subsidiaries that currently restricts in any material respect the conduct of any of their businesses or that in any material manner relates to any of their capital adequacy, liquidity and funding policies and practices, ability to pay dividends, credit, risk management or compliance policies, internal controls, management or operations, and neither Parent nor any of its Subsidiaries has been advised since January 1, 2007 by any such Governmental Entity that such Governmental Entity is contemplating issuing or requesting Parent or any such Subsidiary (or is considering the appropriateness of issuing or requesting) any such Order, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission or request. To the Knowledge of Parent, there are no investigations relating to any material regulatory matters pending before any Governmental Entity with respect to Parent or its Subsidiaries; and
     (e) have, since January 1, 2007, timely filed (other than any immaterial failures to timely file) all material Governmental Filings that they were required to file with (i) the OTS, (ii) the FDIC, and (iii) other applicable Governmental Entities, and have paid all material fees and assessments due and payable in connection therewith. As of their respective dates, such Governmental Filings complied in all material respects with all applicable Laws and were complete and accurate in all material respects.
               Section 6.11 Related Party Transactions.
     (a) Neither Parent nor any of its Subsidiaries is a party to any Contract, arrangement or transaction with any employee, current or former director, officer or manager, any stockholder or other equity security holder, of Parent or any of its Affiliates.

     (b) Section 6.11(b) of the Parent Disclosure Schedule sets forth a true and complete list of (i) any and all loans or other extensions of credit made or guaranteed by Parent or any of its Subsidiaries to or for the benefit of any current or former director, officer, stockholder or employee of Parent or any of its Affiliates (other than advances of business expenses in the ordinary course of business consistent with past practice) and (ii) any and all loans, guarantees, or other extensions of credit of any amount made to or for the benefit of Parent by any of such Persons.
               Section 6.12 Interest Rate Risk Management Instruments. All Derivative Transactions entered into by Parent or any of its Subsidiaries or for the account of any of its customers were entered into only in the ordinary course of business and in all material respects in accordance with applicable Laws, and in all material respects in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by Parent and its Subsidiaries, and were entered into with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisers) and to bear the risks of such Derivative Transactions. Parent and its Subsidiaries have duly performed all of their obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and, to the Knowledge of Parent, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.
               Section 6.13 Insurance. Parent and each of its Subsidiaries have been and presently are insured, for reasonable amounts with financially sound and reputable insurance companies against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured. Copies of all material insurance policies maintained by Parent and its Subsidiaries as of the date of this Agreement, including fire and casualty, general liability, product liability, business interruption, directors and officers and other professional liability policies, have been made available to the Company. All such insurance policies are in full force and effect. Neither Parent nor any of its Subsidiaries is in material breach or default, and neither Parent nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or lapse of time or both, would constitute such a material breach or default, or permit a termination or modification of any of the material insurance policies of Parent and its Subsidiaries.
               Section 6.14 Internal Controls. Parent and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of the preparation of financial statements in accordance with GAAP. Parent has disclosed, based on its most recent evaluation prior to the date hereof, to Parent’s auditors and the audit committee of the Board of Directors of Parent any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls.

               Section 6.15 Investment Company Act. Parent is not an “investment company” or an entity “controlled” by an “investment company” as such terms are defined in the Investment Company Act of 1940, as amended.
               Section 6.16 Brokers and Other Advisors. No broker, investment banker, financial advisor or other Person (other than Merrill Lynch, Pierce, Fenner & Smith Incorporated and The Alta Group, LLC) is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Parent or Merger Sub.
               Section 6.17 No Reliance on Forecasts. Parent acknowledges and agrees that neither the Company nor any of its Subsidiaries makes or has made any representations or warranties regarding, and Parent is not relying upon, any financial projections, forecasts, estimates of budgets, or future revenues, profits, results of operations, cash flows or financial condition (or components thereof).
               Section 6.18 Takeover Laws. No “fair price,” “affiliated transactions,” “moratorium,” “control share acquisitions,” “business combination” or other similar anti-takeover statute, provision or regulation (including Section 607.0901 and 607.0902 of the FBCA) enacted under state or federal law in the United States applicable to Parent is applicable to the Merger or the other transactions contemplated by this Agreement.
               Section 6.19 Loans. Each loan reflected as an asset on the Parent Financial Statements with an original principal amount in excess of $500,000 (a) constitutes the legal, valid and binding obligation of the obligor named therein and of all guarantors of such loan, in each case enforceable in accordance with its terms, and (b) if such loan is secured, Parent or all of its applicable Subsidiaries have been granted a security interest in all collateral for such loan with the priority and with respect to the collateral specified in the applicable credit approval documents, which security interest has been perfected in accordance with applicable Laws, except in the case of each of clauses (a) and (b) to the extent that the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles. All such loans referred to in the immediately preceding sentence originated by Parent or any of its Subsidiaries, and all such loans purchased by Parent or any of its Subsidiaries, were made or purchased in all material respects in accordance with applicable Laws.
               Section 6.20 Parent Employee Benefits Plans.
     (a) Section 6.20(a) of the Parent Disclosure Schedule contains a true and complete list of (i) each deferred compensation and each incentive compensation, stock purchase, stock option and other equity compensation plan, program, agreement or arrangement; each severance or termination pay, medical, surgical, hospitalization, life insurance and other “welfare” plan, fund or program

(within the meaning of Section 3(1) of ERISA); each profit-sharing, stock bonus or other “pension” plan, fund or program (within the meaning of Section 3(2) of ERISA); and each other employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by Parent or any Subsidiary for the benefit of any employee or former employee of Parent or any Subsidiary or any current or former director of Parent (the “Parent Benefit Plans”) and (ii) each employment, termination or severance agreement (the “Parent Employment Agreements”). Each of the Parent Benefit Plans that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code is hereinafter referred to in this Section 6.20 as a “Parent Title IV Plan.” Parent has made available to the Company a true and complete copy of each Parent Benefit Plan and each Parent Employment Agreement and a true and complete copy of the following items (in each case, only if applicable) (i) each trust or other funding arrangement, (ii) each summary plan description and summary of material modifications, (iii) the most recently filed annual report on the IRS Form 5500, and (iv) the most recently received IRS determination letter.
     (b) Each Parent Benefit Plan has been operated and administered in accordance with its terms and is in substantial compliance with applicable Laws, including, without limitation, ERISA and the Code. With respect to each Parent Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code, (i) each such Parent Benefit Plan has been determined to be so qualified and has received a favorable determination letter from the IRS with respect to its qualification, (ii) the trusts maintained thereunder have been determined to be exempt from taxation under Section 501(a) of the Code, and (iii) to the Knowledge of Parent, its Subsidiaries and any Parent ERISA Affiliate, no event has occurred that could reasonably be expected to result in disqualification or adversely affect such exemption.
     (c) No Liability under Title IV or Section 302 of ERISA has been incurred by Parent or any Parent ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to Parent or any Parent ERISA Affiliate of incurring any such Liability, other than Liability for premiums due the PBGC (which premiums have been paid when due). No Parent Title IV Plan or any trust established thereunder has incurred any “accumulated funding deficiency” (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of each Parent Title IV Plan ended prior to the date hereof.
     (d) No Parent Benefit Plan (including for this purpose, any employee benefit plan described in ERISA Section 3(3) that Parent, any Subsidiary or any Parent ERISA Affiliate maintained, sponsored or contributed to within the six-year period preceding the date hereof) is (i) a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA), (ii) a “multiple employer plan” (within the meaning of Section 413(c) of the Code) or (iii) a Parent Title IV Plan.

     (e) There are no material pending or threatened claims by or on behalf of any Parent Benefit Plan, by any employee or former employee or beneficiary covered under any such Parent Benefit Plan, or otherwise involving any such Parent Benefit Plan (other than routine claims for benefits).
     (f) No Parent Benefit Plan provides benefits, including without limitation, death or medical benefits (whether or not insured), beyond retirement or other termination of service, other than (i) coverage mandated solely by applicable Law or (ii) benefits, the full costs of which are borne by the participant or his or her beneficiary.
     (g) Each Parent Benefit Plan and Parent Employment Agreement that is a “nonqualified deferred compensation plan” (as defined for purposes of Section 409A(d)(1) of the Code) has (i) been maintained and operated since January 1, 2005 in good faith compliance with Section 409A of the Code and all applicable IRS guidance promulgated thereunder so as to avoid any Tax, penalty or interest under Section 409A of the Code and, as to any such plan in existence prior to January 1, 2005, has not been “materially modified” (within the meaning of IRS Notice 2005-1) at any time after October 3, 2004, and (ii) since January 1, 2009, been in documentary and operational compliance with Section 409A of the Code and all applicable IRS guidance promulgated thereunder.
     (h) Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will, either alone or in combination with another event, (i) entitle any current or former employee, officer or director of Parent or any Parent ERISA Affiliate to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, officer, or director.
               Section 6.21 Trust Preferred Securities. (i) Each Trust Document is in full force and effect and constitutes the valid, binding, legally enforceable and non-cancelable obligations of Parent or one of its Subsidiaries, and to the Knowledge of Parent, the other parties thereto, enforceable in accordance with its terms and (ii) the issuance of the trust preferred securities under the Trust Documents was in compliance in all material respects with all applicable Laws.
               Section 6.22 No Other Representations or Warranties. Except for the representations and warranties contained in this Article VI, neither Parent nor any other Person makes any express or implied representation or warranty on behalf of Parent or with respect to Parent and the transactions contemplated hereby.

ARTICLE VII
COMPANY COVENANTS
               Section 7.1 Conduct of Business.
     (a) Except as otherwise expressly permitted or required by this Agreement or as set forth in the Business Line Modification Plan or as set forth in Section 7.1 of the Company Disclosure Schedule, during the period commencing on the date hereof and ending on the earlier of the Effective Time, and the date on which this Agreement is terminated pursuant to Section 11.1, the Company shall:
     (i) conduct its operations in the Ordinary Course of Business and, to the extent consistent therewith, to preserve intact its business organizations and maintain satisfactory relationships with the Company’s customers and each other Person having material business relationships with the Company;
     (ii) pay all of its Liabilities and Taxes when due (subject to good faith dispute thereof); and
     (iii) maintain the financial books, accounts, and records of the Company consistent with the policies, practices and procedures as used in the preparation of the Company Financial Statements.
     (b) Without limiting the generality of the foregoing, except as otherwise expressly permitted or required by this Agreement or as set forth in the Business Line Modification Plan or set forth in Section 7.1 of the Company Disclosure Schedule, during the period referred to in Section 7.1(a), the Company shall not effect, or permit any of its Subsidiaries to effect, any of the following without the prior written consent of Parent (which shall not be unreasonably withheld or delayed):
     (i) make or permit to be made any change in or amendment to the Company Certificate or the Company By-laws or any charter or by-laws or comparable organizational documents of any of its Subsidiaries;
     (ii) issue or sell, or authorize to issue or sell, any shares of Company Common Stock or any capital stock of its Subsidiaries or any other ownership interests, or issue or sell, or authorize to issue or sell, any securities convertible into or exchangeable for, or options, warrants or rights to purchase or subscribe for, or enter into any arrangement or Contract with respect to the issuance or sale of, any shares of its or its Subsidiaries’ securities or any other ownership interests or amend or modify any of the foregoing outstanding on the date hereof;

     (iii) split, combine, redeem or reclassify, purchase or otherwise acquire any shares of Company Common Stock or capital stock of its Subsidiaries;
     (iv) enter into any commitment in respect of, or take any other action in furtherance of, any actual or proposed direct or indirect merger, consolidation, stock purchase, tender offer, exchange offer, issuance, sale, distribution, other disposition, recapitalization, restructuring, spin-off or any similar transaction of or involving the Company or any of its Subsidiaries (whether as merger partner, purchaser or seller) or any of the securities (or options, rights or warrants to purchase, or securities convertible into, such securities) of the Company or any of its Subsidiaries, or any transaction that is similar in form, substance or purpose to any of the foregoing transactions;
     (v) enter into any new line of business or change its risk and asset liability management and other material operating policies, except as required by applicable Law;
     (vi) make any investment in, acquisition of capital stock or assets of, or capital contributions to, any Person (other than between itself and any of its direct and indirect wholly-owned Subsidiaries) or pursuant to any existing Contract identified in Section 7.1(b)(vi) of the Company Disclosure Schedule or any Lease Agreement or Loan Agreement;
     (vii) other than assets that relate to Company Intellectual Property, which shall be subject to Section 7.1(b)(xviii) below, except in the Ordinary Course of Business (A) mortgage, pledge or subject to any Lien any of its or its Subsidiaries’ properties or assets, (B) acquire any assets or (C) sell, assign, transfer, convey, lease, distribute or otherwise dispose of any assets of the Company or any of its Subsidiaries, except for such dispositions in connection with (1) any obsolete, expired, damaged or worn out properties or assets or (2) any Loan Agreements or Lease Agreements, provided that (x) the consideration received for any assets sold or disposed of in connection with any such Loan Agreements or Lease Agreement shall be in an amount at least equal to the fair market value thereof (determined in good faith by the management of the Company) and (y) no less than one hundred percent (100%) of the consideration received therefore shall be paid in cash);
     (viii) declare or pay any dividend or distribution, except as provided under Section 7.2;
     (ix) enter into, amend, terminate, assign, transfer or extend (x) any Company Material Contract other than in the Ordinary Course of Business or (y) any Contract that would require consent in connection with this Agreement, the Merger or any other transaction contemplated hereby or any other Contract imposing a material restriction on the Company or its Affiliates;
     (x) incur or become contingently liable with respect to any Indebtedness; or make any loan or advance to any other Person, other than advances of business expenses to employees or in the Ordinary Course of Business;
     (xi) enter into any commitment or transaction (including any borrowing, capital expenditure or purchase, sale or Lease of assets) requiring a capital expenditure, or make any capital expenditures, capital additions or capital improvements or any other capital expenditure in excess of two hundred thousand dollars ($200,000);
     (xii) accept any capital contribution or otherwise increase the Company’s capital, except as set forth in Section 7.3, Section V.3(c) of Schedule V or for the purposes of the Initial Investment;
     (xiii) settle or compromise any Action (whether or not commenced prior to the date of this Agreement) other than settlements or compromises thereof providing solely for monetary relief (not including any settlement or compromise related to Taxes) where the amount paid in settlement or compromise does not exceed five hundred thousand dollars ($500,000), individually or in the aggregate, for all such Actions, and does not involve any other obligation of the Company or any of its Subsidiaries other than a customary release with respect to such Action;
     (xiv) engage in, enter into, amend or extend any Related Party Transaction, except as set forth in Section 7.5;
     (xv) hire any employee, unless (x) the purpose of the hiring is to fill any position vacated after the date the hereof and such vacated position is not contemplated by the Business Line Modification Plan and (y) such employee’s aggregate annual base compensation does not exceed one hundred thousand ($100,000) or such employee is employed on an “at will” basis;
     (xvi) grant or agree to grant to any current or former employee or officer of the Company or any of its Subsidiaries any increase in wages or bonus, severance, profit sharing, retirement, deferred compensation, insurance or other compensation or benefits, establish any new compensation or benefit plans, agreements or arrangements or amend, terminate or extend any existing employee benefit plan or any Contract between the Company (or any of its Subsidiaries), or any representative(s) of such employee(s), on the one hand, and any employee of the Company, on the other hand, except (i) as required under applicable Law, or (ii) as may be required under the provisions of any Company Benefit Plan or Company Employment Agreements existing on the date hereof;
     (xvii) except as set forth in Section 9.11, establish or agree to establish any performance goals or targets in respect of any annual bonus opportunities for fiscal year 2010 or thereafter for any Company Employee;
     (xviii) (A) dispose of or permit to lapse any rights to, any Material Company Intellectual Property, provided that neither the expiration of a patent on its scheduled expiration date nor the abandonment of an application for registration of a Trademark in connection with a third party opposition proceeding shall be deemed a breach of the foregoing, or (B) except in the Ordinary Course of Business, grant to unaffiliated third parties any rights to any Material Company Intellectual Property;
     (xix) adopt a plan of complete or partial liquidation or dissolution; or
     (xx) authorize any of, or commit or agree to take any of, the foregoing actions.
     (c) Notwithstanding anything to the contrary contained herein, subject to applicable Law, it is understood and agreed by the parties that, prior to the Closing, the Company will use commercially reasonable efforts to implement the Business Line Modification Plan to the extent related to periods prior to the Effective Time, as the same may be modified from time to time by mutual written agreement of Parent and the Company pursuant to Section 9.7.
               Section 7.2 Distributions and Dividends.
     (a) The Company shall declare and make, prior to the Effective Time, a distribution to the Company Stockholders of all of the Initial Investment Shares.
     (b) In the event that, based upon the Estimated Tangible Book Value of the Company, as set forth on the statement delivered by the Company pursuant to Section 3.1(c), the Company’s Tangible Book Value would be greater than four hundred seventy million dollars ($470,000,000) as of the Closing Date, the Company shall declare and pay, immediately prior to the Effective Time, a cash dividend per outstanding share of Company Common Stock (all or a portion of which may be used by the Company Stockholders to satisfy the Company’s obligation to fund the deposit of the Escrowed Cash pursuant to Section 3.8), so that, after giving effect to the payment of such cash dividend, the Company’s Estimated Tangible Book Value is four hundred seventy million dollars ($470,000,000).
               Section 7.3 Capital Calls. Not less than sixteen (16) days prior to the anticipated Closing Date, the Company shall issue a capital call notice to the

Company Stockholders for, and use commercially reasonable efforts to obtain, additional capital contributions from Company Stockholders, pursuant to the terms of their existing capital commitments to the Company, to the extent necessary to enable the Company to (i) deliver to the Escrow Agent the Escrowed Cash or (ii) satisfy the Tangible Book Value condition set forth in Section 10.2(f) in the event that, based upon the Estimated Tangible Book Value of the Company, as set forth on the statement delivered by the Company pursuant to Section 3.1(c), the Company’s Tangible Book Value would be less than four hundred seventy million dollars ($470,000,000) as of the Closing Date.
               Section 7.4 Tax and Accounting Matters. The Company shall not, without the prior written consent of Parent, (i) change any material Tax or financial accounting principle, method or practice (including any principles, methods or practices relating to the estimation of reserves or other Liabilities), (ii) increase the Carrying Value of any asset for financial accounting purposes, other than changes required by GAAP or applicable Law, (iii) make or revoke any material Tax election, (iv) prepare any material Tax Returns in a manner inconsistent with past practice or (v) consent to any extension or waiver of any statute of limitations with respect to any material amount of Tax.
               Section 7.5 Related Party Transactions. Except as set forth in Schedule 7.5 of the Company Disclosure Schedule, the Company shall terminate the Related Party Transactions set forth on Section 4.17(b) of the Company Disclosure Schedule effective as of the Closing and obtain from each Person (other than the Company) party to such Related Party Transaction a full and irrevocable release of any and all claims relating to such Related Party Transaction; it being understood that failure to obtain any such release notwithstanding such commercially reasonable efforts pursuant to this Section 7.5 shall not constitute a breach of this Section 7.5.
               Section 7.6 Unaudited Financial Statements; Portfolio Performance Reports. Prior to the Closing, the Company shall furnish Parent within fifteen (15) days following the end of each calendar month after the date hereof (i) copies of the unaudited financial statements of the Company for the month ended or ending as of the end of such prior month. In addition, the Company shall provide any other financial statements, reports or related information describing the financial and business activities and performance of the Company, as Parent may reasonably request from time to time and (ii) a portfolio performance report for the Company and its Subsidiaries, if any, produced in the Ordinary Course of Business.
               Section 7.7 Maintenance of Properties. Other than as set forth in the Business Line Modification Plan, the Company shall, and shall cause each of its Subsidiaries to maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all assets with fair market value in excess of two hundred thousand dollars ($200,000) used in the business of the Company or its Subsidiaries and all Company Leased Real Property, and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof. For the avoidance of doubt, this Section 7.7 does not apply to any collateral, portfolio asset or

Equipment, in the possession of any lessee under a Lease Agreement or any borrower under a Loan Agreement.
               Section 7.8 No Shop. Until the earlier of the termination of this Agreement and the Closing, the Company shall not and shall cause its Representatives not to, directly or indirectly, (i) solicit any inquiries or proposals, or enter into any discussions, negotiations, understandings, arrangements or Contracts, relating to the direct or indirect disposition, whether by sale, merger or otherwise, of all or any material portion of the Company or any of its Subsidiaries or their respective businesses or (ii) knowingly disclose, directly or indirectly, to any Person any confidential information concerning the Company or any of its Subsidiaries or their respective businesses, except in respect of this clause (ii) as necessary to conduct the respective businesses in the Ordinary Course of Business and/or in accordance with the Business Line Modification Plan. In the event that the Company or any of its Affiliates (other than portfolio companies of any Company Stockholder or Person that directly or indirectly beneficially owns equity of any Company Stockholder, except to the extent within the Knowledge of the Company) receives an offer for such a transaction, the Company will provide Parent with notice thereof as soon as practical after receipt thereof, which notice shall include the identity of the prospective buyer or soliciting party.
               Section 7.9 DGCL Notices. Promptly following, and in any event, within ten (10) days of, execution of this Agreement, the Company shall prepare and distribute to all Company Stockholders who did not deliver an Irrevocable Written Consent (the “Non-Consenting Stockholders”):
     (a) a notice in form and substance as required by Section 228 of the DGCL;
     (b) a notice in the form and substance as required by Section 262(d)(2) of the DGCL which shall include (i) notification of the availability of appraisal rights, and (ii) a copy of Section 262(d)(2) of the DGCL; and
     (c) a disclosure statement containing material information regarding the Merger and the other transactions contemplated hereby.
The Company shall provide Parent with a copy of each of the foregoing notices for its review and comment prior to such distribution.
ARTICLE VIII
PARENT COVENANTS
               Section 8.1 Conduct of Business.
     (a) Except as otherwise expressly permitted or required by this Agreement, during the period commencing on the date hereof and ending on the earlier of the Effective Time, and the date on which this Agreement is terminated pursuant to Section 11.1, Parent shall, and shall cause each of its Subsidiaries to, carry on its business in the ordinary course of business and, to the extent consistently therewith, maintain and preserve its and such Subsidiary’s business (including its organization, assets, properties, goodwill and insurance coverage) and preserve its business relationships with customers, strategic partners, suppliers, distributors and others having business dealings with it; provided that nothing in this sentence shall limit or require any actions that Parent’s Board of Directors may, in good faith, determine to be inconsistent with their duties or Parent’s obligations under applicable Law. Notwithstanding the foregoing, Parent may engage in acquisitions or dispositions of assets, businesses or entities, or other strategic transactions, provided that any such transaction (A) would not prevent or materially delay or impair consummation of the transactions contemplated by this Agreement and (B) would not require any Company Stockholder or the Designated Monitor to (i) file any rebuttal or submit any filing as an applicant or notificant with any bank regulatory authority, including under the Savings and Loan Holding Company Act, the Change in Bank Control Act or Part 574 of 12 C.F.R. or (ii) register or become licensed under any state insurance laws.
     (b) During the period referred to in Section 8.1(a), without the prior written consent of the Company (which shall not be unreasonably withheld or delayed), Parent shall
     (i) not declare or pay any dividend or distribution on Parent Capital Stock, other than with respect to the Parent Series A Preferred Stock or the Parent Series B Preferred Stock, any dividends payable pursuant to the terms of such securities as in effect on the date hereof;
     (ii) maintain consistent accounting principles unless otherwise required by applicable Law or GAAP;
     (iii) not enter into any transaction with any Affiliate of Parent that is not on terms and conditions that are no less favorable to Parent than those available on arms length terms with an unaffiliated third party; and
     (iv) not take any action that would require any adjustment to be made under Section 3.1(d), unless Parent makes appropriate adjustments with respect to the Merger Consideration pursuant to Section 3.1(d).
     (v) not make or permit to be made any change in or amendment to the Parent Certificate or the Parent By-laws except as set forth in Section 8.5.
               Section 8.2 Tax and Accounting Matters. Except as necessary to comply with GAAP or applicable Law, Parent shall not, without the prior written consent of the Company, change any material Tax or financial accounting principle, method or practice (including any principles, methods or practices relating to the estimation of reserves or other Liabilities).

               Section 8.3 Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement in accordance with the terms hereof.
               Section 8.4 Employee Matters.
     (a) During the period commencing as of the Effective Time and ending on December 31, 2010, so long as the Company Employees are employed by Parent or its Subsidiaries, Parent and its Subsidiaries shall provide the Company Employees with (i) the same salary and annual bonus opportunities (excluding any long-term incentive opportunities and equity incentives) as were provided to such Company Employees immediately prior to the Effective Time, and (ii) the employee welfare and pension benefits (made available under an employee welfare benefit plan (within the meaning of Section 3(1) of ERISA) or employee pension benefit plan (within the meaning of Section 3(2) of ERISA)) (x) that were provided to such Company Employees under a Company Benefit Plan as of immediately prior to the Effective Time or (y) as may be provided to similarly-situated employees of Parent and its Subsidiaries under a Parent Benefit Plan following the Effective Time, to be determined by Parent in its sole discretion. Parent will cause any employee benefit plans which the Company Employees are eligible to participate in to take into account for purposes of eligibility, vesting and benefit accrual thereunder (other than for purposes of benefit accruals under any defined benefit pension plan), and except to the extent it would result in a duplication of benefits, service by the Company Employees as if such service were with Parent and its Subsidiaries. To the extent any Company Employees participate in the medical plans of Parent and its Subsidiaries, Parent will use commercially reasonable efforts to cause its third-party insurance providers or third-party administrators to ensure that such employees will receive credit under such medical plans for the calendar year in which the Closing occurs towards applicable deductibles and annual out-of-pocket limits for expenses incurred for the calendar year in which the Closing occurs under the corresponding medical plans sponsored by the Company or its Subsidiaries.
     (b) No provision of this Section 8.4 (i) creates any third-party beneficiary or other rights, including any rights of continued employment or rights to a particular term of employment, for any employee of the Company or its Subsidiaries (including any beneficiary or dependent thereof) other than Parent, the Company and their respective successors and assigns, (ii) constitutes an employment agreement or an amendment to or adoption of any employee benefit plan of or by any member of Parent, the Company or their Subsidiaries, or (iii) shall alter or limit the ability of Parent, the Company or any of their respective Subsidiaries and Affiliates to amend, modify or terminate any benefit plan, program, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them in accordance with the terms of such plan, program, agreement or arrangement and applicable Law

     (c) From and after the Closing, Parent shall deposit in the Escrow Account any severance amounts reflected as payables or for which a reserve or accrual was established on the Company’s Closing Balance Sheet to the extent Parent, in good faith, determines such amounts were over-accrued or over –reserved on the Company’s Closing Balance Sheet or are otherwise no longer payable to former Company Employees, and such amounts shall thereafter be Escrowed Assets for all purposes under the Escrow Agreement.
               Section 8.5 Parent Certificate and Parent By-laws. Parent shall use commercially reasonable efforts to make effective prior to the Closing the amendment to Parent Certificate and the amendment to Parent By-laws in the forms attached hereto as Exhibit C and Exhibit D, respectively.
               Section 8.6 MarCap Property Taxes Claim. Unless otherwise agreed by Parent and the Designated Monitor, from and after the Closing Date until the one (1) year anniversary of the Closing Date, Parent shall cause the Surviving Corporation to use commercially reasonable efforts to pursue, together with the Designated Monitor, the MarCap Property Tax Claims against the indemnification escrow under the MarCap Escrow Agreement in consultation with the Designated Monitor, and shall not take any action that would reasonably be expected to cause such indemnification escrow to be unenforceable or otherwise unavailable, unless such action is taken in consultation with the Designated Monitor. Notwithstanding the foregoing, Parent shall not waive or terminate, or cause to be terminated, any right to indemnification under the MarCap Escrow Agreement without the Designated Monitor’s prior written consent; provided, however, that the foregoing shall not obligate Parent to commence or pursue any litigation in connection with the MarCap Property Tax Claims and the foregoing shall not limit Parent’s rights under Section 13.5(a). After the one (1) year anniversary of the Closing Date, Parent may take such actions or omit to take such actions as Parent determines, in its reasonable business judgment, are appropriate with respect to the MarCap Property Taxes and Parent’s rights under Article XII and Article XIII shall not be diminished by any such actions or failure to act. The Company Stockholders shall be subrogated to the Surviving Corporation’s rights with respect to the indemnification escrow under the MarCap Agreement in connection with the MarCap Property Taxes. In the event that any amounts are recovered by Parent or any of its Subsidiaries from the indemnification escrow under the MarCap Agreement after Parent or any of its Subsidiaries previously has received indemnity payments in respect thereof pursuant to Article XII and Article XIII (a “Post-Indemnity MarCap Recovery”), then Parent and the Surviving Corporation shall cause such an amount of such Post-Indemnity MarCap Recovery, up to the amount previously received by Parent or any of its Subsidiaries in such indemnity payments, to be delivered to the Escrow Agent, for deposit into the Subaccounts of the respective Company Stockholders on a pro rata basis in accordance with the Escrow Agreement, and thereafter such amount shall be deemed Escrowed Shares, Escrowed Cash or other Escrowed Assets, as applicable, and held in escrow until released in accordance with the Escrow Agreement.
               Section 8.7 Distribution of USXL Escrowed Assets.

     (a) In the event that, following the Effective Time, any amount of Parent Common Stock or cash (or any other assets being held in escrow pursuant to the USXL Escrow Agreement) is released to Parent or the Surviving Corporation in full or partial satisfaction of the USXL Indemnity Claim (“USXL Escrow Assets”), Parent and the Surviving Corporation shall cause such Parent Common Stock or other assets to be delivered to the Escrow Agent, for deposit into the Subaccounts of the respective Company Stockholders on a pro rata basis in accordance with the Escrow Agreement, and thereafter such USXL Escrow Assets or other assets shall be deemed Escrowed Shares, Escrowed Cash or other Escrowed Assets, as applicable, and held in escrow until released in accordance with the Escrow Agreement.
     (b) In the event that USXL Escrow Assets are so delivered to the Escrow Agent, Parent and the Designated Monitor shall jointly instruct the Escrow Agent to release such USXL Escrow Assets from the Escrow Account as promptly as reasonably practicable (but in any event no later than 30 days after the USXL Escrow Assets are delivered to the Escrow Agent), without being subject to the rights of the Former Warrant Holders, and in no event shall such USXL Escrow Assets be available to offset Parent’s or its Subsidiaries’ Losses under Article XII, Article XIII or Article XVI. From and after the Effective Time, the Designated Monitor shall have the right, in consultation with Parent, and at the expense of the Company Stockholders out of the DM Escrow Account, to take all reasonable actions with regard to the USXL Indemnity Claim on behalf of Parent and the Surviving Corporation, and Parent and the Surviving Corporation shall take such actions as may be reasonably requested by the Designated Monitor (and at the expense of the Company Stockholders out of the DM Escrow Account) in furtherance thereof; provided, however, that the Designated Monitor shall not be an agent of Parent or the Surviving Corporation and shall not enter into any Contract or execute any other document in the name of or on behalf of Parent or the Surviving Corporation.
ARTICLE IX
COMPANY AND PARENT COVENANTS
               Section 9.1 Efforts and Actions to Cause Closing to Occur.
     (a) Prior to the Closing, upon the terms and subject to the conditions of this Agreement, Parent, Merger Sub and the Company shall use their respective commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and assist and cooperate with other parties and with each other in order to do all things necessary, proper or advisable (subject to applicable Law) to consummate and make effective the Closing and the transactions contemplated hereby, including the Merger, as promptly as practicable, including, without limitation, the preparation and filing of all documentation to effect all filings, notices, petitions, statements, registrations, submissions of information, applications and other documents (including the delivery of any notices to be provided by the Company to the Company Stockholders pursuant to the DGCL) necessary to consummate the Closing and the transactions contemplated hereby, including the Merger, and the taking of such actions as are necessary to obtain any requisite Permits. In furtherance and not in limitation of the foregoing, Parent and the Company shall as promptly as practicable after the date hereof (to the extent not made prior to the date hereof) and, with respect to clause (i) hereof, in any event within ten days after the date hereof (i) make or cause to be made the filings required of such party in order to obtain all Permits required in connection with the Merger and other transactions contemplated hereby, including written notices to the OTS and the FDIC (or any other applicable banking regulator) and under the HSR Act (and any other applicable Antitrust Laws), and (ii) comply with any request of any such Governmental Entity (including the OTS, FDIC and any other applicable banking regulator) and under the HSR Act for additional information, documents or other materials received by such party from any Governmental Entity in respect of such filings or such transactions. Notwithstanding anything in this Agreement to the contrary, none of the Company, any Company Stockholder or the Designated Monitor shall be obligated to file any rebuttal or submit any filing as an applicant or notificant with any bank regulatory authority including under the Savings and Loan Holding Company Act, the Change in Bank Control Act or Part 574 of 12 C.F.R.
     (b) Parent shall take the lead in and control all discussions, negotiations and other communications with all Governmental Entities in connection with any such Permits described in paragraph (a) above. To the extent not expressly prohibited by applicable Law, each of the Company and Parent shall cooperate, and cause its respective Representatives to cooperate, with each other and any Governmental Entity in taking all actions, and furnishing all information, reasonably necessary to obtain the approval of such Governmental Entity, and shall comply promptly with all legal requirements that may be imposed on it with respect to the Closing. In connection with the actions and procedures referenced in this Section 9.1, each of the Company and Parent shall, and shall cause its respective Representatives to, (i) promptly and fully inform the other of any written or material oral communication received from or given to any Governmental Entity, (ii) permit the other to review any filings or other documentation to be submitted by the Company or Parent, as the case may be, to any Governmental Entity, (iii) consult with the other in advance of any meeting, material conference or material discussion with any Governmental Entity, and (iv) if permitted to do so by the relevant Governmental Entity, give the other the opportunity to attend and participate in such meetings, conferences and discussions. To the extent that transfers, amendments or modifications of Permits are required as a result of the execution of this Agreement or consummation of the transactions contemplated hereby, including the Merger, the Company and Parent shall use their commercially reasonable efforts to effect such transfers, amendments or modifications.

     (c) The Company shall use its commercially reasonable efforts to obtain, prior to the Closing, the unconditional consent, in form and substance reasonably satisfactory to Parent, to the Closing and the transactions contemplated hereby, including the Merger, of (i) each Person holding a material mortgage or lien on material personal property owned or leased by the Company, (ii) each lessor of material real or material personal property leased by the Company, (iii) the issuer of each material insurance policy referred to in the Company Disclosure Schedule and (iv) each party to each Company Material Contract, in each case to the extent required under or in connection with such mortgage, lien, lease, policy or Company Material Contract; provided that the Company shall not be obligated to make any material payment or concession in connection with the foregoing unless such action is conditioned on the consummation of the transactions contemplated hereby, including the Merger; provided further that the Company has no obligation to obtain any waiver or consent under the TVF Loan Agreement, the TAF Credit Agreement or the Funding I Indenture. All such consents shall be in writing and executed counterparts thereof shall be delivered to Parent at or prior to the Closing. The Company shall bear all costs associated with obtaining any of the consents described in this Section 9.1(c). Notwithstanding the foregoing, the failure to obtain any such consents notwithstanding such commercially reasonable efforts pursuant to this Section 9.1(c) shall not result in a failure of the condition set forth in Section 10.2(b) or result in any claim under Section 12.2(b).
     (d) In the event the Company is unable to obtain from PayNet, Inc. any consents that would be necessary in connection with the consummation of the Merger under the May 1, 2004 agreement between PayNet, Inc. and the Company (assumed from US Express Leasing, Inc. on November 18, 2008) (as it may be amended or modified from time to time, the “PayNet Agreement”), the Company shall take all such actions necessary to ensure that the Surviving Corporation shall have, from and after the Effective Time, functionality and services, of the type that were provided under the PayNet Agreement that are adequate in the Company’s reasonable business judgment for the conduct of the businesses of the Company and its Subsidiaries (taking into account the implementation of the Business Line Modification Plan), either through an alternative third party provider or through the Company itself. All costs associated with the foregoing (including any one-time development costs or third party license fees but not including any service fees or royalty fees that are consistent with the fees payable under the PayNet Agreement to the extent relating to periods from and after the Effective Time) shall be borne by the Company.
     (e) Notwithstanding anything to the contrary in this Agreement, Parent shall not be required to take or agree to take any other action or agree to any limitation or restriction that Parent reasonably determines would impose materially burdensome restrictions on the operation of the business of Parent and its Subsidiaries on a consolidated basis.

               Section 9.2 Notification of Certain Matters. Each of the Company and Parent shall give written notice to the other promptly (and in any event no more than two (2) Business Days) after becoming aware of:
     (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby;
     (b) any notice or other communication from any Governmental Entity in connection with the transactions contemplated hereby;
     (c) any Actions, suits, claims, investigations or proceedings commenced or, to its Knowledge, threatened against, relating to or involving or otherwise affecting such party and any of its Subsidiaries, that relate to the consummation of the transactions contemplated hereby;
     (d) any inaccuracy of any representation or warranty of that party contained in this Agreement at any time during the term hereof that could reasonably be expected to cause the condition set forth in this Article IX, as applicable, not to be satisfied; and
     (e) any material failure of that party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder;
provided, that the delivery of any notice pursuant to this Section 9.2 shall not limit or otherwise affect the remedies available hereunder to the party receiving that notice; provided, further, that failure to deliver any notice pursuant to this Section 9.2 shall not result in a failure of any condition set forth in Article X, or result in any claim under Section 12.2(b) and Section 12.3(b).
               Section 9.3 Updates to Disclosure Schedule. Five (5) Business Days prior to each of the Termination Date (prior to any Termination Date Extension Period) and the Closing Date, each of the Company and Parent shall promptly deliver to Parent or the Company, as applicable, an update to the Company Disclosure Schedule or Parent Disclosure Schedule, as applicable; provided, however, that any Losses attributable to any event, condition, fact or circumstance under the representation and warranty to which such section of the Company Disclosure Schedule or Parent Disclosure Schedule relates shall not result in any claim under this Section 9.3 for purposes of Section 12.2(b) and Section 12.3(b). No such update shall be deemed to supplement or amend the Company Disclosure Schedule or Parent Disclosure Schedule, as applicable, for the purpose of determining (i) the accuracy of any representation or warranty made by the any of the parties as of the date hereof, (ii) whether any of the conditions set forth in Section 10.2(a) or Section 10.3(a) has been satisfied, or (iii) whether any of the parties have breached its representations and warranties under this Agreement.

               Section 9.4 Access; Confidentiality.
     (a) Prior to Closing, each party hereto shall: (i) give the other party hereto and its respective Representatives reasonable access to its and its Subsidiaries’ offices, properties, books and records, (ii) furnish to the other party hereto, and its Representatives such financial and operating data and other information as such Persons may reasonably request, (iii) instruct its Representatives and its Subsidiaries’ Representatives to cooperate with the other party hereto in connection therewith, and (iv) cooperate in good faith with the other party hereto, its Representatives (including in connection with Parent’s transition planning activities); provided, that (A) the provision of access pursuant to this Section 9.4 shall be during normal business hours, following a reasonable advance request for such access and shall not interfere unreasonably with the conduct of the business of any Person; (B) the party requesting such access shall reimburse the other party promptly for any reasonable out-of-pocket expenses it incurs in complying with any such request; and (C) the provision of access pursuant to this Section 9.4 shall, in the case of any Person other than a party or its employees, be conditioned on (x) any such Person entering into an agreement in favor of the other party hereto on terms no less favorable to such party than the Confidentiality Agreement, dated June 2, 2009, by and between Parent and Company (the “Confidentiality Agreement”) or (y) as an alternative in the case of a Representative of a party, such Representative having agreed to comply with the terms of the Confidentiality Agreement protecting the other party’s information. No information or knowledge obtained in any investigation pursuant to this Section 9.4 shall be deemed to modify or affect any representation or warranty made by any party hereunder.
     (b) All information provided pursuant to this Agreement shall remain subject in all respects to the Confidentiality Agreement.
               Section 9.5 Indemnification; Directors’ and Officers’ Liability Insurance.
     (a) From and after the Effective Time, each of Parent and the Surviving Corporation agrees that it will indemnify and hold harmless each director and officer of the Company or any of its Subsidiaries (in each case, when acting in such capacity) holding such office immediately prior to the Effective Time (the “Covered Persons”), against any Losses (subject to Section 9.5(d) and the provisos of Section 9.5(c)) incurred in connection with any Action, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been permitted under applicable Law and the Company Certificate or the Company by laws in effect on the date hereof to indemnify such Person (and Parent or the Surviving Corporation also shall advance expenses as incurred to the fullest extent permitted by applicable Law, provided the Covered Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Covered Person is not entitled to indemnification); and provided, further, that any determination required to be made with respect to whether an officer’s or director’s conduct complies with the standards set forth under applicable Law and the Company’s certificate of incorporation and bylaws in effect on the date hereof shall be made by independent counsel selected by the Surviving Corporation or Parent, as the case may be.
     (b) The Company and Parent agree that all rights to indemnification, advancement of expenses and exculpation now existing in favor of each individual who, as of the Effective Time, is a present or former director or officer of the Company (the “D&O Covered Persons”) as provided in the Company Certificate and the Company By-laws, in effect as of the date hereof, shall, with respect to matters occurring prior to the Effective Time, survive the Merger and continue in full force and effect after the Effective Time. Until the sixth anniversary of the Effective Time or, if any Actions are then pending against any D&O Covered Person, such later date as such Action is no longer pending and is finally resolved, the Certificate of Incorporation and By-laws of the Surviving Corporation shall, with respect to matters occurring prior to the Effective Time, contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of the D&O Covered Persons than are set forth in the Company Certificate and the Company By-laws, in effect as of the date hereof, and such provisions shall not be amended, repealed or otherwise modified prior to the sixth anniversary of the Effective Time in any manner that would adversely affect the rights thereunder, as of the Effective Time, of any D&O Covered Persons, with respect to matters occurring prior to the Effective Time.
     (c) Prior to the Closing, the Company shall obtain a “tail policy” to the Company’s existing directors’ and officers’ liability insurance policy (to be effective as of the Effective Time), which “tail policy” shall provide coverage for a period of six (6) years from the Effective Time to those individuals who are currently covered by the Company’s directors’ and officers’ liability insurance policy (a correct and complete copy of each of which has been delivered to Parent) with coverage in amount and scope substantially similar to those of the applicable policies in effect on the date hereof; provided that any Covered Persons shall use commercially reasonable efforts to take necessary steps to pursue any and all claims under said “tail policy” before such Covered Persons take any Action against Parent or the Surviving Corporation; provided, further, that the foregoing shall not obligate the Covered Persons, prior to receiving any advancement as contemplated in Section 9.5(a) and (b), commence or pursue any litigation in connection with any claim under said “tail policy,” but thereafter shall cooperate with Parent and the Surviving Corporation in pursuing any such litigation in connection with the “tail policy”. In no event shall the Company be required to expend for such “tail policy” an amount in excess of $1,500,000. The Covered Persons shall not take any steps to compromise or release any claims under said “tail policy” without the prior express written consent of Parent or the Surviving Corporation.

     (d) In order to clarify the respective obligations of Parent and the Surviving Corporation, on the one hand, and the insurer under the tail policy contemplated in Section 9.5(c), on the other hand, in respect of any Losses covered by such tail policy, the parties agree that the insurer in respect of such tail policy shall be the indemnitor of first resort, and shall make indemnity payments in respect of such policy on a primary basis, and Parent and the Surviving Corporation shall be indemnitors of second resort, and the insurer in respect of such tail policy shall therefore not be entitled to contribution from Parent or the Surviving Corporation in respect of any Losses covered by such tail policy. The foregoing shall not limit the right of any Covered Person to seek indemnification from Parent and the Surviving Corporation so long as it has satisfied its obligations set forth in the provisos to Section 9.5(c).
               Section 9.6 Certain Existing Indebtedness. The parties acknowledge and agree that it would be in their mutual best interests to refinance the Titan Debt Facilities on commercially reasonable terms; and, accordingly, the parties shall cooperate in good faith to pursue cost effective alternatives for such a refinancing. In furtherance thereof, Parent shall: (a) at or immediately following the Closing, prepay all of the obligations arising under the TVF Loan Agreement and related transaction documents and terminate the commitments thereunder in accordance with its terms; (b) at or immediately following the Closing, prepay all of the obligations arising under the Funding I Indenture and discharge the Funding I Indenture in accordance with its terms; (c) at or immediately following the Closing, prepay all of the obligations arising under the TAF Credit Agreement and discharge the TAF Credit Agreement in accordance with its terms; and (d) prior to the Closing, use its commercially reasonable efforts to refinance, at or after the Closing, the Funding II Indenture (subject to receipt of any consents or waivers, in form and substance reasonably acceptable to Parent, required in connection therewith).
               Section 9.7 Business Line Modification Plan.
     (a) Between the date hereof and the Closing Date, Parent and the Company shall cooperate and work in good faith to modify and expand the Business Line Modification Plan to further develop the plan. Such plan, insofar as it relates to post-Closing periods, shall be designed to facilitate the Surviving Corporation’s ability to use its commercially reasonable efforts to maximize the economic value of the Protected Portfolio. All changes to the Business Line Modification Plan shall be agreed in writing. At the Closing, the parties shall mutually execute and deliver the Business Line Modification Plan as so modified and expanded through the Closing Date.
     (b) After the Effective Time, Parent shall (i) cause the Surviving Corporation to use its commercially reasonable efforts to implement the Business Line Modification Plan delivered at Closing in accordance with its terms, (ii) submit, and cause its Subsidiaries to submit, any proposed amendment to the Business Line Modification Plan to Parent’s board of directors for approval and (iii) cause its management to provide periodic updates on the implementation of the Business Line Modification Plan to Parent’s board of directors. Parent and its Subsidiaries (including the Surviving Corporation) shall use their commercially reasonable efforts to maximize the economic value of the Protected Portfolio.
               Section 9.8 Public Announcements. Neither Parent, Merger Sub, the Company nor the Designated Monitor, nor any of their respective Representatives or Affiliates (other than portfolio companies of any Company Stockholder or Person that directly or indirectly beneficially owns equity of any Company Stockholder, except to the extent within the Knowledge of the Company), without the approval of Parent, in the case of the Company and the Designated Monitor and the Company, in the case of Parent or Merger Sub, shall issue any press releases or otherwise make any public statements with respect to the transactions contemplated by this Agreement, including the Merger, except as may be required by applicable Law, including federal securities Laws, in which case the party required to make the release or announcement shall allow the other parties an opportunity (to the extent practical) to comment on such release or announcement in advance of such issuance and to consider such comments in good faith.
               Section 9.9 Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.
               Section 9.10 Tax Status of the Merger. The parties hereto intend that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and the Treasury Regulations promulgated thereunder, and this Agreement is hereby adopted as a plan of reorganization for purposes of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder. In furtherance of the foregoing, neither party shall take any action inconsistent with the transactions contemplated by this Agreement qualifying as a reorganization within the meaning of the Code. To the extent the Company reasonably determines that there is a meaningful risk that the transactions (as structured as of the date hereof) will not qualify as a reorganization within the meaning of the Code, the parties shall use commercially reasonable efforts to structure the transactions contemplated by this Agreement to qualify as a reorganization within the meaning of the Code. For the avoidance of doubt, commercially reasonable efforts shall include, without limitation, restructuring if Parent is unable to acquire control of the Company within the meaning of 368(c) of the Code.
               Section 9.11 2010 Bonus Opportunities. Between the date hereof and the Closing Date, the Company will establish, in good faith consultation with Parent, performance goals or targets in respect of annual bonus opportunities for Company Employees for fiscal year 2010; provided that such goals or targets shall be qualitatively and quantitatively consistent with the Company’s past practices.

ARTICLE X
CONDITIONS
               Section 10.1 Conditions to Each Party’s Obligations. The respective obligation of each party to effect the Merger and consummate the other transactions contemplated hereby is subject to the satisfaction or (to the extent permitted by Law) waiver by Parent and the Company on or prior to the Closing Date of the following conditions:
     (a) Antitrust. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.
     (b) Governmental Consents and Approvals. All filings with, notices to, and all consents, approvals and authorizations of, any Governmental Entity, including the OTS and the FDIC, required to be made or obtained by the Company, Parent or any of their Subsidiaries to consummate the Merger as set forth on Section 10.1(b) of the Company Disclosure Schedule and the Parent Disclosure Schedule, respectively, shall have been made or obtained.
     (c) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any court or agency of competent jurisdiction or other Law, rule, legal restraint or prohibition (collectively, “Restraints”) shall be in effect preventing the consummation of the Merger.
     (d) Third Party Consents. All of the third party consents set forth on Section 10.1(d) of the Company Disclosure Schedule shall have been obtained in a form reasonably satisfactory to the parties.
               Section 10.2 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger and consummate the other transactions contemplated hereby are further subject to the satisfaction or (to the extent permitted by Law) waiver by Parent on or prior to the Closing Date of the following conditions:
     (a) Representations and Warranties. All representations and warranties of the Company contained in this Agreement (without taking into account any limitation for “Company Material Adverse Effect”, materiality or similar term or limitation therein) shall be true and correct as of the date of this Agreement and as of the Closing Date, as though made on and as of such date (or, in the case of those representations and warranties that are made as of an earlier date, which shall be true and correct as of such earlier date), except where the failure of such representations and warranties of the Company to be so true and correct, individually or in the aggregate, (i) has not had or would not have a Company Material Adverse Effect or (ii) is consistent with specific items set forth in the

Business Line Modification Plan; provided, however, representations and warranties of the Company contained in Section 4.3 (Capital Structure), Section 4.4(a) (Corporate Authority) and Section 4.27 (Takeover Laws) of this Agreement must be true and correct in all material respects. Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect dated as of the Closing Date.
     (b) Performance of Obligations of the Company. The Company shall have performed and complied with, in all material respects, all covenants, agreements and obligations required to be performed or complied with by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect as of the Closing Date.
     (c) No Company Material Adverse Effect. Except for specific items set forth in the Business Line Modification Plan, since the date of this Agreement, no Company Material Adverse Effect shall have occurred.
     (d) No Litigation. There shall not be pending any Action by (i) any Governmental Entity, (ii) any Person seeking to restrain or prohibit the consummation of the Merger or any other transaction contemplated hereby or seeking to obtain a material amount of damages from the Company, Parent, Merger Sub or any other Affiliate of Parent either (x) in an Action commenced by any Company Voting Stockholder or (y) in connection with the Merger or any other transaction contemplated hereby, (iii) any Person seeking to prohibit Parent or any of its Affiliates from effectively controlling the business or operations of the Company or any of its Subsidiaries, or (iv) any Person against the Company, which, if adversely determined, would have a Company Material Adverse Effect, other than, in the case of clauses (ii)(y) and (iv), any such Action brought by any management employee of the Company or any of its Subsidiaries or any such Action that Parent, acting reasonably and in good faith, determines is frivolous.
     (e) Company Warrants. There shall be no Company Warrants outstanding as of the Effective Time.
     (f) Company Tangible Book Value. The Company’s Estimated Tangible Book Value as of the Closing Date shall be equal to four hundred seventy million dollars ($470,000,000). Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect dated as of the Closing Date, which shall include a reasonably detailed calculation of the Company’s Estimated Tangible Book Value as of such date (it being understood that, for purposes of this Section 10.2(f), the adjustments in clauses (x) and (y) in the definition of Estimated Tangible Book Value shall only be made to the extent any such dividends have actually been paid or any such capital call has actually been funded).

     (g) Stockholders Agreement. Concurrently with the execution and delivery of this Agreement, each of the Company Voting Stockholders shall have executed and delivered a counterpart copy of the Stockholders Agreement.
     (h) Absence of Material Restrictions. No condition shall have been imposed in connection with the receipt of any regulatory approvals and consents, including, without limitation, the OTS or the FDIC, that, in the reasonable judgment of Parent, imposes a materially burdensome restriction on the operation of the business of Parent and its Subsidiaries on a consolidated basis.
     (i) FIRPTA. Parent shall have received from the Company a certificate that the Company is not a U.S. real property holding company within the meaning of Section 897 of the Code and Treasury Regulations thereunder; provided, however, that if this condition is not satisfied on or prior to the Closing Date, at the option of Parent, Parent shall proceed with the Merger and withhold a portion of the Merger Consideration in respect of any Taxes as required by applicable Law.
     (j) Escrow Arrangements. The Escrow Agreement shall have been duly executed and delivered by the Designated Monitor and the Escrow Agent. The Escrow Account shall have been funded pursuant to Section 3.8 of this Agreement.
     (k) Appraisal Rights. Not more than 5% of the outstanding shares of the Company Common Stock shall constitute Dissenting Shares.
     (l) Additional Closing Deliverables. Parent shall have received (i) the DM Release, (ii) a true, correct and complete copy of the resolutions of the board of directors of the Company and each of its Subsidiaries authorizing the execution, delivery and performance of this Agreement, the Merger and all other transactions contemplated thereby, and (iii) a long-form good standing certificate for the Company and each of its Subsidiaries, dated as of the date hereof or another date prior to the Closing Date, from the Secretary of State of the State of Delaware.
               Section 10.3 Conditions to Obligations of the Company. The obligation of the Company to effect the Merger and consummate the other transactions contemplated hereby are further subject to the satisfaction or (to the extent permitted by Law) waiver by the Company on or prior to the Closing Date of the following conditions:
     (a) Representations and Warranties. All representations and warranties of Parent and the Merger Sub contained in this Agreement (without taking into account any limitation for “Parent Material Adverse Effect”, materiality or similar term or limitation therein) shall be true and correct as of the date of this Agreement and as of the Closing Date, as though made on and as of such date (or, in the case of those representations and warranties that are made as of an earlier date, which shall be true and correct as of such earlier date), except where the failure of such representations and warranties of Parent and Merger Sub to be so true and correct, individually or in the aggregate, has not had or would not have a Parent Material Adverse Effect; provided, however, representations and warranties of Parent and Merger Sub contained in Section 6.3 (Capital Structure), Section 6.4(a) (Corporate Authority), and Section 6.18 (Takeover Laws) of this Agreement must be true and correct in all material respects. The Company shall have received a certificate signed on behalf of Parent and Merger Sub by an executive officer of Parent to such effect dated as of the Closing Date.
     (b) Performance of Obligations of Parent and Merger Sub. Parent shall have performed and complied with, in all material respects, all covenants, agreements and obligations required to be performed or complied with by it under this Agreement and the Letter Agreement between Parent and the Company, dated as of the date hereof, at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect as of the Closing Date.
     (c) No Parent Material Adverse Effect. Since the date of this Agreement, no Parent Material Adverse Effect shall have occurred.
     (d) Parent Certificate Amendment. The amendment to the Parent Certificate in the form of Exhibit D shall be effective.
     (e) Parent By-law Amendment. The amendment to the Parent By-laws in the form of Exhibit E shall be effective.
     (f) Escrow Agreement. The Escrow Agreement shall have been duly executed and delivered by Parent and the Escrow Agent.
     (g) Stockholders Agreement. The Stockholders Agreement shall be in full force and effect.
     (h) Additional Closing Deliverables. The Company shall have received (i) a true, correct and complete copy of the resolutions of the board of directors of Parent and Merger Sub authorizing the execution, delivery and performance of this Agreement, the Merger and all other transactions contemplated thereby and (ii) a certificate of active status for Parent, dated as of the date hereof or another date prior to the Closing Date, from the Secretary of State of the State of Florida.
ARTICLE XI
TERMINATION
               Section 11.1 Termination of this Agreement. At any time prior to the Effective Time, this Agreement may be terminated as follows:
     (a) by mutual written consent of Parent and the Company;

     (b) by the written notice of either the Company or Parent if the Closing shall not have occurred by April 20, 2010 (the “Termination Date”); provided, however, that if the Closing has not occurred by the Termination Date by reason of nonsatisfaction of the condition set forth in Section 10.1(b) and all other conditions set forth in Article X have been satisfied or waived or are then capable of being satisfied at the Closing, then either Parent or the Company may elect to extend the Termination Date for up to an additional two-month period (the “Termination Date Extension Period”) by providing written notice to the other party (and the extended termination date shall be the “Termination Date”); provided, further, however, the right to terminate this Agreement under this Section 11.1(b) shall not be available to any party whose failure to perform or comply with any covenant or agreement of such party under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;
     (c) by the written notice of either the Company or Parent if any Restraint having the effect set forth in Section 10.1(c) shall be in effect and shall have become final and nonappealable;
     (d) by the written notice of the Company to Parent (provided that the Company is not then in material breach of any representation, warranty, covenant or agreement contained herein) if Parent or Merger Sub shall have breached or failed to perform or comply with in any material respect their representations, warranties, covenants or agreements contained herein, which breach or failure to perform or comply with (i) would (if it occurred or was continuing as of the Closing Date) result in a failure of the condition set forth in Section 10.3(a) to be satisfied and (ii) is not cured within thirty (30) days following written notice to Parent of such breach or failure or, by its nature, cannot be cured prior to the Termination Date;
     (e) by the written notice of Parent to the Company (provided that Parent and Merger Sub are not then in material breach of any representation, warranty, covenant or agreement contained herein) if the Company shall have breached or failed to perform or comply with in any material respect its representations, warranties, covenants or agreements contained herein, which breach or failure to perform or comply with (i) would (if it occurred or was continuing as of the Closing Date) result in a failure of the condition set forth in Section 10.2(a) to be satisfied, and (ii) is not cured within thirty (30) days following written notice to Parent of such breach or failure or, by its nature, cannot be cured prior to the Termination Date; or
     (f) by the written notice of Parent to the Company if Parent or any of its Affiliates or Representatives receives written notice from or is otherwise notified by, the OTS or the FDIC that such Governmental Entity will not grant any of the consents, approvals or authorizations specified in Section 10.1(b) or that Parent should withdraw its application seeking any such consent, approval or authorization and, in the case of non-written notice, Parent has concluded, after a good faith discussion with its counsel regarding such notice, that the requisite consents, approvals or authorizations will not be granted.
               Section 11.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 11.1, this Agreement shall become void and there shall be no Liability on the part of any party hereto except Section 9.4(b), this Section 11.2 and Sections 17.1, 17.2, 17.4, 17.5, 17.6, 17.7, 17.8, 17.9, 17.10, 17.12 and Section 17.13 shall survive such termination. Nothing contained in this Section 11.2 shall relieve any party from Liability for fraud or breach of this Agreement occurring on or prior to such termination.
ARTICLE XII
SURVIVAL; INDEMNIFICATION
               Section 12.1 Survival of Representations. The representations and warranties of the parties, including the representations set forth in the officers certificates delivered at Closing pursuant to Section 10.2(a) and Section 10.3(a) (“Closing Certificates”) shall survive the Effective Time until the next Business Day after the date that is twenty four (24) months from the Closing Date (the “Survival Period”); provided, however, that (a) the representations and warranties of (i) the Company contained in Section 4.1 (Organization, Standing and Corporate Power), Section 4.2 (Subsidiaries), Section 4.3 (Capital Structure), Section 4.4(a) and (b) (Authority; Noncontravention) and Section 4.26 (Brokers and Other Advisors) (“Company Fundamental Representations”), (ii) the representations and warranties of the Designated Monitor contained in Section 5.1 (Authority; Noncontravention) (“Designated Monitor Fundamental Representations”), and (iii) the representations and warranties of Parent and Merger Sub contained in Section 6.1 (Organization, Standing and Corporate Power), Section 6.2 (Subsidiaries), Section 6.3 (Capital Structure) and Section 6.4(a) and (b) (Authority; Noncontravention) (“Parent Fundamental Representations”) shall survive the Closing indefinitely and (b) the representations and warranties of the Company in Section 4.13 (Taxes) shall survive the Closing until the date that is sixty (60) days following the applicable statute of limitations related thereto. If any party makes a claim with respect to any specific representation or warranty within the time period described in the preceding sentences, and such claim is not fully and finally resolved prior to the expiration of such time period, such representation and warranty shall survive until such claim is finally and fully resolved. Nothing contained herein shall limit any covenant or agreement of any party.
               Section 12.2 Indemnification by Company Stockholders. Except with respect to Taxes, which shall be governed by Article XIII, from and after the Closing, the Company Stockholders shall indemnify and hold harmless Parent and its Subsidiaries (including the Surviving Corporation) (collectively, the “Parent Indemnified Parties”) from, against and in respect of, and will cause the Escrow Agent to pay from the Escrow Account in accordance with Article XVI and the Escrow Agreement to the Parent

Indemnified Parties the amount of any Liability, charges, assessments, claims, demands, Actions, settlements, interest, penalties and expenses (including reasonable costs of investigation and reasonable attorneys’ fees and expenses) (collectively, “Losses”), incurred or suffered by the Parent Indemnified Parties, whether in respect of Third Party Claims (as defined below), or claims between the parties hereto, arising out of or relating to any of the following:
     (a) the breach or failure to be true and correct of any representation or warranty of the Company or the Designated Monitor set forth in this Agreement or the Closing Certificates, as of the date hereof and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case the failure of such representations and warranties to be so true and correct shall be measured as of such earlier date); provided, however, that in the case of any such representation or warranty that is limited by materiality, Company Material Adverse Effect or any similar term or limitation, except for the Company Fundamental Representations, and the Designated Monitor Fundamental Representations, the occurrence of a breach of such representation or warranty and the amount of Losses shall be determined as if such materiality, Company Material Adverse Effect or any similar term or limitation were not included therein;
     (b) the breach or violation of any covenant or agreement of the Company or the Designated Monitor contained in this Agreement;
     (c) errors, misstatements or inaccuracies contained in, or omissions from, the Merger Consideration Allocation Schedule or any claim by a Company Stockholder challenging the allocations set forth on the Merger Consideration Allocation Schedule;
     (d) any claim by a current or former Company Stockholder or current or former holder of any other security of the Company, in its capacity as such, challenging this Agreement, the Merger or the other transactions contemplated hereby;
     (e) any amount paid to any Company Stockholder with respect to Dissenting Shares in excess of the Share Value of such Dissenting Shares, and all Losses incurred by Parent or its Subsidiaries in connection with the exercise or attempted exercise by any Company Stockholder of any dissenter’s rights, including, without limitation, all reasonable counsel fees and reasonable litigation costs incurred in connection therewith; and
     (f) any claim by a Company Stockholder who has not executed and delivered a Stockholder Waiver and Release Agreement to the extent such claim would have been released thereby or prohibited thereunder.
it being understood that, for purposes of this Article XII, the Company Stockholders shall not be liable for any Loss to the extent (i) the full dollar amount of such Loss has been taken into account in calculating the Company’s Closing Tangible Book Value or (ii)

Parent has been indemnified for such Loss pursuant to Article XIV, except to the extent limited by the terms of Article XIV, including the application of the “waterfall” provisions set forth in Paragraph 2 of Section 4 of Schedule III.
               Section 12.3 Indemnification by Parent. From and after the Closing, Parent shall indemnify and hold harmless, without duplication, the Company Stockholders (collectively, the “Company Indemnified Parties”) from, against and in respect of, and will pay to the Company Indemnified Parties through the Designated Monitor the amount of, any Losses incurred or suffered by the Company Indemnified Party, whether in respect of Third Party Claims, or claims between the parties hereto arising out of or relating to any of the following:
     (a) the breach or failure to be true and correct of any representation or warranty of Parent or Merger Sub set forth in this Agreement, as of the date hereof and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case the failure of such representations and warranties to be so true and correct shall be measured as of such earlier date); provided, however, that in the case of any such representation or warranty that is limited by materiality, Parent Material Adverse Effect or any similar term or limitation, except for the Parent Fundamental Representations, the occurrence of a breach of such representation or warranty and the amount of Losses shall be determined as if such materiality, Parent Material Adverse Effect or any similar term or limitation were not included therein; and
     (b) the breach of any covenant or agreement of Parent or Merger Sub contained in this Agreement;
it being understood that the Company Stockholders can only execute any claim pursuant to this Section 12.3 against Parent through the Designated Monitor but Losses subject to a claim by the Designated Monitor shall be determined on the basis of Losses suffered by the Company Stockholders.
               Section 12.4 Third Party Claims. Promptly upon the receipt by a Parent Indemnified Party or a Company Indemnified Party (a “Covered Indemnified Party”) of any notice of the commencement of any Action brought by a Person not a party hereto other than a claim for Taxes, which shall be governed by Article XIII (a “Third Party Claim”), such Covered Indemnified Party shall promptly, but in no event more than thirty (30) days following such Covered Indemnified Party’s receipt of a Third Party Claim, give notice of such Third Party Claim to the Designated Monitor (if such Covered Indemnified Party is a Parent Indemnified Party) or to Parent and the Designated Monitor (if such Covered Indemnified Party is a Company Indemnified Party) (the party receiving such notice, the “Indemnifying Party”; it being understood, in the case of any claim by a Parent Indemnified Party, that the Designated Monitor is authorized pursuant to Article XV to act in its capacity as Designated Monitor hereunder but that the Company Stockholders, and not the Designated Monitor (in its capacity as such), are the only Persons with any Liability to the Parent Indemnified Parties under this Article XII), but the failure to give such notice shall not relieve the Indemnifying Party or any indemnitor hereunder of any Liability it may have to such Person, except to the extent the Indemnifying Party (or such indemnitor) is materially prejudiced thereby. If a Covered Indemnified Party gives such notice, the Indemnifying Party, upon giving notice to such Covered Indemnified Party, will be entitled to assume the defense of such Third Party Claim with counsel reasonably satisfactory to the Covered Indemnified Party at the Indemnifying Party’s sole cost and expense and the Indemnifying Party will be entitled to prosecute, appeal, negotiate, resolve, settle, compromise, arbitrate or otherwise pursue such Third Party Claim, in whole or in part, subject to and in accordance with the provisions of this Agreement. If the Indemnifying Party exercises its rights to assume the defense of such Third Party Claim, the Indemnifying Party shall have no obligation to indemnify or pay for or reimburse any Covered Indemnified Party for any attorneys’ fees or expenses incurred by the Covered Indemnified Party after the assumption of the defense of such Third Party Claim; provided, however, that the reasonable fees and expenses of one (1) counsel to all of the Covered Indemnified Parties involved in such Third Party Claim will be indemnifiable hereunder if, in the reasonable opinion of counsel to such Covered Indemnified Parties, (i) a conflict of interest exists between the Indemnifying Party and any Covered Indemnified Party or (ii) there may be legal defenses available to any Covered Indemnified Party that are different from or additional to those available to the Indemnifying Party. The Indemnifying Party agrees that it will not, without the prior written consent of the Covered Indemnified Party, settle, compromise or consent to the entry of any judgment in any pending or threatened Third Party Claim relating to the matters contemplated hereby if any Covered Indemnified Party is a party thereto or, to the knowledge of the Indemnifying Party or, in the case of the Company Stockholders, to the knowledge of the Designated Monitor, has been threatened to be made a party thereto, unless such settlement, compromise or consent includes an unconditional release of each such Covered Indemnified Party from all Liability arising or that may arise out of such Third Party Claim and provides solely for monetary relief satisfied or to be satisfied by the Indemnifying Party. If the Indemnifying Party does not exercise such right to assume the defense, the Covered Indemnified Party may assume the defense thereof by counsel of the Covered Indemnified Party’s choosing. Notwithstanding the foregoing, no Third Party Claim relating to Taxes may be settled, compromised or otherwise resolved without the consent of the Surviving Corporation to the extent that such settlement, compromise or other resolution would adversely affect Parent or its Subsidiaries, including the Surviving Corporation. The Indemnifying Party shall not be liable for any Losses in connection with any settlement of any Third Party Claim by the Covered Indemnified Party without the Indemnifying Party’s prior written consent.
               Section 12.5 Written Notice of Claims. No claim may be asserted under this Article XII against Parent or the Company Stockholders for breach of any representation or warranty, unless written notice of such claim is received by such Parent or the Designated Monitor, as the case may be, on or prior to the date on which the representation or warranty on which such claim is based ceases to survive as set forth in Section 12.1.

               Section 12.6 Limitations on Indemnification Obligations.
     (a) Notwithstanding the foregoing, or anything in this Agreement to the contrary, (i) the aggregate amount payable to the Parent Indemnified Parties with respect to claims under Section 12.2 shall not exceed fifty million dollars ($50,000,000) (the “Cap”) and (ii) no indemnity shall be payable to any Parent Indemnified Party with respect to any claim under Section 12.2(a) unless and until the aggregate of all Losses for which claims are made under Section 12.2(a) exceeds two million five hundred thousand dollars ($2,500,000) (the “Basket”), and then only to the extent such Losses exceed the Basket; provided, however, that the foregoing clauses (i) and (ii) shall not be applicable to, and the Parent Indemnified Parties shall be indemnified in full for, Losses (x) arising out of, relating to or resulting from breaches or inaccuracies in the representations and warranties contained in the Company Fundamental Representations and the Designated Monitor Fundamental Representations, or (y) Losses arising out of or resulting from fraud or intentional misrepresentation by the Company.
     (b) Notwithstanding the foregoing, or anything in this Agreement to the contrary, (i) the aggregate amount payable to Company Indemnified Parties with respect to claims under Section 12.3 shall not exceed the Cap and (ii) no indemnity shall be payable to the Company Indemnified Parties with respect to any claim under Section 12.3(a) unless and until the aggregate of all Losses for which a claim is made under Section 12.3(a) exceeds the Basket, and then only to the extent such Losses exceed the Basket; provided, however, that the foregoing clauses (i) and (ii) shall not be applicable to, and the Company Indemnified Parties shall be indemnified in full for, Losses (x) arising out of, relating to or resulting from breaches or inaccuracies in the representations and warranties contained in the Parent Fundamental Representations or (y) Losses arising out of or resulting from fraud or intentional misrepresentation by Parent or Merger Sub.
     (c) Notwithstanding anything to the contrary contained in this Agreement, no Person shall be liable under this Article XII for any consequential, punitive, special, incidental or indirect damages, including lost profits or diminution of value.
               Section 12.7 Adjustments to Losses; Insurance.
     (a) In calculating the amount of any Losses, the proceeds actually received (net of costs) by the Covered Indemnified Party under any insurance policy in respect of the same Losses shall be deducted. Notwithstanding the foregoing, except as otherwise set forth in Section 8.6, no Covered Indemnified Party shall be obligated to seek recovery for any Losses from any third party before seeking indemnification under this Agreement and in no event shall Parent’s or the Company Stockholders’, as the case may be, obligation to indemnify and hold harmless the Covered Indemnified Party pursuant to this Article XII be conditioned upon the status of the recovery of any offsetting amounts from any such third party; provided, however, that Parent or the

Company Stockholders, as the case may be, may require a Covered Indemnified Party to assign the rights to seek recovery in respect of any such third party claim; provided, further, however, that if Parent or the Company Stockholders, as the case may be, becomes subrogated to a Covered Indemnified Party’s rights in respect of any such third party claim, Parent or the Company Stockholders, as the case may be, thereafter will be responsible for pursuing any such third party claim at their own expense and the Covered Indemnified Party shall provide such assistance in connection therewith as is reasonably requested by Parent or the Designated Monitor (on behalf of the Company Stockholders), as the case may be.
     (b) If, prior to the Release Date, a Covered Indemnified Party recovers an amount under any insurance policy in respect of Loss that is the subject of indemnification hereunder after all or a portion of such Loss has been paid by Parent or the Company Stockholders, as the case may be, pursuant to this Article XII, the Covered Indemnified Party (i) if a Parent Indemnified Party, shall promptly deposit such amount in the Escrow Account or (ii) if a Company Indemnified Party, shall promptly remit such amount to Parent, it being understood that the obligations of the Company Stockholders shall be several and not joint in this respect.
               Section 12.8 Recovery of Losses by Parent Indemnified Parties. All Parent Indemnity Claims under this Article XII shall be satisfied only out of the Escrowed Assets in accordance with Article XVI and the Escrow Agreement.
               Section 12.9 Remedies. The rights and remedies of the Company Stockholders and Parent under this Article XII are exclusive and in lieu of any and all other rights and remedies that the Company Stockholders and Parent may have under this Agreement or otherwise against each other with respect to the Merger or with respect to any breach of any representation or warranty or any failure to perform any covenant or agreement set forth in this Agreement and the Company Stockholders and Parent each expressly waives any and all other rights, remedies and causes of action it or its Affiliates may have against the other party or its Affiliates now or in the future under any Law with respect to this Article XII in all events, other than as set forth in Section 17.7.
               Section 12.10 Treatment of Indemnification Payments. The parties agree that any indemnity payments pursuant to this Article XII will be treated for Tax purposes as an adjustment to the Merger Consideration, unless otherwise required by applicable Law.
ARTICLE XIII
TAX MATTERS
               Section 13.1 Tax Return Preparation.
     (a) Pre-Closing Tax Returns. The Designated Monitor shall prepare and file, or cause to be prepared and filed, all Tax Returns required to be filed by or on behalf of or in respect of the Company or any of its Subsidiaries, as applicable, for any Pre-Closing Period; provided, however, such Tax Returns shall not include any Tax Returns with respect to MarCap Property Taxes designated by Parent, in its sole discretion. The Designated Monitor shall furnish Parent with a completed copy of such Tax Returns for review by Parent no later than one hundred and seventy (170) Business Days (in the case of any non-income Tax Returns) or one hundred and fifty (150) Business Days (in the case any income Tax Returns) after the Closing Date and the Designated Monitor shall consider in good faith any amendments to such Tax Returns reasonably requested by Parent prior to the filing of such Tax Returns. All such Tax Returns shall be prepared in a manner consistent with past practice or as otherwise required by Law. The Company Stockholders shall pay, out of the Escrow Account, to the relevant Taxing Authority all amounts required to be paid in respect of such Tax Returns.
     (b) All Other Tax Returns. Parent shall prepare and file, or cause to be filed, all Tax Returns other than those described in Section 13.1(a) above required to be filed by or on behalf of or in respect of the Company and its Subsidiaries including any Tax Returns with respect to MarCap Property Taxes which Parent has elected, in its sole discretion to file pursuant to Section 13.1(a). To the extent that any such Tax Returns reflect any Taxes for which the Company Stockholders are liable pursuant to this Agreement, Parent shall furnish the Designated Monitor with a completed copy of such Tax Returns for its review and approval (which approval shall not be unreasonably withheld, conditioned, or delayed), no later than ten (10) Business Days (in the case of any non-income Tax Returns) or sixty (60) Business Days (in the case any income Tax Returns) before the due date of such Tax Return (including extensions). Within ten (10) Business Days after receipt of a copy of the Tax Return, the Company Stockholders shall pay, out of the Escrow Account, to Parent the amount of Tax for which the Company Stockholders are responsible pursuant to this Agreement. All such Tax Returns shall be prepared in a manner consistent with past practice or as otherwise required by applicable Law. Parent shall pay to the relevant Taxing Authority all amounts required to be paid in respect of such Tax Returns.
     (c) Parent shall not be permitted to (and shall not cause or permit the Company or any of its Subsidiaries to) amend, re-file or otherwise modify any Tax Return relating in whole or in part to the Company or any of its Subsidiaries with respect to any Pre-Closing Period (or with respect to the pre-Closing portion of any Straddle Period) without the prior written consent of the Designated Monitor if such amendment, re-filing or modification would result in any material increased Liability for Taxes of the Company Stockholders in respect of a Pre-Closing Period. For the avoidance of doubt, Parent shall, without the prior written consent of the Designated Monitor, be permitted to (and shall cause or permit the Company or any of its Subsidiaries to) file amended Tax Returns for Pre-Closing Periods for the purpose of carrying back any Loss or similar item realized for a Post-Closing Period to a Pre-Closing Period.

               Section 13.2 Transfer Taxes. Any Transfer Taxes shall be borne fifty percent (50%) by Parent and fifty percent (50%) by the Company Stockholders out of the Escrow Account. The Person so required by applicable Law shall file all necessary Tax Returns and other documentation with respect to all Transfer Taxes, and, if required by the applicable Law, the other parties shall, and shall cause their Affiliates (other than any portfolio company of any Company Stockholder or Person that directly or indirectly beneficially owns equity of any Company Stockholder) to join in the execution of any such Tax Returns and other documentation.
               Section 13.3 Assistance and Cooperation. After the Closing Date, each of the Company, Parent and their respective Affiliates (other than any portfolio company of any Company Stockholder or Person that directly or indirectly beneficially owns equity of any Company Stockholder) and the Designated Monitor shall:
     (a) assist the other party in preparing any Tax Returns which such other party is responsible for preparing and filing in accordance with this Section 13.3;
     (b) cooperate fully with the other party in preparing for any audits of, or disputes with Taxing Authorities regarding, any Tax Returns which such other party is responsible for preparing and filing in accordance with this Section 13.3;
     (c) make available to the other party and to any Taxing Authority as reasonably requested all information, records, and documents relating to Taxes of the Company and its Subsidiaries;
     (d) provide timely notice to the other in writing of any pending or threatened Tax audits or assessments of the Company and its Subsidiaries for taxable periods for which the other may have a liability under this Section 13.3;
     (e) furnish the other with copies of all correspondence received from any Taxing Authority in connection with any Tax audit or information request with respect to any taxable period for which the other party may have a Liability under this Section 13.3;
     (f) timely sign and deliver such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce), or file Tax Returns or other reports with respect to, Transfer Taxes; and timely provide the other party with powers of attorney or similar authorizations necessary to carry out the purposes of this Section 13.3.
               Section 13.4 Certain Tax Agreements. As of the Closing Date, all Tax indemnification, Tax allocation and Tax sharing agreements to which the Company or any of its Subsidiaries is a party shall be terminated and after the Closing Date neither the Company nor any of its Subsidiaries shall have any further obligations under any such Tax indemnification, Tax allocation or Tax sharing agreement.

               Section 13.5 Tax Indemnification.
     (a) The Company Stockholders shall be responsible for, and shall indemnify on an after-tax basis, and hold harmless Parent for, out of the Escrow Account and without duplication, any Losses, except to the extent such Losses have been taken into account in calculating the Company’s Tangible Book Value or are addressed by Article XIV (whether or not any payment is made pursuant to Article XIV with respect thereto), attributable to (i) Taxes imposed on the Company or any of its Subsidiaries (x) relating or attributable to any Pre-Closing Period and, with respect to any Straddle Period, the portion of such Straddle Period deemed to end on and include the Closing Date, (y) relating or attributable to the income, operations or assets of the Company or any of its Subsidiaries for any Pre-Closing Period and, with respect to any Straddle Period, the portion of such Straddle Period deemed to end on and include the Closing Date and/or (z) relating or attributable to any MarCap Property Taxes; (ii) Taxes imposed on the Company or any of its Subsidiaries under Section 1.1502-6 of the Treasury Regulations (or any corresponding or similar provision state, local, or foreign Law or regulation) as a result of being a member or successor of a member of any consolidated, unitary, combined or similar group for any Pre-Closing Period or period that includes the Closing Date; (iii) Taxes of any Person imposed on the Company or any of its Subsidiaries or any other liability imposed under any Tax sharing, Tax indemnity, Tax allocation or similar agreements (whether or not written) under or to which the Company or any of its Subsidiaries was obligated, or was a party, on or prior to the Closing Date; and (iv) any breach of any representation or warranty contained in Section 4.13 or of any covenant contained in this Article XIII.
     (b) Parent shall be responsible for, and shall indemnify on an after-tax basis, and hold harmless the Company Stockholders for, any Losses attributable to Taxes imposed on the Company or any of its Subsidiaries relating or attributable to any Post-Closing Period and, with respect to any Straddle Period, the portion of such Straddle Period deemed to begin after the Closing Date.
     (c) Any payment made pursuant to this Section 13.5 shall be treated as an adjustment to the Merger Consideration for all Tax purposes unless otherwise required by applicable Law.
               Section 13.6 Indemnification Procedures and Contest Provisions.
     (a) If a notice of deficiency, proposed adjustment, adjustment, assessment, audit, examination or other administrative or court proceeding, suit, dispute or other claim (a “Tax Claim”) shall be delivered or sent to or commenced or initiated against the Company or any of its Subsidiaries by any Taxing Authority with respect to Taxes or Tax Returns of the Company or any of its Subsidiaries for which Parent or its Affiliates may reasonably be entitled to indemnification pursuant to Section 13.5 above, Parent or its Affiliates shall promptly notify the Designated Monitor in writing of the Tax Claim; provided that a failure to provide such notice shall not limit Parent’s right to indemnification hereunder unless the Designated Monitor’s right to contest such Tax on behalf of the Company Stockholders is materially prejudiced thereby.
     (b) With respect to Tax Claims of or relating solely to Taxes of the Company or any of its Subsidiaries for any Pre-Closing Period, the Designated Monitor may, upon written notice to Parent, assume and control the defense of such Tax Claim at the cost and expense of the Company Stockholders and with its own counsel. Parent may retain separate co-counsel at its sole cost and expense and participate in the defense of the Tax Claim (including participation in any relevant meetings and conference calls). The Designated Monitor shall not enter into any settlement with respect to any such Tax Claim without Parent’s prior written consent, which shall not be unreasonably delayed or withheld, and the Designated Monitor shall keep Parent informed of all developments and events relating to such Tax Claim (including promptly forwarding copies to Parent of any related correspondence).
     (c) The Designated Monitor and Parent shall jointly control and participate in all proceedings taken in connection with any Tax Claim relating to any Straddle Period, and shall bear their own respective costs and expenses (it being understood that the Designated Monitor’s costs and expenses shall be borne by the Company Stockholders). Neither the Designated Monitor nor Parent shall settle any such Tax Claim without the prior written consent of the other party.
     (d) With respect to Tax Claims of or relating solely to Taxes of the Company or any of its Subsidiaries for any Post-Closing Period, Parent shall assume and control the defense of such Tax Claim at its own cost and expense and with its own counsel.
     (e) The amount or economic benefit of any refunds, credits or offsets (“Refunds”) of Taxes of the Company or any of its Subsidiaries for any Pre-Closing Period shall be for the account of the Company Stockholders. Notwithstanding the foregoing, any such Refunds shall be for the account of Parent to the extent such Refunds are attributable to the carryback from a Post-Closing Period of items of loss, deduction or credit, or other Tax items, of the Company or any of its Subsidiaries (or any of their respective Affiliates, including Parent). The amount or economic benefit of any Refunds of the Company or its Subsidiaries for any Post-Closing Period shall be for the account of Parent. The amount or economic benefit of any Refunds of Taxes of the Company or any of its Subsidiaries for any Straddle Period shall be equitably apportioned between Parent and the Company Stockholders. Each party shall forward, and shall cause its Affiliates (other than portfolio companies of any Company Stockholder or Person that directly or indirectly beneficially owns equity of any Company Stockholder, except to the extent within the Knowledge of the Company) to forward, to the party entitled to receive the amount or economic benefit of a Refund to Tax the amount of such refund, or the economic benefit of such credit or offset to Tax, within ten (10) Business Days after such refund is received or after such credit or offset is allowed or applied against another Tax Liability, as the case may be.
     (f) Any payment required to be made pursuant to this Section 13.6 shall be made within thirty (30) Business Days after the indemnified party makes written demand upon the indemnifying party, but in no case earlier than five (5) Business Days after the date on which the relevant Taxes are paid to the relevant Taxing Authority. Any payment not timely made shall accrue interest at the rate equal to the Prime Rate as published in the Wall Street Journal, compounded quarterly.
               Section 13.7 Allocation of Straddle Period Taxes. For purposes of this Article XIII, in order to apportion appropriately any Taxes relating to a Straddle Period, the parties shall, to the extent permitted or required under any applicable Law, treat the Closing Date as the last day of the taxable year or period of the Company or relevant Subsidiary for all Tax purposes. In any case where the applicable Law does not permit the Company or relevant Subsidiary to treat the Closing Date as the last day of the taxable year or period, the portion of any Taxes that are allocable to the portion of the Straddle Period ending on the Closing Date shall be:
     (a) in the case of Taxes that are imposed on a periodic basis, deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of calendar days in the Straddle Period ending on and including the Closing Date and the denominator of which is the number of calendar days in the entire relevant Straddle Period; and
     (b) in the case of Taxes not described in clause (b) (such as Taxes that are either (x) based upon or related to income or receipts, or (y) imposed in connection with any sale or other transfer or assignment of property), deemed equal to the amount that would be payable if the taxable year or period ended on the Closing Date.
               Section 13.8 Other Tax Matters.
     (a) The indemnification provided for in this Article XIII shall be the sole remedy for any claim in respect of Taxes for which an indemnity is provided under this Article XIII (including the representations with respect to Taxes set forth in Section 4.13), and the provisions of Article XII shall not apply to such claims. To the extent the provisions of this Article XIII are inconsistent with the provisions of any other provision of this Agreement, the provisions of this Article XIII shall govern with respect to Taxes.
     (b) Any claim for indemnity under this Article XIII may be made only at a time until the date that is sixty (60) days following the statute of limitations with respect to the relevant taxable period (including any extensions).

               Section 13.9 Recovery of Losses by Parent. All Parent Indemnity Claims under this Article XIII shall be satisfied only out of the Escrowed Assets in accordance with Article XVI and the Escrow Agreement.
ARTICLE XIV
PORTFOLIO LOSS PROTECTION
               Section 14.1 Indemnification for Portfolio Losses. The Company Stockholders, in accordance with the terms and subject to the limitations set forth in this Article XIV, shall indemnify and hold harmless Parent and its Subsidiaries (including the Surviving Corporation) from, against and in respect of any Protected Annual Portfolio Losses during the period from and including the Closing Date until the last day prior to the (5th) anniversary of the Closing Date (the “Portfolio Loss Protection Period”).
               Section 14.2 Calculation of Portfolio Losses. Except as otherwise agreed in writing by Parent and the Designated Monitor, Protected Annual Portfolio Losses shall be calculated for purposes of this Agreement and the Escrow Agreement in accordance the calculation of Protected Annual Portfolio Losses methodology set forth on Schedule III.
               Section 14.3 Notification of Protected Annual Portfolio Losses.
     (a) Within thirty (30) days following each Annual Protection Period (or, in respect of the fifth Annual Protection Period, within thirty (30) days following the date that is six (6) months following the end of such Annual Protection Period), Parent shall deliver to the Designated Monitor, with a copy to the Escrow Agent, either (i) a notice (a “No Recoverable Loss Notice”) stating that there are no Protected Annual Portfolio Losses or that there is a Rollover Annual Portfolio Gain for such Annual Protection Period, as applicable or (ii) a notice (an “Annual Portfolio Loss Notice”) setting forth the calculation of the Protected Annual Portfolio Losses for such Annual Protection Period. The No Recoverable Loss Notice or Annual Portfolio Loss Notice, as applicable, shall set forth in reasonable detail a calculation of the Protected Portfolio Carrying Value and Protected Portfolio Protected Value at the end of the applicable Portfolio Loss Protection Period.
     (b) The Designated Monitor shall have thirty (30) Business Days following delivery of the Annual Portfolio Loss Notice or No Recoverable Loss Notice, as applicable, to review the calculation of the Protected Annual Portfolio Losses or Rollover Annual Portfolio Gain, as applicable, and the calculation of the Protected Portfolio Carrying Value and Protected Portfolio Protected Value calculated therein (the “Annual Verification Period”). During the Annual Verification Period and at the Designated Monitor’s sole expense, the Designated Monitor shall cause such verification as the Designated Monitor shall deem useful to be performed with respect to the Protected Annual Portfolio Losses, or Rollover Annual Portfolio Gain, Protected Portfolio Carrying Value and Protected Portfolio

Protected Value, as applicable. On the basis of that review, the Designated Monitor, no later than ten (10) Business Days following the Annual Verification Period, may submit a notice to Parent (the “Notice of Objection”) disputing the calculation of the Protected Annual Portfolio Losses, Rollover Annual Portfolio Gain, Protected Portfolio Carrying Value or Protected Portfolio Protected Value, as applicable, and proposing such adjustments, if any, of the amounts reflected in such Annual Portfolio Loss Notice or No Recoverable Loss Notice, as applicable, including the calculation of the Protected Portfolio Carrying Value and Protected Portfolio Protected Value, that the Designated Monitor, in its good faith judgment, believes are required. The Notice of Objection shall contain evidence and/or substantiation of the basis of the Designated Monitor’s dispute.
     (c) The parties shall cooperate with and make available to the other parties and their respective Representatives all information, records, data and working papers, and shall permit access to its facilities and personnel, as may be reasonably required in connection with the preparation and analysis of the No Recoverable Loss Notice or the Annual Portfolio Loss Notice, as applicable, and the resolution of any disputes thereunder.
     (d) If, within ten (10) Business Days following the Annual Verification Period, the Designated Monitor has not given Parent a Notice of Objection, then the No Recoverable Loss Notice or the Annual Portfolio Loss Notice, as applicable, shall become final and binding on the parties.
     (e) If the Designated Monitor has given Parent a Notice of Objection, the parties shall attempt in good faith to resolve the disputed issues and to agree on the disputed amounts, as promptly as practicable.
     (i) If the parties are not able to reach agreement within fifteen (15) Business Days from receipt by Parent of the Notice of Objection, the disputed issues shall be submitted for resolution to the Arbitration Firm. The Arbitration Firm shall be instructed to determine the calculation of the amounts in a manner consistent with Section 14.2.
     (ii) The Arbitration Firm shall limit its inquiry to those items which the Designated Monitor disputed in the Notice of Objection.
     (iii) The Arbitration Firm shall determine disputed amounts and shall notify the parties of its decision (it being understood that such notice shall include a statement of the basis of the Arbitration Firm’s decision), within fifteen (15) Business Days after its appointment.
     (iv) The Company Stockholders shall bear a portion of the fees and expenses relating to the engagement of the Arbitration Firm in respect of its services pursuant to this Section 14.3(e) in proportion to the aggregate amount unsuccessfully disputed by the Designated Monitor over the aggregate amount of disputed items submitted by the Designated

Monitor to the Arbitration Firm, as determined by the Arbitration Firm. All such fees and expenses not borne by the Company Stockholders in accordance with the preceding sentence shall be borne by Parent.
     (f) The amount of the Protected Annual Portfolio Losses or Rollover Annual Portfolio Gain, as applicable, and Protected Portfolio Carrying Value and Protected Portfolio Protected Value, set forth in Annual Portfolio Loss Notice or No Recoverable Loss Notice, as applicable, (i) if no timely Notice of Objection has been delivered by the Designated Monitor, as originally submitted by Parent, or (ii) if a timely Notice of Objection has been delivered by the Designated Monitor, as determined pursuant to the resolution of such dispute in accordance with Section 14.3(e), shall be the final amount of the Protected Annual Portfolio Losses or Rollover Annual Portfolio Gain, as applicable, Protected Portfolio Carrying Value and Protected Portfolio Protected Value.
               Section 14.4 Recovery of Protected Annual Portfolio Losses. In the event of a determination of any final Protected Annual Portfolio Losses in accordance with this Article XIV, as promptly as practicable, but in no event later that two (2) Business Days after such determination, Parent and the Designated Monitor shall deliver to the Escrow Agent a Joint Escrow Notice providing that such final amount of Protected Annual Portfolio Losses shall be distributed to Parent from the then-remaining Escrowed Assets in accordance with Article XVI.
               Section 14.5 Treatment of Protected Annual Portfolio Losses. The parties agree that any indemnity payments pursuant to this Article XIV will be treated for Tax purposes as an adjustment to the Merger Consideration, unless otherwise required by applicable Law.
ARTICLE XV
DESIGNATED MONITOR
               Section 15.1 Designated Monitor.
     (a) Set forth in Schedule V to this Agreement are the provisions governing the arrangements between the Company Stockholders, the Former Warrant Holders and the Designated Monitor, pursuant to which, among other things, the Designated Monitor has been authorized and directed to act and take any and all actions required or permitted to be taken in such capacity as Designated Monitor.
     (b) Parent, Merger Sub and the Company shall be able to rely conclusively on the decisions, actions, consents or instructions of the Designated Monitor as to any decisions, actions, consents or instructions taken or given by the Designated Monitor under this Agreement and the Escrow Agreement, and may rely upon any such decision, action, consent or instruction of the Designated

Monitor as being the decision, action, consent or instruction of each such Company Stockholder.
     (c) The parties hereby agree that (i) the Designated Monitor may assign its rights and delegate its obligations to an Affiliate, (ii) any successor of Designated Monitor in accordance with Section V.6 of Schedule V shall be deemed to be the Designated Monitor for the purposes of this Agreement, and (iii) subject to Section 11.2, upon the earlier of the termination of this Agreement in accordance with its terms and the DM Termination Date, the Designated Monitor shall have no further responsibilities hereunder or authority to act; it being understood that following any termination of this Agreement, the Company’s obligation to reimburse the Designated Monitor for its reasonable expenses under Schedule V shall survive until the expiration of the applicable statute of limitations.
     (d) Prior to the Effective Time, (i) the Designated Monitor shall execute an escrow agreement substantially in the form attached as Exhibit I (the “DM Escrow Agreement”), the Warrant Escrow Agreement and the Escrow Agreement and (ii) the Company shall fund or reimburse the amounts required by Section V.3 of Schedule V.
     (e) If as a result of the arrangement related to the Designated Monitor, any Governmental Entity concludes that the Designated Monitor shall be subject to any Law or regulation that would impose a material restriction or burden on the Designated Monitor or any of its Affiliates (a “Burden”), the Designated Monitor and Parent shall cooperate and negotiate in good faith alternative arrangements, and enter into such alternative arrangements, that give effect to the intent of such arrangements without imposing any Burden. The Designated Monitor shall have all power and authority to enter into such alternative arrangements and to perform its duties and obligations thereunder.
     (f) Parent and Merger Sub acknowledge and agree that the Designated Monitor shall have the right and authority, from and after the Effective Time, to enforce on behalf of the Company Stockholders all obligations of Parent and its Affiliates hereunder.

               Section 15.2 No Liability to Parent. Notwithstanding anything in this Agreement to the contrary, the provisions set forth in Schedule V are for the benefit of each of the Company Stockholders, the Former Warrant Holders and the Designated Monitor and are (other than with respect to the reimbursement of the Designated Monitor’s pre-Closing expenses by the Company and the requirement of the Company to make a capital call, in each case, prior to the Effective Time pursuant to Section V.3 of Schedule V) between the Company Stockholders, the former Warrant Holders and the Designated Monitor. In no event shall any of the provisions set forth in Schedule V be binding upon or result in any liability to Parent, Merger Sub, the Surviving Corporation or any of their respective directors, managers, officers, employees, agents, stockholders or Affiliates (except to the extent that any such directors, managers, officers, employees, agents, stockholders or Affiliates is a Company Stockholder and then only in their capacity as a Company Stockholder) and the Designated Monitor shall execute a release in form and substance reasonably satisfactory to Parent (the “DM Release”) at the Closing releasing Parent, Merger Sub, the Surviving Corporation or any of their respective directors, managers, officers, employees, agents, stockholders or Affiliates (except to the extent that any such directors, managers, officers, employees, agents, stockholders or Affiliates is a Company Stockholder and then only in their capacity as a Company Stockholder) from any such liability, except that Parent shall cause the Surviving Corporation to pay the Designated Monitor any expenses incurred prior to the Effective Time pursuant to Section V.3 of Schedule V to the extent such amounts have been reserved or accrued on the Company’s Closing Balance Sheet.
ARTICLE XVI
ESCROW
               Section 16.1 Deposit and Administration of Escrowed Assets.
     (a) In accordance with the terms and subject to the conditions set forth herein and in the Escrow Agreement, the Escrow Agent shall accept the deposit of the Escrowed Assets into the Escrow Account, and shall administer the Escrowed Assets until the termination or expiration of the Escrow Agreement (the date of such termination or expiration, the “Release Date”).
     (b) Pursuant to the Escrow Agreement, the Escrow Agent shall establish the subaccounts contemplated by the Escrow Agreement (the “Subaccounts”). Notwithstanding anything to the contrary herein or in the Escrow Agreement, the existence of the Subaccounts is for administrative purposes only with respect to the Escrow Agent’s ability to allocate releases of Escrowed Assets among the Company Stockholders, and in no event shall the existence of the Subaccounts delay, impede or otherwise adversely affect in any manner Parent’s ability to receive the full amount of Escrowed Assets to which it is entitled pursuant to the terms of this Agreement and the Escrow Agreement.
     (c) If a Parent Indemnified Party believes in good faith that it is entitled to indemnification for Losses under Article XII or Article XIII, as the case may be

(in any such case, a “Parent Indemnity Claim”), then Parent or such other Parent Indemnified Party may provide written notice (a “Parent Claim Notice”) to the Designated Monitor and the Escrow Agent of the dollar amount of such Parent Indemnity Claim (the “Parent Claim Amount”), and describing in reasonable detail the basis upon which Parent asserts that such Parent Indemnity Claim is required to be satisfied through a release and distribution of a portion of the Escrowed Assets (the “Parent Claim Basis”). Delivery of an Annual Portfolio Loss Notice pursuant to Section 14.3(a) shall constitute delivery of a Parent Claim Notice hereunder. The date on which a Parent Claim Notice is received by the Escrow Agent is referred to as the “Parent Claim Notice Date.” The Parent Claim Notice shall be treated as set forth in Section 16.2.
     (d) As promptly as practicable upon determination that a Parent or another Parent Indemnified Party is entitled to recovery from the Escrowed Assets for a Parent Indemnity Claim under Article XII or Article XIII, as the case may be, Parent and the Designated Monitor shall deliver a joint written notice to the Escrow Agent (a “Joint Escrow Notice”) providing that the amount of such Parent Indemnity Claim shall be paid to Parent from the then-remaining Escrowed Assets in accordance with this Article XVI.
               Section 16.2 Payment of Parent Indemnity Claims.
     (a) Upon receipt of a Parent Claim Notice from Parent or another Parent Indemnified Party pursuant to Section 16.1(b), the Escrow Agent shall set aside and hold as a reserve to cover such Parent Indemnity Claim Escrowed Assets having an Escrow Value equal to the Parent Claim Amount set forth in the Parent Claim Notice (a “Reserve”) until there is a final resolution of such Parent Indemnity Claim.
     (b) If the Escrow Agent does not receive from the Designated Monitor a written notice (an “Escrow Dispute Notice”) disputing the Parent Claim Basis and/or all or any part of the Parent Claim Amount specified in such Parent Claim Notice (a “Dispute”) within forty-five (45) days after the applicable Parent Claim Notice Date (the “Claim Period”), then the Escrow Agent shall release and distribute to Parent, in accordance with Section 16.6, no sooner than five (5) Business Days and no later than ten (10) Business Days after the end of the Claim Period, Escrowed Assets having an Escrow Value equal to the Parent Claim Amount.
     (c) If the Escrow Agent receives, within the Claim Period, from the Designated Monitor (with a copy to Parent) an Escrow Dispute Notice setting forth a Dispute then, to the extent applicable, the Escrow Agent shall release and distribute to Parent or another Parent Indemnified Party, in accordance with Section 16.6, only Escrowed Assets having an Escrow Value equal to the uncontested portion of the Parent Claim Amount, if any, no sooner than five (5) Business Days and no later than ten (10) Business Days after receipt of such Escrow Dispute Notice.

     (d) Unless Parent and the Designated Monitor deliver a Joint Escrow Notice to the Escrow Agent modifying the provisions of such Parent Claim Notice, the portion of the Parent Claim Amount subject to a Dispute and not distributed as provided in Section 16.2(c) shall continue to be held by the Escrow Agent as a Reserve until the earlier of such time as (i) Parent and the Designated Monitor have delivered to the Escrow Agent a Joint Escrow Notice advising the Escrow Agent as to how such Dispute shall be resolved or (ii) such Dispute is resolved in accordance with Article XII or Article XIII, as the case may be, of this Agreement, in which event Parent and the Designated Monitor shall deliver a Joint Escrow Notice to the Escrow Agent notifying the Escrow Agent of the outcome of such dispute, and, no sooner than five (5) Business Days and no later than ten (10) Business Days after receipt by the Escrow Agent of a Joint Escrow Notice contemplated by clause (i) or clause (ii) of this sentence, the Escrow Agent shall release and distribute, in accordance with Section 16.6, Escrowed Assets having an Escrow Value equal to the Parent Indemnity Claim as so fully determined.
               Section 16.3 Payment of Protected Portfolio Losses. Upon receipt of a Joint Escrow Notice of Protected Annual Portfolio Losses pursuant to Section 14.4, the Escrow Agent shall release and distribute, in accordance with Section 16.6, no sooner than five (5) Business Days and no later than ten (10) Business Days after receipt of such Joint Escrow Notice, Escrowed Assets having an Escrow Value equal to the Protected Annual Portfolio Losses. Each date on which Escrowed Assets are distributed from the Escrow Account in respect of Protected Annual Portfolio Losses is referred to herein as an “Annual Escrow Distribution Date.”
               Section 16.4 Escrow Step-Down.
     (a) Except as set forth herein, the Escrowed Assets shall remain in escrow until the Release Date, unless earlier released and distributed to Parent or another Parent Indemnified Party in accordance with Section 16.6.
     (b) On the sixth (6th) or twenty-first (21st) Business Day, as applicable pursuant to the Step Down Share Purchase Right Agreement, following as applicable, (i) receipt by the Escrow Agent of a No Recoverable Loss Notice or (ii) the Annual Escrow Distribution Date with respect to each Annual Protection Period during the Portfolio Loss Protection Period (each, a “Step-Down Date”), a portion of the unreserved Escrowed Shares shall be released from escrow to the Company Stockholders and to the Former Warrant Holders and the Warrant Escrow Account in accordance with the Escrow Agreement and the Warrant Escrow Agreement to the extent that, following the release of such Escrowed Shares, the aggregate value of the Escrowed Shares remaining with the Escrow Agent immediately following such release, based upon the Share Value, is equal to seventeen and a half percent (17.5%) of the Average Protected Portfolio Assets in respect of the prior Annual Protection Period. Except as set forth in Section 16.4(c) below, there will be no step-downs of Escrowed Cash.

     (c) On each Step-Down Date prior to expiration of the Portfolio Loss Protection Period, if the amount of Escrowed Cash not subject to a Reserve exceeds the Carrying Value of Loans and Leases in the Protected Portfolio as of such Step-Down Date, an amount of Escrowed Cash equal to such excess will be released from escrow to the Company Stockholders and to the Former Warrant Holders and the Warrant Escrow Account in accordance with the Escrow Agreement and the Warrant Escrow Agreement.
     (d) Notwithstanding the foregoing, in the event that, upon a Step-Down Date, the Release Date or the consummation of an Initial Public Offering or other transaction pursuant to this Section 16.4, as the case may be, there shall be any outstanding Parent Indemnity Claims, then any Escrowed Shares subject to the related Reserve shall not be available for potential distribution or release to the Company Stockholders or the Former Warrant Holders and the Warrant Escrow Account in accordance with the Escrow Agreement and the Warrant Escrow Agreement on such Step-Down Date, Release Date or Initial Public Offering or other transaction pursuant to Section 16.5, as the case may be.
     (e) The Average Protected Portfolio Assets used to calculate the amount of Escrowed Shares released on any Step Down Date (or in connection with an Initial Public Offering in accordance with Section 16.5(a)) shall be based upon the Protected Portfolio Carrying Value determined in accordance with Section 14.3(f).
     (f) In the event that Escrowed Shares are substituted or replaced with other Escrowed Assets or the Escrowed Assets include any amount of distributions, interest or earnings in respect of any Escrowed Shares or such replacement Escrowed Assets, such replacement Escrowed Assets shall be released at such times in accordance with this Section 16.4 (or in connection with an Initial Public Offering, in accordance with Section 16.5(a)) as would apply to the Escrowed Shares replaced by such replacement Escrowed Assets.
     (g) Each Reserve or release under this Section 16.4 or Section 16.6 shall be made on a pro rata basis from each Subaccount to each Company Stockholder, subject to the Step Down Share Purchase Right Agreement and in accordance with the Escrow Agreement and the Warrant Escrow Agreement.
               Section 16.5 Extraordinary Transactions.
     (a) In the event that Parent consummates an Initial Public Offering during the Portfolio Loss Protection Period, on the sixth (6th) or twenty-first (21st) Business Day, as applicable pursuant to the Step Down Share Purchase Right Agreement, following the closing of such Initial Public Offering, a portion of the unreserved Escrowed Shares shall be released from escrow to the Company Stockholders and to the Former Warrant Holders and the Warrant Escrow Account in accordance with the Escrow Agreement and the Warrant Escrow Agreement to the extent that, following the release of such Escrowed Shares, the aggregate value of the Escrowed Shares remaining with the Escrow Agent immediately following such release, based upon the Share Value, is equal to seventeen and a half percent (17.5%) of the Average Protected Portfolio Assets in respect of the prior twelve-month period. No Escrowed Cash will be released upon an Initial Public Offering of Parent.
     (b) In the event of any Parent Sale Transaction during the Portfolio Loss Protection Period, Parent shall cause to be delivered to the Escrow Agent in respect of each Escrowed Share the cash, assets or shares of common stock or other securities of the surviving or successor Person of such Parent Transaction (or the ultimate parent thereof) that are received by holders of shares of Parent Common Stock for each such share of Parent Common Stock upon consummation of such Parent Transaction (“Replacement Escrowed Assets”). Replacement Escrowed Assets shall be released from escrow to the Company Stockholders to and the Former Warrant Holders and the Warrant Escrow Account in accordance with the Escrow Agreement and the Warrant Escrow Agreement at the same times and in the same amounts as would be applicable to the Escrowed Shares replaced by the Replacement Escrowed Assets.
               Section 16.6 Release of Escrowed Assets.
     (a) In the event that any Escrowed Assets are required to be released and distributed to a Parent Indemnified Party in satisfaction of Protected Annual Portfolio Losses or Parent Indemnity Claims (in either case, “Escrow Claims”), such Escrowed Assets shall be released and distributed to such Parent Indemnified Party as follows:
     (i) First, Escrow Claims shall be paid by the release and distribution to Parent by the Escrow Agent of such number of Escrowed Shares, rounded to the nearest whole share, equal to a fraction (x) the numerator of which is the dollar amount of such Escrow Claims and (y) the denominator of which is the Share Value per Escrowed Share;
     (ii) Second, following depletion of all Escrowed Shares, unsatisfied Escrow Claims shall be paid by the release and distribution to Parent by the Escrow Agent of Escrowed Cash having an Escrow Value equal to the dollar amount of such Escrow Claims;
     (iii) Third, following depletion of the Escrowed Cash, unsatisfied Escrow Claims shall be paid by the release and distribution to Parent by the Escrow Agent of other Escrowed Assets, if any, having an Escrow Value equal to the dollar amount of such Escrow Claims.
     (b) Notwithstanding the foregoing, if the Parent Indemnified Party is not Parent then, at Parent’s election, the release of the Escrowed Assets pursuant to clause (a) shall be either (i) paid in accordance with Section 16.6(a) or (ii) paid to Parent in which case Parent shall pay the equivalent of such Escrow Claim in cash in an amount equal to the Escrow Value of the Escrowed Assets that otherwise would have been released under Section 16.6(a).
     (c) No sooner than five (5) or twenty (20) Business Days, as applicable pursuant to the Step Down Share Purchase Right Agreement, and no later than ten (10) or twenty five (25) Business Days, respectively, after the Release Date, the Escrow Agent shall release and distribute to the Company Stockholders and the Former Warrant Holders and the Warrant Escrow Account in accordance with the Escrow Agreement all Escrowed Assets not previously released and distributed to Parent, less any Escrowed Assets subject to a Reserve.
     (d) Following the Release Date, upon resolution of any Dispute, the Escrowed Assets subject to a related Reserve shall be released and distributed in accordance with such resolution as set forth in a Joint Escrow Notice.
               Section 16.7 Stockholder Matters.
     (a) All shares of capital stock (including, without limitation, by way of dividend, reclassification, readjustment, stock split or reverse stock split) and all earnings, dividends or other amounts (including any amounts resulting from the redemption of any Escrowed Assets), whether in cash or otherwise, distributed by Parent and received by the Escrow Agent from time to time with respect to the Escrowed Assets (“Distributions”), shall be held by the Escrow Agent upon the same terms and conditions as the Escrowed Assets as follows: (i) any distributions of Parent Common Stock shall be treated as Escrowed Shares, (ii) any cash distributions shall be treated as Escrowed Cash and (iii) any distributions of other securities or other assets (“Distribution Assets”) shall be treated as other Escrow Assets.
     (b) For so long as the Escrowed Shares remain in escrow, Parent shall deliver or cause to be delivered to the Company Stockholders or their permitted successors or assigns copies of any notices, proxies and proxy materials in connection with any meeting of stockholders, or copies of any written consents in connection with any such solicitation. The Company Stockholders shall have the right to vote all their respective Escrowed Shares, to the extent such Escrowed Shares are Parent Voting Common Stock, in connection with any such meeting or written consent subject to the terms of any stockholder or similar agreement to which the Company Stockholders are party.
               Section 16.8 Transfer Restrictions.
     (a) The Escrowed Shares shall not be registered under the Securities Act at the Closing Date and, other than release and distribution of such shares by the Escrow Agent to Company Stockholders, Former Warrant Holders or the Warrant Escrow Account, may not be transferred, sold or otherwise disposed of by any holder thereof except pursuant to an effective registration statement under the

Securities Act or in accordance with an exemption from the registration requirements of the Securities Act.
     (b) The Escrowed Shares shall not be sold, pledged or otherwise transferred except pursuant to and in accordance with the provisions of the Parent Certificate and the Stockholders Agreement, and any amendments thereto, or pursuant to the Escrow Agreement or the Warrant Escrow Agreement in connection with the Step Down Share Purchase Right Agreement. Any such transferred Escrowed Shares shall be subject to the terms of this Agreement, the Escrow Agreement. the Warrant Escrow Agreement and the Step Down Share Purchase Right Agreement.
               Section 16.9 Tax Treatment of Escrowed Assets. The Escrowed Assets shall be treated by the Company, Designated Monitor, Company Stockholders, Parent (or any other Parent Indemnified Party), Former Warrant Holders, and the Escrow Agent as owned by the Company Stockholders for all Tax purposes. Any Escrowed Assets that are released and distributed to Parent (or any other Parent Indemnified Party) pursuant to the terms of this Agreement shall, immediately after such release for all tax purposes, cease to be treated as owned by the Company Stockholders and shall, at such time, be treated as owned by Parent (or any other Parent Indemnified Party). Any Escrowed Assets that are released and distributed to the Former Warrant Holders or the Warrant Escrow Account pursuant to the terms of this Agreement shall, immediately after such release for all tax purposes, cease to be treated as owned by the Company Stockholders and shall, at such time, be treated as owned by the relevant Former Warrant Holder, it being understood that any shares released from the Warrant Escrow Account to the Company Stockholders shall thereafter be treated as owned by such Company Stockholders. Any release and distribution of Escrowed Assets to Parent (or any other Parent Indemnified Party) shall be treated for Tax purposes as an adjustment to the Merger Consideration.
ARTICLE XVII
MISCELLANEOUS
               Section 17.1 Fees and Expenses. Except as otherwise set forth on Schedule I, and as otherwise provided herein, all costs and expenses incurred in connection with this Agreement will be paid by the party incurring such cost or expense.
               Section 17.2 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to Parent or Merger Sub, to:

EverBank Financial Corp. 501 Riverside Avenue 12th Floor Jacksonville, Florida 32202 Facsimile: (904) 623-8191 Attention: General Counsel

with a copy to (which copy shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York, New York 10036-6522 Facsimile: (212) 735-2000 Attention: Patricia Moran

(b)	if to the Company, to:

Tygris Commercial Finance Group, Inc. 10 Waterview Boulevard Parsippany, New Jersey 07054 Facsimile: (973) 576-0500 Attention: General Counsel
with a copy to (which copy shall not constitute notice):
Sullivan & Cromwell LLP 125 Broad Street New York, New York 10004-2498 Facsimile: (212) 558-3588 Attention: Mark J. Menting Melissa Sawyer

(c)	if to the Designated Monitor, to:

Aquiline Capital Partners LLC 535 Madison Avenue, 24th floor New York, NY 10016 Facsimile: (212) 624-9510 Attention: Mitchell Leidner

with a copy to (which copy shall not constitute notice):
Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, NY 10017 Facsimile: (212) 455-2502 Attention: Catherine M. Kidd
               Section 17.3 Consents and Approvals. For any matter under this Agreement requiring the consent or approval of any party to be valid and binding on the parties hereto, such consent or approval must be in writing.
               Section 17.4 Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the Exhibits and Schedules), together with the Confidentiality Agreement, the Stockholders Agreement, the Stock Purchase Agreement and the Registration Rights Agreement in connection with the Initial Investment constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement. This Agreement is not intended to and does not confer upon any Person other than the parties any legal or equitable rights or remedies (except with respect to any (i) Parent Indemnified Party or Company Indemnified Party solely for purposes of Article XII, and (ii) any Covered Person and D&O Covered Person solely for purposes of Section 9.5). No representation, warranty, inducement, promise, understanding or condition not set forth in this Agreement has been made or relied upon by any of the parties of this Agreement.
               Section 17.5 Governing Law. This Agreement and any claim, controversy or dispute arising under or related thereto, the relationship of the parties, and/or the interpretation and enforcement of the rights and duties of the parties, whether arising in law or in equity, in contract, tort or otherwise, shall be governed by, and construed and interpreted in accordance with, the Laws of the State of Delaware, without regard to its rules regarding conflicts of law to the extent that the application of the Laws of another jurisdiction would be required thereby.
               Section 17.6 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part by any of the parties without the prior written consent of the other parties (other than designation by the Designated Monitor of and assignment of its corresponding rights, interests and obligations in its capacity as Designated Monitor to, a successor Designated Monitor as provided pursuant to the terms hereof, including Schedule V), and any assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.
               Section 17.7 Specific Enforcement. The parties agree that irreparable damage would occur and that the parties would not have an adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, it is agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the Delaware Court of Chancery or any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), this being in addition to any other remedy to which they are entitled at law or in equity; for the avoidance of doubt, it being understood that the Designated Monitor’s rights under this Section 17.7 shall be determined by reference to the potential harm suffered by, and the adequacy of damages to, the Company Stockholders.
               Section 17.8 Consent to Jurisdiction. In addition, each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve in accordance with this Section 17.8, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper, or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.
               Section 17.9 Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER

INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 17.9.
               Section 17.10 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law and in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.
               Section 17.11 Performance of Obligations. Parent shall cause Merger Sub to perform all of its obligations under this Agreement.
               Section 17.12 Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile), all of which shall be considered one and the same agreement and shall become effective when such counterparts have been signed by each of the parties and delivered to the other parties.
               Section 17.13 Amendment or Supplement. This Agreement may be amended, modified, or supplemented in any and all respects, solely by written agreement of: (a) prior to the Effective Time, all of the parties hereto; and (b) from and after the Effective Time, Parent, the Surviving Corporation and the Designated Monitor.
               Section 17.14 Non-Recourse. The parties agree and acknowledge that the Escrowed Assets are the sole and exclusive source of funds for satisfaction of all claims by the Parent Indemnified Parties in connection with, arising out of or resulting from the subject matter of this Agreement and the transactions contemplated herein, and any such claims shall be non-recourse to any Company Stockholder (except to the extent of its interest in the Escrowed Assets) and the Designated Monitor.
[Remainder of Page Intentionally Left Blank.]

     IN WITNESS WHEREOF, Parent, Merger Sub, the Company and the Designated Monitor have signed this Agreement or caused this Agreement to be signed by their respective officers hereunto duly authorized, all as of the date first written above.

EVERBANK FINANCIAL CORP

By:	/s/ Robert M. Clements
Name: Robert M. Clements
Title: Chairman and Chief Executive Officers

TITAN MERGER SUB, INC.

By:	/s/ Blake Wilson
Name: Blake Wilson
Title: President

TYGRIS COMMERCIAL FINANCE GROUP, INC.

By:	/s/ Douglas Hollowell
Name: Douglas Hollowell
Title:

AQUILINE CAPITAL PARTNERS LLC AND SOLELY
FOR PURPOSES OF SECTION 3.2, 3.7, 3.9, 3.13,
Article V, 8.6, 8.7, 9.1, 9.8, 10.2, Article XII, 13.1, 13.3,
13.6, 14.3, 14.4, Article XV, Article XVI, Article XVII
AND Schedule V

By:	/s/ Geoffrey Kalish
Name: Geoffrey Kalish
Title: Authorized Signatory